Exhibit 10.1

Execution Version

MACDONALD, DETTWILER AND ASSOCIATES LTD.

as Borrower

– and –

ROYAL BANK OF CANADA

as Administrative Agent

– and –

ROYAL BANK OF CANADA

as Collateral Agent

– and –

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

RESTATED CREDIT AGREEMENT

RBC CAPITAL MARKETS and BANK OF AMERICA, N.A.

as Joint Bookrunners for Pro Rata Facilities

RBC CAPITAL MARKETS, BANK OF AMERICA, N.A., BMO CAPITAL MARKETS, CANADIAN IMPERIAL BANK OF COMMERCE, WELLS FARGO SECURITIES, LLC, TD SECURITIES, THE BANK OF NOVA SCOTIA and HSBC SECURITIES (USA) INC.

as Joint Bookrunners for Term B Facility

RBC CAPITAL MARKETS, BANK OF AMERICA, N.A., BMO CAPITAL MARKETS, CANADIAN IMPERIAL BANK OF COMMERCE and WELLS FARGO SECURITIES, LLC

as Co-Lead Arrangers for Pro Rata Facilities

BANK OF AMERICA, N.A.

as Syndication Agent for Pro Rata Facilities

BMO CAPITAL MARKETS, CANADIAN IMPERIAL BANK OF COMMERCE, WELLS FARGO SECURITIES, LLC, TD SECURITIES, THE BANK OF NOVA SCOTIA, HSBC BANK USA, N.A. AND NATIONAL BANK FINANCIAL MARKETS

as Co-Documentation Agents for Pro Rata Facilities

Dated as of October 5, 2017

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Defined Terms	2
1.2	Computation of Time Periods	59
1.3	Accounting Terms	59
1.4	Incorporation of Schedules	60
1.5	Gender; Singular, Plural, etc.	60
1.6	Use of Certain Words	60
1.7	Successors, etc.	60
1.8	Interpretation not Affected by Headings, etc.	61
1.9	General Provisions as to Certificates and Opinions, etc.	61
1.10	Pro Forma and Other Calculations	61
1.11	Calculation of Baskets and Ratios	62
1.12	Limited Condition Acquisitions	62
1.13	Amendment and Restatement	63

Article 2 THE CREDIT FACILITIES		63

2.1	Credit Facilities	63
2.2	Repayment	70
2.3	Mandatory Reductions and Prepayments	72
2.4	Voluntary Reductions and Prepayments	73
2.5	Payments	74
2.6	Computations	75
2.7	Fees	76
2.8	Interest on Overdue Amounts	76
2.9	Where Borrower Fails to Pay	76
2.10	Account Debit Authorization	77
2.11	Administrative Agent’s Discretion on Allocation	77
2.12	Rollover and Conversion	77
2.13	Extensions of Revolving Facility Maturity Date and Operating Facility Maturity Date	78
2.14	Extensions of Maturity Dates of Term A Facilities	79
2.15	Incremental Facilities	80
2.16	Refinancing of Credit Facilities	83
2.17	Extensions of Maturity Date of Term B Facility	84
2.18	Re-Domicile Reorganization	85
2.19	Re-Tranching On or After Re-Domicile Date	86

Article 3 ADVANCES AND LOANS		87

3.1	Advances	87
3.2	Making the Advances	88
3.3	Interest on Loans	89

Article 4 BANKERS’ ACCEPTANCES		90

4.1	Acceptances	90
4.2	Drawdown Request	90
4.3	Form of Bankers’ Acceptances	90
4.4	Completion of Bankers’ Acceptance	91
4.5	Proceeds	91
4.6	Stamping Fee	91

4.7	Payment at Maturity	91
4.8	Power of Attorney Respecting Bankers’ Acceptances	91
4.9	Prepayments	92
4.10	Prepayment Upon Acceleration	92
4.11	Non-Acceptance Lenders	92

Article 5 LETTERS OF CREDIT		93

5.1	Letters of Credit Commitment	93
5.2	Revolving Letters of Credit	94
5.3	Notice of Issuance	95
5.4	Form of Letter of Credit	95
5.5	Procedure for Issuance of Letters of Credit	95
5.6	Payment of Amounts Drawn Under Letters of Credit	96
5.7	Fees	97
5.8	Obligations Absolute	97
5.9	Nature of Lenders’ Duties	98
5.10	Cash Collateral upon Acceleration Date, Maturity	99

Article 6 CLOSING CONDITIONS		100

6.1	Closing Conditions to Initial Availability	100
6.2	General Conditions for Accommodations after the Closing Date	103
6.3	Conversions and Rollovers	103
6.4	Deemed Representation	103
6.5	Conditions Solely for the Benefit of the Lenders	103
6.6	No Waiver	104
6.7	Final Date for Initial Accommodation	104

Article 7 REPRESENTATIONS AND WARRANTIES		104

7.1	Existence	104
7.2	Corporate Authority	104
7.3	Authorization, Governmental Approvals, etc.	104
7.4	Enforceability	105
7.5	No Breach	105
7.6	Litigation	105
7.7	Subsidiaries	105
7.8	Compliance	106
7.9	Insurance	106
7.10	No Default	106
7.11	Material Contracts	106
7.12	Permits	106
7.13	Ownership of Assets; Flood Insurance	106
7.14	Intellectual Property	106
7.15	Tax Returns	107
7.16	Expropriation	107
7.17	MAE	107
7.18	Disclosure	107
7.19	Pro Forma Financial Statements	107
7.20	Financial Condition	107
7.21	ERISA and Foreign Plans	108
7.22	Labour Matters	108
7.23	Investment Company Status	108
7.24	Federal Reserve Regulations	108
7.25	Anti-Corruption Laws and Sanctions	108

7.26	AML Legislation	109
7.27	Collateral Representations	109
7.28	Solvency	109

Article 8 SECURITY		109

8.1	Security	109
8.2	Designation of Subsidiaries	110
8.3	Share Pledges	111
8.4	Material Real Property	112
8.5	Continued Perfection of Security	112
8.6	Agreed Security Principles	112
8.7	Release of Security	115
8.8	Excluded Swap Obligations	116

Article 9 INSURANCE		117

9.1	Insurance	117
9.2	Policies	117
9.3	Evidence	117
9.4	Payment of Premiums	118
9.5	Extension/Incremental/Refinancing Amendments	118

Article 10 COVENANTS		118

10.1	Affirmative Covenants	118
10.2	Negative Covenants	124
10.3	Administrative Agent May Perform Covenants	132

Article 11 CHANGES IN CIRCUMSTANCES		133

11.1	Illegality	133
11.2	Circumstances Requiring Different Pricing	133
11.3	Funding Disruption	134
11.4	Increased Costs	134
11.5	Indemnification	135
11.6	Taxes, Costs, etc.	136
11.7	Affected Lender	140

Article 12 EVENTS OF DEFAULT		141

12.1	Events of Default	141
12.2	Effect	143
12.3	Right of Set-Off	144
12.4	Currency Conversion After Acceleration	144
12.5	Application and Sharing of Payments After Acceleration	144

Article 13 THE AGENTS AND THE LENDERS		145

13.1	Authorization and Action	145
13.2	Duties and Obligations	146
13.3	Agents and Affiliates	147
13.4	Lender Credit Decision	148
13.5	Indemnifications	148
13.6	Successor Administrative Agent	148

13.7	Sub-Agent or Co-Agent of Administrative Agent	149
13.8	Assignment of Documents to Successor Administrative Agent	149
13.9	Successor Collateral Agent	149
13.10	Sub-Agent or Co-Agent of Collateral Agent	149
13.11	Assignment of Documents to Successor Collateral Agent	150
13.12	Collective Action of the Lenders	150
13.13	No Other Duties, etc.	150
13.14	Hypothecary Representative	150

Article 14 MISCELLANEOUS		151

14.1	True Up; Sharing of Payments; Records	151
14.2	Amendments, Waivers and Releases	154
14.3	Notices, etc.	157
14.4	No Waiver; Remedies	160
14.5	Expenses	160
14.6	Judgment Currency	161
14.7	Governing Law	161
14.8	Successors and Assigns	162
14.9	Conflict	166
14.10	Confidentiality	166
14.11	FOCI	167
14.12	Severability	167
14.13	Prior Understandings	167
14.14	Counterparts	168
14.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	168
14.16	Borrower Assignment to Newco	168
14.17	Limitation Regarding Tax Excluded Subsidiaries	169

SCHEDULES

1.	Commitments
2.	Accommodation Request
3.	Compliance Certificate
4.	Assignment and Acceptance
5.	MDA Obligor Guarantee
6.	Certain Existing Permitted Liens
7.	Corporate Structure
8.	Applicable Margin
9.	Notice of Reduction
10.	Existing Letters of Credit
11.	Required Approvals, etc.
12.	Designated Subsidiaries
13.	First Lien Intercreditor Agreement
14.	Second Lien Intercreditor Agreement
15.	Solvency Certificate
16.	Closing Certificate
17.	Permitted Investments
18.	Existing Security

THIS RESTATED CREDIT AGREEMENT is dated as of October 5, 2017

AMONG:

MACDONALD, DETTWILER AND ASSOCIATES LTD.,

as Borrower

OF THE FIRST PART

AND:

ROYAL BANK OF CANADA,

as Administrative Agent

OF THE SECOND PART

AND:

ROYAL BANK OF CANADA,

as Collateral Agent

OF THE THIRD PART

AND:

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

OF THE FOURTH PART

WHEREAS, pursuant to the Merger Agreement, the Borrower intends to close the DigitalGlobe Acquisition;

WHEREAS, in order to fund the Stock Consideration payable pursuant to the DigitalGlobe Acquisition, the Borrower will issue 0.3132 common shares of the Borrower for each share of common stock of DigitalGlobe;

WHEREAS, in order to fund the Cash Consideration payable pursuant to the DigitalGlobe Acquisition, the Borrower has requested that the Lenders establish the Credit Facilities in an initial aggregate principal amount of US$3.750 billion to be comprised of (a) the Revolving Facility in the initial aggregate principal amount of US$1.150 billion, (b) the Operating Facility in the initial aggregate principal amount of US$100 million, (c) the Term A Facility in the initial aggregate principal amount of US$500 million and (d) the Term B Facility in the initial aggregate principal amount of US$2 billion;

WHEREAS the Borrower, the Administrative Agent and certain of the Lenders are the parties to the Existing Credit Agreement (as defined below);

AND WHEREAS the Borrower, the Administrative Agent and the Lenders have agreed to make available the Credit Facilities and to do so by amending and restating the Existing Credit Agreement upon the terms and subject to the conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

Article 1

INTERPRETATION

1.1 Defined Terms.

As used in this Agreement, including the recitals and the Schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

“ABR” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1.00%, (ii) in the case of the Term B Facility and the Pro Rata Facilities funded from US Lending Offices, the rate of interest in effect for such day as determined from time to time by the Administrative Agent as its prime commercial lending rate for United States Dollar loans in the United States of America and, in the case of the Pro Rata Facilities funded from Cdn. Lending Offices, the rate of interest in effect for such day as determined by the Administrative Agent as its base rate for United States Dollar loans in Canada (neither of which rates is necessarily the lowest rate that the Administrative Agent is charging any corporate customer) and (iii) Adjusted LIBOR (which rate shall be calculated based on an Interest Period of one month as of such date) plus 1.00%; provided that that if any such rate determined above is less than zero on any day, then such rate shall be deemed to be zero for such day; provided, further, that a certificate of the Administrative Agent, absent manifest error, shall be conclusive evidence of the ABR from time to time. With each quoted or published change in the applicable prime commercial lending rate of the Administrative Agent, the Federal Funds Effective Rate or Adjusted LIBOR, there shall be a corresponding change in any rate of interest payable under this Agreement based on the ABR in accordance with the calculation above, all without the necessity of any notice thereof to the Borrower or any other Person; and any change in the ABR due to a change in the applicable prime commercial lending rate of the Administrative Agent, the Federal Funds Effective Rate or Adjusted LIBOR shall take effect at the opening of business on the day of such change.

“ABR Loan” means each Loan bearing interest based on the ABR, and in any event shall include all Swingline Loans made in US Dollars.

“Acceleration Date” means the first date on which (a) an Event of Default specified in Section 12.1(8) or 12.1(9) shall occur or (b) an acceleration of the Obligations pursuant to Section 12.2(1)(b) shall occur.

“Accommodation” means:

(a)	an Advance by a Lender made on the occasion of a Borrowing pursuant to an Accommodation Request (whether given or deemed to be given) or otherwise made or deemed to have been made pursuant hereto;

(b)	the creation of Bankers’ Acceptances on the occasion of a Drawing (or the making of a BA Equivalent Loan) pursuant to an Accommodation Request; and

(c)	the issue of a Letter of Credit on the occasion of an Issuance pursuant to an Issue Notice;

and includes an Advance and a Bankers’ Acceptance resulting from a Rollover or Conversion (whether requested or deemed to have been requested hereunder) or otherwise effected pursuant hereto.

“Accommodation Request” means a notice of request for an Accommodation substantially in the form of Schedule 2 annexed hereto, or such other form as the Administrative Agent may from time to time specify.

“Acquired Business” means the business of DigitalGlobe and its Subsidiaries on the Closing Date.

“Acquired Real Property” means all of the outstanding Material Real Property of DigitalGlobe and each of its Subsidiaries.

“Acquired Securities” means all of the outstanding Equity Interests in DigitalGlobe and each of its Subsidiaries that shall be Designated Subsidiaries after giving effect to the Merger.

“Acquisition” means any purchase or other acquisition made by any MDA Party of Equity Interests of another Person that upon consummation of such acquisition or purchase becomes a Subsidiary (but excluding Equity Interests of an MDA Party) or assets of another Person (but excluding assets of an MDA Party) which constitutes a purchase or other acquisition of all or substantially all of the assets or business of such Person, or of assets constituting a business unit, a line of business or division of such Person.

“Adjusted EBITDA” means, for the Borrower and its Subsidiaries on a consolidated basis (excluding Non-Recourse Subsidiaries), in respect of any period and as determined in accordance with IFRS, Consolidated Net Income for such period plus

(a)	the following to the extent deducted in determining Consolidated Net Income:

(i)	income tax expense;

(ii)	Interest Expense;

(iii)	depreciation, amortization and all other non-cash items;

(iv)	foreign exchange losses to the extent they relate to timing differences as a result of an effective economic hedging relationship not qualifying for hedge accounting under IFRS;

(v)	all reserves, provisions or fair value losses established in such period to the extent that such reserves, provisions or fair value losses do not relate to:

(A) a payment made, or which becomes payable, during such period; or

(B) a payment which is payable within 365 days from the end of such period;

(vi)	restructuring charges and related charges (which, for the avoidance of doubt, shall include facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs and excess pension charges);

(vii)	any fees and expenses related to the Transactions or fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(viii)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Debt,

(ix)	the amount of any loss attributed to non-controlling interests;

(x)	charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any acquisition consummated prior to the Closing Date, or any insurance, in each case, to the extent so reimbursed to Borrower or any Subsidiary (excluding any Non-Recourse Subsidiary); and

(xi)	any fees, expenses or charges attributable to the implementation of any Run Rate Adjustment (as defined below), plus

(b)	pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives and/or actions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of a Senior Officer of the Borrower) within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative and/or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Adjusted EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such action (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken within the time frame described above) (any of the foregoing, a “Run Rate Adjustment”); plus

(c)	proceeds of business interruption insurance received during such period (to the extent not reflected as revenue or income in such period); less

(d)	the following to the extent included in determining Consolidated Net Income:

(i)	foreign exchange gains to the extent they relate to timing differences as a result of an effective economic hedging relationship not qualifying for hedge accounting under IFRS; and

(ii)	the amount of any gains attributed to non-controlling interests;

provided that (a) the aggregate amount of Run Rate Adjustments added back pursuant to clause (b) above shall not exceed (i) with respect to the Transactions, US$35 million and (ii) with respect to any transaction(s) other than the Transactions, 10% of Adjusted EBITDA (determined before giving effect to all such adjustments) for any period of four consecutive Financial Quarters.

Notwithstanding the foregoing, (a) Adjusted EBITDA for the Fiscal Quarter (i) ended September 30, 2016 shall be deemed to be US$[REDACTED] (ii) ended December 31, 2016 shall be deemed to be US$[REDACTED], (iii) ended March 31, 2017 shall be deemed to be US$[REDACTED] and (iv) ended June 30, 2017 shall be deemed to be US$[REDACTED] and (b) where applicable, Adjusted EBITDA (including the amounts set forth in the preceding clause (a)) shall be further adjusted on a pro forma basis in accordance with Section 1.10 with respect to any transaction(s) other than the Transactions.

“Adjusted LIBOR” means, with respect to any US LIBOR Loan for any Interest Period, an interest rate per annum equal to the product of (i) the US LIBOR in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” means Royal Bank in its capacity as administrative agent hereunder and any successor administrative agent appointed in accordance with Article 13.

“Administrative Questionnaire” has the meaning set forth in Section 14.8(3)(d).

“Advance” means an advance of monies (other than and excluding Discount Proceeds) made or deemed to have been made by a Lender under a Credit Facility. An Advance in:

(a)	Canadian Dollars shall be designated from time to time, as requested or deemed to have been requested by the Borrower, as a Canadian Prime Rate Loan or a CDOR Rate Loan; and

(b)	US Dollars shall be designated from time to time, as requested or deemed to have been requested by the Borrower, as a US LIBOR Loan or an ABR Loan.

“Affiliate” means, with respect to any Person (the “first Person”), any other Person which directly or indirectly controls (or is a member of a group which directly or indirectly controls), or is under common control with, or is controlled by, the first Person. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of the Borrower solely by reason of its agency role or lending relationship.

“Affiliated Lender” means, collectively, any Affiliate of the Borrower (other than the Borrower and its Subsidiaries).

“Agents” means the Administrative Agent and the Collateral Agent, and “Agent” means either one of them.

“Agreed Security Principles” means the provisions set forth in Section 8.6.

“Agreement” means this restated credit agreement, as the same may be amended, restated, amended and restated, renewed, extended, supplemented, restated and/or otherwise modified from time to time in accordance with the terms hereof.

“AML Legislation” means has the meaning set forth in Section 10.1(19).

“Anti-Corruption Laws” means all Laws of any Sanctions Authority that apply to the Borrower or its Subsidiaries from time to time concerning or relating to bribery of government officials or public corruption.

“Applicable Equity Amount” means, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by, the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Equity Interests; minus (b) the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 10.2(9)(b)(vii) after the Closing Date, and prior to the Applicable Equity Amount Reference Time.

“Applicable Margin” means a percentage per annum equal to:

(a)	with respect to the Revolving Facility Loans, the Operating Facility Loans and the Initial Term A Loans, the applicable rate set forth in Schedule 8 hereto; and

(b)	with respect to the Initial Term B Loans: (i) for US LIBOR Loans, 2.75% and (ii) for ABR Loans, 1.75%.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of extended Commitments, Incremental Commitments or Permitted Refinancings shall be the applicable percentages per annum set forth in the applicable Extension/Incremental/Refinancing Amendment; provided that in the case of the Initial Term B Loans and any Class of Incremental Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.15(4), and (b) in respect of Letters of Credit that would not be characterized as “direct credit substitutes” (as determined by the applicable Issuing Bank, acting reasonably), the Applicable Margin for Letter of Credit Fees shall be decreased to be equal to 66 2⁄3% of the Applicable Margins specified in Schedule 8; provided that, if any such Letter of Credit is determined by the Office of the Superintendent of Financial Institutions to be a “direct credit substitute” after the issuance thereof, the Applicable Margin shall be adjusted to be equal to 100% of the Applicable Margins for US LIBOR Loans in this definition with retroactive effect to the date of issuance thereof and the incremental issuance fee payable for the period from the date of issuance to the date of such determination shall be payable on the third Business Day of the next succeeding fiscal quarter following the date of such determination. The Applicable Margins in effect on the Closing Date are those margins specified in Level VII.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means:

(a)	the sale, lease, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or other assets (including by way of an Asset Securitization) (each a “disposition”) of any MDA Party or MDA Pledgor (including any such sale, lease, conveyance, transfer or other disposition by means of a merger, consolidation, amalgamation or similar transactions, but for greater certainty excluding a write-down of assets); or

(b)	the issuance of Equity Interests of any Designated Subsidiary or the sale of Equity Interests of any Subsidiary of the Borrower which are owned by an MDA Party,

in each case, other than a Permitted Disposition.

“Asset Sale Prepayment Event” means (x) any Asset Sale and/or (y) any disposition of assets contemplated by paragraph (j) or (to the extent outside of the ordinary course of business) (m) of the definition of “Permitted Disposition”; provided that, with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 2.3 to the extent that the Fair Market Value of the assets disposed of does not in the aggregate (i) in any one Financial Year exceed 7.5% of the Consolidated Total Assets as at the end of the most recently completed Financial Year, or (ii) during the period comprised of the four most recently completed Financial Years during the term of this Agreement, exceed 20% of the Consolidated Total Assets as at the end of the most recently completed Financial Year; provided further that to the extent the net cash proceeds of any Asset Sale or other applicable disposition are used to voluntarily prepay Term Loans pursuant to Section 2.4, the Fair Market Value of such Asset Sale or other applicable disposition shall not be counted against the foregoing limitations.

“Asset Securitization” means an Asset Sale by or on behalf of a Person at the election of such Person involving receivables and/or other assets in the course of an asset securitization transaction and regardless of the form of asset securitization, and for the purposes of this Agreement shall include any disposition of accounts receivable.

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Schedule 4 or such other form as may be approved by the Administrative Agent.

“Attributable Debt” means, in respect of any lease (whether characterized as an operating lease under IFRS or not) entered into by a Person or a Subsidiary thereof as lessee in connection with a sale-lease back transaction, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with IFRS) of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased property, during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) but excluding for certainty, amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labour costs and similar charges; provided that if such lease constitutes a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Auction Agent” means (i) the Administrative Agent or (ii) any other financial institution or advisor employed by the Borrower or any Subsidiary (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any “Dutch auction” pursuant to Section 14.8(12); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Cash Flow” means, for any period, in respect of the Borrower and its Subsidiaries on a consolidated basis (excluding Non-Recourse Subsidiaries) and without duplication, Adjusted EBITDA decreased by the sum of:

(a)	voluntary and scheduled principal repayments of Debt (but excluding (i) such payments to the extent they are financed with the proceeds of Debt or equity permitted hereunder, and (ii) voluntary repayments in connection with the Credit Facilities);

(b)	Maintenance Capital Expenditures actually made during such period with internally generated cash, net of government grants in respect thereof;

(c)	scheduled payments in respect of Capital Lease Obligations paid during such period to the extent not included in (a) above;

(d)	Interest Expense accrued and paid or payable during such period;

(e)	cash Taxes accrued and paid or payable during such period; and

(f)	Mandatory Pension Payments during such period.

“BA Equivalent Loan” means, in relation to a Drawing, a loan in Canadian Dollars made to the Borrower by a Non-Acceptance Lender as part of the Drawing in accordance with the provisions of Section 4.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankers’ Acceptance” means a depository bill as defined by the Depository Bills and Notes Act (Canada), or a non-interest bearing bill of exchange as defined in the Bills of Exchange Act (Canada), in either case drawn by the Borrower, denominated in Canadian Dollars and accepted by a Lender as a bankers’ acceptance, as evidenced by such Lender’s endorsement thereof at the request of the Borrower pursuant to an Accommodation Request and includes a Bankers’ Acceptance resulting from a Conversion or Rollover.

“Beneficiary” means, in respect of any Letter of Credit, the beneficiary specified therein.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means (a) from the Closing Date until the Re-Domicile Date, the Company and (b) after the Re-Domicile Date, (x) in the event of a re-domiciliation effected pursuant to Section 10.1(20), the successor to the Company, and (y) in the event of a re-domiciliation effected pursuant to Section 14.16, Newco, in each case as confirmed by the Company pursuant to Section 2.18; provided that, after a Re-Tranching Election becomes effective, “Borrower” shall include each Cdn. Borrower and U.S. Borrower.

“Borrowing” means (i) the making of a Canadian Prime Rate Loan, a CDOR Rate Loan, an ABR Loan or a US LIBOR Loan or (ii) the issuance of Bankers’ Acceptances (or the making of a BA Equivalent Loan in lieu thereof) other than as a result of conversions or rollovers, in each case of the same Class and Type, made, converted, or continued on the same date and, in the case of US LIBOR Loans, CDOR Rate Loans or Bankers’ Acceptances (or the making of a BA Equivalent Loan in lieu thereof), as to which a single Interest Period or Bankers’ Acceptance term is in effect.

“Business Day” means:

(a)	in respect of Canadian Prime Rate Loans and Bankers’ Acceptances (or the making of BA Equivalent Loans in lieu thereof) and payments in connection therewith, a day (other than Saturday or Sunday) on which banks are open for business in Toronto (Ontario) and Vancouver (British Columbia);

(b)	in respect of ABR Loans and US LIBOR Loans and payments in connection therewith, a day (other than Saturday or Sunday) which is a day for trading by and between banks in deposits in the London interbank market and which is also a day on which banks are open for business in New York City (New York), Vancouver (British Columbia) and Toronto (Ontario); and

(c)	for all other purposes of this Agreement, a day (other than Saturday or Sunday) on which banks are open for business in New York City (New York), Vancouver (British Columbia) and Toronto (Ontario).

“Canadian Dollars” and “C$” each mean lawful money of Canada.

“Canadian Dollar Exchange Rate” means, on a particular date, the rate at which Canadian Dollars may be converted into US Dollars at the average rate of exchange for interbank transactions quoted by the Bank of Canada at approximately the close of business on such date (or, if not so quoted, the average rate of exchange for interbank transactions quoted by the Bank of Canada at approximately the close of business on the Business Day immediately preceding such date; or, if neither of such rates is available, such other rate as the Administrative Agent may reasonably determine).

“Canadian Prime Rate” means, at any time, the greater of:

(a)	the rate of interest per annum established in its sole discretion and reported by the Administrative Agent from time to time as the reference rate of interest it charges to customers for Canadian Dollar loans made by it in Canada (which is not necessarily the lowest rate that the Administrative Agent is charging any corporate customer); and

(b)	the rate of interest per annum equal to the sum of:

(i)	the average one month bankers’ acceptance rate as quoted on Reuters Service page CDOR as at 10:00 a.m. (Toronto time) on such day, expressed as a rate per annum; plus

(ii)	100 basis points,

provided that that if any such rate determined above is less than zero on any day, then such rate shall be deemed to be zero for such day; provided, further, that a certificate of the Administrative Agent, absent manifest error, shall be conclusive evidence of the Canadian Prime Rate from time to time. With each quoted or published change in such rate aforesaid of Royal Bank or such bankers’ acceptance rate, there shall be a corresponding change in any rate of interest payable under this Agreement based on the Canadian Prime Rate in accordance with the calculation above, all without the necessity of any notice thereof to the Borrower or any other Person.

“Canadian Prime Rate Loan” means each Loan bearing interest based on the Canadian Prime Rate, and in any event shall include all Swingline Loans made in Canadian Dollars.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment of the Borrower and its Subsidiaries (excluding any Non-Recourse Subsidiary) that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with IFRS.

“Capital Lease” means a lease of (or other agreement conveying the right to use) real and/or personal property, which lease is required to be classified and accounted for as a capital lease on a balance sheet of the lessee under IFRS, provided, that leases under which the obligations would not constitute Capital Lease Obligations pursuant to the proviso in the definition thereof will not constitute a Capital Lease or Debt hereunder.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof (that is, the amount in effect corresponding to the principal of such obligations), determined in accordance with IFRS provided, that obligations of the Borrower or its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or long-term financial obligations due to a change in accounting treatment or otherwise or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations or long-term financial obligations but would not have been required to be characterized as capital lease obligations or long-term financial obligations on the Closing Date had they existed at that time, shall, in each case, for all purposes not be characterized as Capital Lease Obligations or Debt.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary of such Subsidiary).

“Cash Consideration” has the meaning set forth in the Merger Agreement.

“Cash Equivalents” means:

(a)	any readily-marketable securities or other investment property (i) issued by or directly, unconditionally and fully guaranteed or insured by the Canadian or United States federal governments or (ii) issued by any agency of the Canadian or United States federal governments the obligations of which are fully backed by the full faith and credit of the Canadian or United States federal governments, as the case may be;

(b)	any readily-marketable direct obligations issued by any other agency of the Canadian or United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, or any province or territory of Canada or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s;

(c)	any commercial paper rated at least “A-2” by S&P or “P-2” by Moody’s and issued by any Person organized under the laws of any state of the United States of America or Canada;

(d)	any US Dollar or Canadian Dollar denominated time deposit, demand deposit, insured certificate of deposit, overnight bank deposit, or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States of America , any state thereof, the District of Columbia, Canada or any province of Canada, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators and (C) has Tier 1 capital (as defined in such regulations) in excess of US $500 million or the Equivalent Amount in Canadian Dollars;

(e)	shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in paragraphs (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of US$500 million or the Equivalent Amount in Canadian Dollars and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in Canada or the United States of America, as the case may be; and

(f)	investments otherwise consistent with the Borrower’s “Short Term Investment Policy” previously provided to the Administrative Agent as in effect on the date hereof.

provided, however, that the maturities of all obligations specified in any of paragraphs (a), (b), (c), (d) and (e) above shall not exceed 12 months.

“Cash Manager” means any Lender or its Affiliate that is owed any Cash Management Obligations.

“Cash Management Obligations” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or a Subsidiary of the Borrower (whether alone or with another or others and whether as principal or surety) under (i) any cash management, cash aggregation, mirror or concentrator account, zero-balance or similar facility or arrangement entered into with any Lender or any Affiliate of a Lender, or (ii) any corporate credit card or similar facilities provided by any Lender or any Affiliate of a Lender.

“Casualty Prepayment Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by an Official Body of, such property for which such Person or any of its Designated Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided that, with respect to any such casualty event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 2.3 unless and until the aggregate amount of Net Cash Proceeds from all such casualty events exceeds US$10 million (the “Casualty Prepayment Trigger”) in any Financial Year, but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).

“Cdn. Borrower” means, if a Re-Tranching Election is made, the Company or Cdn. Subsidiary which is designated as the borrower under a Cdn. Tranche pursuant to Section 2.19.

“Cdn. Lender” means, if a Re-Tranching Election is made, a Lender under a Cdn. Tranche.

“Cdn. Lending Office” means, as to any Lender, the office in Canada or the United States of America specified as the “Cdn. Lending Office” of such Lender on Schedule 1 annexed hereto or such other office in Canada or the United States of America as such Lender may designate from time to time in accordance with Section 2.1(8) or Section 2.19.

“Cdn. Secured Obligations” means Secured Obligations owing by any MDA Obligor(s) other than any MDA Obligors which are organized under the laws of the United States of America or any State thereof.

“Cdn. Subsidiary” means a wholly-owned Subsidiary of the US Parent which is organized under the laws of Canada or any Province thereof.

“Cdn. Tranche” means, if a Re-Tranching Election is made, a tranche of the applicable Credit Facility where the borrower is the Cdn Borrower.

“CDOR Rate” means, on any day, the annual rate of interest determined by the Administrative Agent which is equal to the average of the yield rates per annum (calculated on the basis for a year of 365 days) applicable to Canadian Dollar bankers’ acceptances having, where applicable, identical issue and comparable maturity dates as the proposed Bankers’ Acceptances or CDOR Rate Loan displayed and identified as such on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if those rates do not appear on that CDOR Page, then the CDOR Rate shall be the discount rate (expressed as a rate per annum on the basis of a year of 365 days) applicable to those Canadian Dollar bankers’ acceptances in a comparable amount to the proposed Bankers’ Acceptances or CDOR Rate Loan and having such specified term (or a term as closely as possible comparable to such specified term) as the proposed Bankers’ Acceptances or CDOR Rate Loan quoted by a Canadian chartered bank listed on Schedule I of the Bank Act (Canada) as selected by the Administrative Agent as of 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day; provided further that if any such rate determined above is less than zero on any day, then such rate shall be deemed to be zero for such day. Each determination of the CDOR Rate shall be conclusive and binding, absent manifest error.

“CDOR Rate Loan” means each Loan bearing interest based on the CDOR Rate and, for clarity, excludes a BA Equivalent Loan.

“Certain Funds Provisions” means the limitation of the conditions precedent to the funding of the initial Accommodations on the Closing Date to only those conditions precedent set forth in Section 6.1.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Control” means the acquisition by any Person or a combination of Persons acting jointly or in concert of beneficial ownership of more than 50% of the Equity Interests of the Borrower, whether now outstanding or issued after the date hereof, having ordinary voting power for the election of the directors of the Borrower (other than the creation of a holding company or similar transaction so long as the Persons who beneficially owned such Equity Interests of the Borrower immediately prior to the creation of such holding company or similar transaction beneficially own sufficient Equity Interests of the resultant entity immediately thereafter to elect a majority of its board).

“Change in Law” means:

(a)	the adoption of any law, rule or regulation or an interpretation or application thereof by any Official Body after the Closing Date;

(b)	any change in law, rule or regulation or in the interpretation or application thereof by any Official Body after the Closing Date; or

(c)	compliance by any Lender with any written request, guideline or directive (whether or not having the force of law but if not having the force of law being of a type with which Persons to whom it is directed are accustomed to comply) of any Official Body made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date);

provided that notwithstanding anything herein to the contrary (i) the United States Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith, or in implementation thereof, (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or foreign regulatory authorities and applicable to the Lenders, in each case pursuant to Basel III, and (iii) all requests, rules, guidelines, requirements and directives pursuant to CRD IV shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” when used in reference to (a) any Commitment, refers to whether such Commitment is in respect of the Initial Revolving Facility Commitments, the Initial Operating Facility Commitment, the Initial Term A-1 Commitments, the Initial Term A-2 Commitments, the Initial Term B Commitments, the Incremental Commitments under any Credit Facility or the Commitments under a Permitted Refinancing, as applicable and (b) any Loans, refers to whether such Loans are in respect of the Revolving Facility, the Operating Facility, the Term A-1 Facility, the Term A-2 Facility, the Term B Facility, an Incremental Revolving Facility Commitment or an Incremental Term Facility, as applicable.

“Closing Date” means the closing date on which the DigitalGlobe Acquisition is consummated.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral” means the present and future assets and properties of the MDA Parties and MDA Pledgors from time to time subject to, or intended by the terms of the Security to be subject to, the Liens of the Security.

“Collateral Agent” means Royal Bank in its capacity as collateral agent hereunder and any successor collateral agent appointed in accordance with Article 13.

“Commitment” means, for a Lender in respect of a Credit Facility, the amount in respect of such Credit Facility set forth opposite such Lender’s name under the heading “Commitment” on Schedule 1 annexed hereto or in any applicable assignment pursuant to which such Lender became party hereto or acquired or sold any interests hereunder, in each case to the extent not permanently reduced, cancelled or terminated pursuant to this Agreement.

“Commodity Exchange Act” means the United States Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

“Company” means MacDonald, Dettwiler and Associates Ltd., a corporation incorporated under the Canada Business Corporations Act and continued into the Province of British Columbia under the Business Corporations Act (British Columbia).

“Compliance Certificate” means a certificate substantially in the form of Schedule 3 (or such other form as may be reasonably acceptable to the Administrative Agent) which has been duly executed by a Senior Officer.

“Confirmation” means the written confirmation of the Existing Security from the existing Guarantors and of the appointment of Royal Bank as the Collateral Agent hereunder, in a form satisfactory to the Administrative Agent, acting reasonably.

“Consolidated Debt” means, as at any date of determination, the aggregate principal amount of all Debt of the Borrower and its Subsidiaries determined on a consolidated basis (but excluding all Debt of Non-Recourse Subsidiaries) in accordance with IFRS but specifically excluding:

(a)	any Debt which is not included in part (a), (b), (d) or (e) of the definition thereof;

(b)	any Debt (up to an aggregate maximum amount of US$100 million or the Equivalent Amount in other currencies) in connection with letters of credit Guaranteed or insured by EDC where such Debt is not yet due or owing and such letters of credit have been issued as assurance of performance or obligations (except other Debt) in the ordinary course of business;

(c)	in the case of a Special Subsidiary, the entire portion of the Debt of such Special Subsidiary in excess of the relevant Special Subsidiary Percentage of such Debt;

(d)	Convertible Debentures; and

(e)	Debt owed to a government that is a member of the OECD, or any agency of such government, where the obligations of the Borrower or its relevant Subsidiary can be satisfied, at the option of the Borrower or such Subsidiary, by delivering common shares of the Borrower in accordance with the agreement governing such Debt (whether such common shares are received by the holder of such Debt as payment or are sold under such agreement to provide cash for payment to the holder of such Debt); provided that the aggregate principal amount of such Debt shall not at any time exceed US$100 million or the Equivalent Amount in other currencies;

provided that, for the purpose of calculating Consolidated Debt, non-recourse Debt shall be the lesser of (i) the fair market value of all property subject to a Lien securing such non-recourse Debt (as demonstrated to the Administrative Agent’s reasonable satisfaction), and (ii) the amount of the obligations comprising such non-recourse Debt.

“Consolidated Debt Leverage Ratio” means, on any date of determination, the ratio of Consolidated Debt at such date to Adjusted EBITDA for the most recently completed four consecutive Financial Quarters ending on or prior to such date.

“Consolidated Net Debt” means, as of any date of determination, Consolidated Debt less any unrestricted cash and Cash Equivalents which are subject to a first ranking Lien under the Security.

“Consolidated Net Debt Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Net Debt on such date to Adjusted EBITDA for the most recently completed four consecutive Financial Quarters ending on or prior to such date.

“Consolidated Net Income” means for any period, the net income (loss) of the Borrower and its Subsidiaries determined on a consolidated basis (excluding Non-Recourse Subsidiaries) in accordance with IFRS; provided that the following shall be excluded:

(a)	in the case of a Special Subsidiary, the entire portion of net income (loss) attributable to such Special Subsidiary in excess of the relevant Special Subsidiary Percentage of such net income (loss);

(b)	all extraordinary, unusual or non-recurring items;

(c)	gains or losses attributable to asset sales made out of the ordinary course of business or gains or loses realized upon the disposal, abandonment or discontinuation of the operations of any of the Borrower or its Subsidiaries (other than Non-Recourse Subsidiaries); and

(d)	the cumulative effect of a change in accounting principles,

provided that cash dividends received from Non-Recourse Subsidiaries in any period shall be included in the calculation of Consolidated Net Income for such period.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with IFRS, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries) at such date.

“control” of a Person (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event and without limitation, any Person or group of Persons acting together which owns directly or indirectly more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person. The terms “controlling” and “controlled” have meanings correlative thereto.

“Conversion” means, in respect of any Drawing or Type of Borrowing, the conversion of the method for calculating interest, discount rates or fees thereon from one method to another in accordance with Section 2.12, and includes a conversion (i) from a Canadian Prime Rate Loan to a CDOR Rate Loan, and vice-versa, (ii) from a Canadian Prime Rate Loan or a CDOR Rate Loan to a Drawing, and vice-versa, and (iii) from a US LIBOR Loan to an ABR Loan, and vice-versa. In addition, the repayment in full by the Borrower of the Principal Outstanding under an Accommodation under the Revolving Facility or the Operating Facility in one currency and the concurrent making of an Accommodation under the same Credit Facility in another currency, whereby the aggregate US Dollar Equivalent Principal Outstanding remains the same immediately before and after such transactions, shall also be considered to be a Conversion for all purposes of this Agreement.

“Convertible Debentures” means any convertible subordinated debentures or notes created, issued or assumed by the Borrower which have all of the following characteristics:

(a)	an initial final maturity or due date in respect of repayment of principal extending beyond the Latest Maturity Date of the Pro Rata Facilities in effect at the time such debentures or notes are created, issued or assumed;

(b)	no scheduled or mandatory payment or repurchase of principal thereunder (other than as a result of an acceleration following an event of default in regard thereto or payment which can be satisfied by the delivery of common shares of the Borrower as contemplated in paragraph (e) of this definition and other than on a change of control of the Borrower where a Change in Control also occurs) prior to the Latest Maturity Date in effect at the time such debentures or notes are created, issued or assumed;

(c)	upon and during the continuance of an Event of Default or acceleration of any obligations under any Credit Facility Document which has not been rescinded, (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures or notes are subordinate and junior in right of payment to all such obligations under the Credit Facility Documents and no payments shall be made under such debentures or notes, and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures or notes;

(d)	upon distribution of the assets of the Borrower on any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or otherwise), all obligations under the Credit Facility Documents shall first be paid in full, or provision made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures or notes;

(e)	so long as no default has occurred in respect of such debentures or notes and provided the Borrower is in compliance with all applicable securities Laws and such common shares are qualified for distribution as required and listed on the Toronto Stock Exchange or another national or international securities exchange, then any and all payments of interest and principal due and payable under such debentures or notes can be satisfied, at the option of the Borrower, by delivering common shares in accordance with the indenture or agreement governing such debentures or notes (whether such common shares are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes);

(f)	the occurrence of a Default or Event of Default or the acceleration of any obligations under any Credit Facility Document, or the enforcement of the rights and remedies of the Administrative Agent and the Lenders under any Credit Facility Document, shall not by reason of specific reference to this Agreement (i) cause a default or event of default (with the passage of time or otherwise) under such debentures or notes or any indenture governing same, or (ii) cause or permit the obligations under such debentures or notes to be due and payable prior to the stated maturity thereof (provided such debentures or notes may provide for a cross-acceleration where such cross-acceleration is by reference to a minimum principal amount of Debt in excess of the Threshold Amount); and

(g)	the Borrower and any trustee under any indenture governing such debentures or notes shall enter into or have entered into an agreement (the “Reliance and Enforcement Agreement”) with the Administrative Agent on behalf of the Lenders, inter alia, to confirm the right of the Administrative Agent and the Lenders to rely upon and enforce such subordination, on terms and conditions satisfactory to the Administrative Agent, acting reasonably.

“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Counsel of June 26, 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Credit Facility” means, as the context requires, the Revolving Facility, the Term A-1 Tranche, the Term A-2 Tranche, the Term B Facility, the Operating Facility, any Incremental Facility or any Permitted Refinancing; and “Credit Facilities” means, as the context requires, any or all of such credit facilities.

“Credit Facility Documents” means this Agreement, the Security, the Bankers’ Acceptances, the Letters of Credit issued hereunder, any Intercreditor Agreement(s) and all other documents necessary to implement the financings comprised in the Credit Facilities.

“Current Assets” means, at any time, the consolidated current assets (other than unrestricted cash and Cash Equivalents) of the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries) as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries) at such time, but excluding, without duplication, (a) the current portion of any long-term Debt, (b) outstanding Revolving Facility Loans, Operating Facility Loans and Letters of Credit (or unreimbursed amounts in respect thereto) and Swingline Advances, (c) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses to the extent permitted to be included in the calculation of Adjusted EBITDA pursuant to sub-clause (v), (vi) and (vii) thereof or to the extent relating to extraordinary, unusual or non-recurring item, (f) pension liabilities and (g) derivative financial instruments.

“DACA Account” means a bank account held by a Designated Subsidiary in the United States of America, in respect of which account such Designated Subsidiary has provided to the Collateral Agent a deposit account control agreement perfecting the Lien of the Security over such account in form and substance satisfactory to the Collateral Agent, acting reasonably.

“Debenture” means a demand debenture made by an MDA Party in favour of the Collateral Agent granting a first-priority (subject only to Permitted Liens) mortgage and charge over all real property interests of such MDA Party and, where such MDA Party would otherwise also have granted a GSA, the security interests to be granted in a GSA; provided that, with respect to Collateral located in the United States of America, the Borrower shall provide in lieu of a demand debenture a mortgage, charge, deed of trust or other similar agreement in such form as shall reasonably be requested by the Collateral Agent.

“Debt” of any Person means (without duplication, all as calculated in accordance with IFRS, and whether with or without recourse):

(a)	all indebtedness of such Person for borrowed money, including obligations with respect to bankers’ acceptances;

(b)	all indebtedness of such Person for contingent reimbursement obligations with respect to letters of credit or letters of guarantee which provide credit support for obligations which would otherwise constitute Debt of such Person within the meaning of this definition or for drawn reimbursement obligations with respect to letters of credit, letters of guarantee and surety bonds; provided that Debt shall not include cash-collateralized (but otherwise unsecured) letters of credit, letters of guarantee or surety bonds;

(c)	all indebtedness of such Person for the deferred purchase price of property or services, other than:

(i)	trade indebtedness on commercially reasonable terms accounted for as accounts payable or deferred revenue; and

(ii)	commercially reasonable payment terms intended to reflect the commercial interests of contracting parties as opposed to the granting of credit;

each as incurred in the ordinary course of business, net of prepayments thereof;

(d)	all Purchase Money Obligations (including indebtedness in respect of which the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of the purchased property, in which case the amount attributed to Debt shall be the lesser of such indebtedness and the fair market value of the property to which recourse is limited);

(e)	all Capital Lease Obligations and other Attributable Debt;

(f)	the amount for which any Equity Interests in the capital of any such Person that is a corporation or other entity may be redeemed if the holders of such Equity Interests are entitled at such time to require such Person to redeem such Equity Interests, or if such Person is otherwise obligated at such time to redeem such Equity Interests, in each case whether on notice or otherwise (excluding any amounts so attributable to Equity Interests held by the Borrower or a Subsidiary of the Borrower);

(g)	the amount of any earn-out obligation which is reflected as a liability on the balance sheet of such Person in accordance with IFRS; and

(h)	the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (a) through (g) which is directly or indirectly Guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire (whether or not such Person has assumed or become liable for the payment of such Debt);

if and to the extent any of the preceding items (other than letters of credit, letters of guarantee and surety bonds) would appear as a liability upon a balance sheet (excluding the notes thereto) of the specified Person prepared in accordance with IFRS; provided that any obligation or liability in connection with an Asset Securitization that constitutes a Permitted Disposition under part (f) of such definition shall not constitute Debt.

“Debt Incurrence Prepayment Event” means any issuance or incurrence by the Borrower or any of the Designated Subsidiaries of any Debt (other than Permitted Debt unless such Debt is Refinancing Indebtedness in respect of any of the Credit Facilities).

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” has the meaning set forth in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” has the meaning set forth in the definition of “Net Cash Proceeds”.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by an MDA Party in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to a certificate of a Senior Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Subsidiary” means:

(a)	each of the Persons set forth in Schedule 12 annexed hereto;

(b)	following the DigitalGlobe Acquisition, DigitalGlobe, Inc., DigitalGlobe Intelligence Solutions, Inc. and the Radiant Group, Inc.; and

(c)	each other Subsidiary that may from time to time be designated as a Designated Subsidiary in accordance with Section 8.2;

in each case until such Person shall be removed as a Designated Subsidiary in accordance with Section 8.2(a).

“DigitalGlobe” means DigitalGlobe, Inc., a Delaware corporation.

“DigitalGlobe Acquisition” means the series of transactions contemplated by the Merger Agreement pursuant to which DigitalGlobe will become a direct Wholly-Owned Subsidiary of Merlin Holdings and an indirect Wholly-Owned Subsidiary of the Borrower, and as a result of which the corporate structure of the Borrower and its relevant Subsidiaries shall be as set forth in Schedule 7 annexed hereto.

“DigitalGlobe Credit Agreement” means the Credit and Guaranty Agreement dated as of December 22, 2016 by and among DigitalGlobe, as borrower, the several banks and other financial institutions or entities from time to time party thereto, as lenders, and Barclays Bank PLC, as administrative agent.

“Discount Proceeds” means, in respect of Bankers’ Acceptances to be purchased by a Lender, the difference between;

(a)	the result (rounded to the nearest whole cent, with one half of one cent being rounded up) obtained by multiplying the aggregate Face Amount of such Bankers’ Acceptances by a price (rounded up or down to the fifth decimal place, with .000005 being rounded-up) determined by dividing one by the sum of one plus the product of (i) the applicable Discount Rate multiplied by (ii) a fraction, the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptances and the denominator of which is 365; and

(b)	the applicable fees to be paid to such Lender under Section 4.6.

“Discount Rate” means:

(a)	with respect to an issue of Bankers’ Acceptances accepted by a Lender that is a bank under Schedule I to the Bank Act (Canada), the CDOR Rate; and

(b)	with respect to an issue of Bankers’ Acceptances accepted by a Lender that is not a bank under Schedule I to the Bank Act (Canada), the lesser of:

(i)	the rate set out in paragraph (a) above plus one-tenth of one (1/10%) percent; and

(ii)	the annual rate, expressed as a percentage, determined by the Administrative Agent (on the basis of quotations provided to the Administrative Agent by the Reference Lenders) as the average discount rate for bankers’ acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of that issue of Bankers’ Acceptances calculated on the basis of a year of 365 days, accepted by the Reference Lenders at or about 10:00 a.m. (Toronto time) on the date of issue of those Bankers’ Acceptances.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event, mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the Latest Maturity Date then in effect has occurred or the terms of such Equity Interests provide that such

Person may not repurchase or redeem such Equity Interests unless such repurchase or redemption would comply with this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date (provided that only the portion of the Equity Interests which so matures or is so mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests).

“Disqualified Lenders” means (a) such Persons who are competitors of the Borrower and its Subsidiaries that are designated as “Disqualified Lenders” by written notice delivered by the Borrower to the Administrative Agent from time to time, and (b) any of their respective Affiliates that are either (i) identified in writing by the Borrower to the Administrative Agent from time to time or (ii) clearly identifiable solely on the basis of the similarity in such Affiliate’s name; provided that any supplements to the list of Disqualified Lenders shall (x) not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Credit Facilities in accordance with the terms hereof and (y) in the case of clauses (a) and (b)(i) above, become effective on the date falling three (3) Business Days following delivery of the applicable written notice to the Administrative Agent. Notwithstanding the foregoing, each MDA Party and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.

“Distribution” means each of the following payments and other actions set forth below:

(a)	any dividend or any distribution of any kind or character (whether in cash, securities or other property) on account of (i) any class of the Borrower’s Equity Interests or (ii) any warrants, options or other rights to acquire any Equity Interests made or granted to the holders thereof (including any payment to holders of Equity Interests in connection with a merger, amalgamation or consolidation involving the Borrower);

(b)	any purchase, repurchase, redemption, or other acquisition or retirement for value of the Borrower’s Equity Interests or any warrants, options or other rights to acquire any such Equity Interests); and

(c)	any optional payment, purchase, repurchase, redemption or other acquisition or retirement for value of principal or interest, in each case prior to the date upon which such amounts are scheduled to become due, on any (i) Secured Ratio Debt (other than First Lien Obligations); (ii) Unsecured Ratio Debt; or (iii) Subordinated Debt;

provided that, for greater certainty, a Distribution shall for purposes of this Agreement be considered to have taken place at the time of the relevant payment or other action described above and not at the time the same is authorized.

“Drawing” means the creation or making of one or more Bankers’ Acceptances pursuant to an Accommodation Request.

“Drawing Date” means any Business Day fixed in accordance with the provisions of this Agreement for a Drawing.

“ECF Percentage” means:

(a)	with respect to any ECF Period ending prior to the Senior Notes De-Leveraging Application:

(i)	50% if the First Lien Debt Leverage Ratio at the end of such ECF Period is greater than 3.75:1.00;

(ii)	25% if such First Lien Debt Leverage Ratio is less than or equal to 3.75:1.00 but greater than 3.25:1.00;

(iii)	0% if such First Lien Debt Leverage Ratio is less than or equal to 3.25:1.00; and

(b)	with respect to any ECF Period ending after the Senior Notes De-Leveraging Application:

(i)	50% if the First Lien Debt Leverage Ratio as at the end of such ECF Period is greater than 3.25:1.00;

(ii)	25% if such First Lien Debt Leverage Ratio is less than or equal to 3.25:1.00 but greater than 2.75:1.00; and

(iii)	0% if such First Lien Debt Leverage Ratio is less than or equal to 2.75:1.00.

“ECF Period” means each Financial Year of the Borrower commencing with the Financial Year ending December 31, 2018.

“ECP Swap Obligation” means, with respect to any MDA Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“EDC” means Export Development Canada.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, United Kingdom (if applicable), Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegate) having responsibility for the resolution of any EEA Financial Institution.

“Election Date” has the meaning set forth in Section 2.13(2).

“Employee Benefit Plan” means any “employee benefit plan” as defined in section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by any MDA Party or any of its respective ERISA Affiliates, other than any plan not subject to United States law.

“Environmental Laws” means all applicable Laws, Permits or requirements of any Official Body (including consent decrees to which an MDA Party is a party or otherwise subject, and administrative orders which may affect an MDA Party) relating to human health and safety (to the extent relating to human exposure to Hazardous Materials), protection of the environment, the Release of Hazardous Materials, and occupational health and safety.

“Environmental Liability” means any liability and obligations for any Release, violations of Environmental Law, or any environmental damage to, any contamination of, or any exposure to Hazardous Materials of, any person, property, or the environment as a result of any Release, including all liabilities and obligations arising from or related to any remediation of surface, underground, air, groundwater or surface water contamination; restorations and reclamations required under Environmental Laws; any Release in violation of Environmental Laws; the violation of pollution standards; and personal injury (including sickness, disease or death) and property damage arising from any of the foregoing.

“Equity Interests” means, with respect to any Person, any shares, partnership units or other ownership or profit interests in such Person, whether voting or non-voting.

“Equivalent Amount” of US Dollars means, as at any date, the amount of US Dollars into which a specified amount of another currency can be converted:

(a)	in the case of Canadian Dollars, at the Canadian Dollar Exchange Rate; and

(b)	in the case of any currency other than Canadian Dollars, at such rate as the Administrative Agent may determine, acting reasonably.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any MDA Party and is treated as a single employer within the meaning of section 414 of the Code or section 4001 of ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of section 4043 of ERISA and the regulations issued thereunder with respect to any US Pension Plan (excluding those for which the 30-day notice period has been waived); (ii) the existence with respect to any Employee Benefit Plan of a non-exempt “Prohibited Transaction” (within the meaning of section 406 of ERISA or Section 4975(c) of the Code); (iii) the failure to meet the minimum funding standard of section 412 of the Code or section 302 of ERISA; (iv) the filing, pursuant to section 412(c) of the Code or section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any US Pension Plan; (v) a determination that any US Pension Plan is in “at risk” status (within the meaning of section 430 of the Code or section 303 of ERISA); (vi) the provision by the administrator of any US Pension Plan pursuant to section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in section 4041(c) of ERISA; (vii) the withdrawal by any MDA Party or any of its respective ERISA Affiliates from any US Pension Plan with two or more contributing sponsors or the termination of any such US Pension Plan resulting in liability to any MDA Party or any of their respective Affiliates pursuant to section 4063 or 4064 of ERISA; (viii) the incurrence by any MDA Party or any of its respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any US Pension Plan; (ix) the institution by the Pension Benefit Guaranty Corporation (or any successor thereto) of proceedings to terminate any US Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any US Pension Plan; (x) the imposition of liability on any MDA Party or any of its respective ERISA Affiliates pursuant to section 4062(e) or 4069 of ERISA or by reason of the application of section 4212(c) of ERISA; (xi) the withdrawal of any MDA Party or any of its respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor; (xii) the receipt by any MDA Party or any of its respective ERISA Affiliates of notice from any Multiemployer Plan (A) concerning the imposition of withdrawal liability, (B) that it is insolvent pursuant to section 4245 of ERISA, (C) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of section 432 of the Code or section 305 of ERISA) or (D) that it intends to terminate or has terminated under section 4041A or 4042 of ERISA; or (xiii) the imposition of a Lien pursuant to section 430(k) of the Code or pursuant to ERISA with respect to any US Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 12.1.

“Excess Cash Flow” means, for any ECF Period, in respect of the Borrower and its Subsidiaries on a consolidated basis (excluding Non-Recourse Subsidiaries and, in the case of US Secured Obligations, Tax Excluded Subsidiaries), Consolidated Net Income:

(a)	increased by the sum, without duplication, of:

(i)	decreases in working capital (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such decreases arising from (A) foreign currency losses recognized in other comprehensive income relating to translation of foreign currency balances to the Borrower’s presentation currency for consolidation purposes; (B) reclassification of non-current assets and liabilities from/to Current Assets and Current Liabilities; (C) changes in accounts payable and accrued liabilities associated with amounts capitalized in property and equipment; and (D) the acquisition of any Person by the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries);

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period);

(iii)	extraordinary, unusual or non-recurring cash gains;

(iv)	cash receipts in respect of Hedging Instruments during such period to the extent not otherwise included in arriving at such Consolidated Net Income;

(v)	amounts designated as Reserved Funds in a prior period and re-designated pursuant to the definition thereof as no longer constituting Reserved Funds (but not including any such Reserved Funds used to fund one or more Permitted Reserved Funds Uses or not used for a Permitted Reserved Funds Use within the 18 month period referred to in the definition of Reserved Funds); and

(vi)	an amount equal to the net non-cash loss on dispositions by the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries) during such period (other than dispositions made in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(b)	decreased by the sum, without duplication, of:

(i)	increases in working capital (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any increases arising from (A) foreign currency gains recognized in other comprehensive income relating to translation of foreign currency balances to the Borrower’s presentation currency for consolidation purposes; (B) reclassification of non-current assets and liabilities to/from Current Assets and Current Liabilities; (C) changes in accounts payable and accrued liabilities associated with amounts capitalized in property and equipment; and (D) the acquisition of any Person by the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries);

(ii)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(iii)	an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries) during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(iv)	extraordinary, unusual or non-recurring cash charges;

(v)	repayments, repurchases or other retirements of long-term Debt (including (A) the principal component of Capitalized Lease Obligations, (B) the amount of repayment of Loans pursuant to Section 2.2(1)(d), (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.3(1)(a) to the extent required due to a disposition that resulted in an increase in Consolidated Net Income (and not in excess of any such increase) and (D) non-pro rata open market purchases of Term Loans pursuant to Section 14.8(12) in an amount equal to (x) the actual purchase price paid in cash with respect thereto and (y) the par amount of such Term Loans so repurchased), but excluding other repayments, repurchases or retirements of the Loans deducted pursuant to Section 2.3(1)(b)), made by the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries), but only to the extent that such repayments, repurchases or retirements (x) by their terms cannot be re-borrowed or redrawn and (y) were not financed with the proceeds of long-term Debt;

(vi)	payments by the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries) during such period in respect of long-term liabilities of the Borrower and its Subsidiaries (excluding Non-Recourse Subsidiaries) other than Debt, to the extent not already deducted from Consolidated Net Income;

(vii)	any Permitted Acquisitions, Investments permitted by this Agreement (except for Investments into MDA Parties or Cash Equivalents) and permitted Distributions for such ECF Period or (without duplication of amounts deducted from Excess Cash Flow in other ECF Periods) for the immediately following ECF Period (but only if and to the extent funded prior to the date on which such prepayment is actually made for such ECF Period in accordance with Section 2.3(1)(b)) that are not funded from the proceeds of long-term Debt;

(viii)	any premium paid in cash during such period in connection with the prepayment, redemption, defeasance or other satisfaction prior to scheduled maturity of Debt permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder;

(ix)	any Capital Expenditures and expenditures with respect to acquired or internally developed software and technologies during such ECF Period or (without duplication of amounts deducted from Excess Cash Flow in other ECF Periods) during the immediately following ECF Period (but only if and to the extent funded prior to the date on which such prepayment is actually made for such ECF Period in accordance with Section 2.3(1)(b)) except to the extent funded with the proceeds of long-term Debt;

(x)	the aggregate amount of expenditures made by the Borrower and its Subsidiaries (other than any Non-Recourse Subsidiary) in cash during such period to the extent that such expenditures are not expensed during such period and are not funded with the proceeds of long-term debt;

(xi)	without duplication of any amount in clause (a), amounts of internally generated cash designated as Reserved Funds during such period and not expended in such period; and

(xii)	cash expenditures in respect of Hedging Instruments during such period to the extent not otherwise deducted in arriving at such Consolidated Net Income.

“Excluded Collateral” has the meaning set forth in Section 8.6(a).

“Excluded Subsidiary” means any Designated Subsidiary that (i) is an Immaterial Subsidiary, (ii) is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Sections 8.2 and 10.2(12) (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary), (iii) is prohibited by any applicable contractual requirement permitted under this Agreement or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Designated Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (iv) with respect to which the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (v) with respect to which, in the reasonable judgment of the Collateral Agent and Borrower, as agreed in writing, the cost or other adverse consequences of providing a Guarantee of the Obligations shall be materially and disproportionately greater than the benefits to be obtained by the Secured Parties therefrom, (vi) from and after the Re-Domicile Date, and at the option of the Borrower and only with respect to the US Secured Obligations, is a Tax Excluded Subsidiary (subject to compliance with Section 10.1(17)), (vii) is a Captive Insurance Subsidiary or (viii) is acquired pursuant to a Permitted Acquisition or Permitted Investment and financed with assumed secured Permitted Debt, in each case to the extent that, and for so long as, the documentation relating to such Debt to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or Permitted Investment.

“Excluded Swap Obligations” means, with respect to any Person providing an MDA Obligor Guarantee, any Hedging Obligation if, and to the extent that, all or a portion of the MDA Obligor Guarantee of such Person of, or the grant by such Person of a Lien to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Person or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one Hedging Instrument, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation or required to be withheld or deducted from a payment to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder or under any other Credit Facility Document, (a) Taxes imposed on or measured by net income (however denominated), (b) franchise Taxes, Canadian federal or provincial capital Taxes and branch profits Taxes, in each case of (a) and (b), (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the applicable jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (c) in the case of a Lender, any U.S federal or Canadian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in such Loan or Commitment (other than pursuant to an assignment request under Section 11.7) or (ii) designates a new Lending Office, except in each case to the extent that the relevant Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from any MDA Obligor with respect to such withholding Tax pursuant to Section 11.6(1), (d) any Canadian Tax that would not have been imposed but for a recipient (i) not dealing at arm’s length for purposes of the ITA with an MDA Obligor, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of an MDA Obligor or not dealing at arm’s length for purposes of the ITA with any such specified shareholder, (e) Taxes imposed as a result of the application of subsection 212(3.2) of the ITA, (f) Taxes attributable to such Lender’s failure to comply with Section 11.6(7) and 11.6(9), and (g) any withholding tax imposed under FATCA or Taxes imposed pursuant to Part XVIII of the ITA.

“Existing Credit Agreement” means the 2012 Credit Agreement, among MacDonald, Dettwiler and Associates Ltd. as borrower, Royal Bank of Canada as administrative agent, and the lenders signatory thereto and dated for reference November 2, 2012, as amended prior to the Closing Date.

“Existing DG Letters of Credit” means each letter of credit previously issued for the account of DigitalGlobe by Wells Fargo Bank, N.A. and outstanding on the Closing Date, including those described in Part II of Schedule 10.

“Existing Letters of Credit” means the Existing MDA Letters of Credit and the Existing DG Letters of Credit.

“Existing MDA Letters of Credit” means each letter of credit previously issued for the account of the Borrower by RBC under the Existing Credit Agreement and outstanding on the Closing Date, including those described in Part I of Schedule 10.

“Existing Security” means all “Security” (as defined in the Existing Credit Agreement) previously granted by the Borrower and the existing Guarantors in accordance with the Existing Credit Agreement, and held by Royal Bank in its capacity as Collateral Agent under the Existing Credit Agreement as continuing collateral security for any or all present and future Secured Obligations, as more particularly described in Schedule 18.

“Existing Term B Loans” has the meaning set forth in Section 2.17(1).

“Extending Revolving Lender” has the meaning set forth in Section 2.13(2).

“Extended Term B Loans” has the meaning set forth in Section 2.17(1).

“Extending Revolving Lenders” has the meaning set forth in Section 2.13(2).

“Extending Term A Lenders” has the meaning set for in Section 2.14(2).

“Extending Term B Lender” has the meaning set forth in Section 2.17(4).

“Extension/Incremental/Refinancing Amendment” means any amendment which gives effect to (a) any extension of any Maturity Dates effected pursuant to Section 2.13, 2.14 or 2.17, (b) any Incremental Commitments added pursuant to Section 2.15 or (c) any Permitted Refinancings effected pursuant to Section 2.16.

“Face Amount” means, in respect of a Bankers’ Acceptance, the amount payable to the holder thereof on its maturity and, in respect of a Letter of Credit, the maximum amount that may from time to time be payable to the Beneficiary thereof, and where used in a context referring to more than one Bankers’ Acceptance and/or Letter of Credit means the aggregate of the Face Amounts thereof.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration (as determined in good faith by the Borrower) obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or group of assets.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if any such rate determined above is less than zero on any day, then such rate shall be deemed to be zero for such day.

“Financial Covenants” means the covenants set forth in Section 10.2(11).

“Finance Parties” means, collectively, the Administrative Agent and the Lenders.

“Financial Quarter” means a period of three consecutive months ending on March 31, June 30, September 30 or December 31, as the case may be.

“Financial Statements” means the financial statements (including the notes thereto) of the Borrower, which shall be consolidated unless expressly provided otherwise and shall include a balance sheet, a statement of income and retained earnings and a statement of cash flows, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated in accordance with IFRS applied consistently.

“Financial Year” means a financial year commencing on January 1 of each calendar year and ending on December 31 of such year.

“First Lien Debt Leverage Ratio” means, on any determination, the ratio of First Lien Obligations on such date to Adjusted EBITDA for the most recently completed four consecutive Financial Quarters ending on or prior to such date.

“First Lien Intercreditor Agreement” means a first lien/first lien intercreditor agreement substantially in the form of Schedule 13 (with such changes to such form as may be reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrower) among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for holders of one or more classes of First Lien Obligations (other than the Obligations).

“First Lien Obligations” means collectively (i) the Obligations and (ii) any Permitted Other Indebtedness Obligations that are (A) secured by Liens on the Collateral that rank on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations and (B) subject to a First Lien Intercreditor Agreement.

“Foreign Ownership, Control or Influence Requirements” means the requirements set forth in (i) the National Industrial Security Program Operating Manual, DoD 5220.22-M, issued by the United States Department of Defense on February 28, 2006, as amended, (ii) any similar or successor Laws or guidance issued by any agency or instrumentality of the United States Federal Government applicable to the Borrower or any of its Subsidiaries in such Person’s capacity as a contractor to the United States Federal Government, and (iii) any foreign ownership, control or influence mitigation or negation arrangements to which the Borrower or any of its Subsidiaries is subject (e.g., a Special Security Agreement).

“Foreign Plan” means each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. Law and is maintained or contributed to by any MDA Party or any of its Subsidiaries with respect to employees located outside the United States of America.

“Foreign Plan Event” means, with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any contributions required by applicable law or by the terms of such Foreign Plan; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan required to be registered; or (iii) the failure of any Foreign Plan to comply with any requirements of Law or with the terms of such Foreign Plan.

“FSHCO” means a U.S. Subsidiary that has no material assets other than equity interests in, or indebtedness of, one or more CFCs.

“Fund” means any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“General Basket Debt” has the meaning set forth in Section 10.2(1)(q).

“GSA” means a general security agreement (or equivalent under applicable Laws) made by an MDA Party in favour of the Collateral Agent granting to the Collateral Agent a security interest over all of its existing and after-acquired personal property of every nature and kind whatsoever.

“Guarantee” means, in respect of any Person, any guarantee, undertaking to assume, endorse, contingently agree to purchase or pay, or to provide funds for the purchase or payment of, or otherwise become liable in respect of, any obligation of any other Person, including the provision of any Lien on the assets of such Person to secure the Debt or other obligation of any other Person; provided that the amount of each Guarantee shall be deemed to be the amount of the obligation guaranteed thereby, unless (i) the Guarantee is limited to a determinable amount in which case the amount of such Guarantee shall be deemed to be the lesser of such determinable amount or the amount of such obligation, or (ii) the Guarantee is provided on a non-recourse or limited recourse basis, in which case the amount of such Guarantee shall be deemed to be the lesser of (x) the fair market value of all property subject to a Lien securing such non-recourse or limited recourse Guarantee (as demonstrated to the Administrative Agent’s reasonable satisfaction), and (y) the amount of the obligation guaranteed by such Guarantee.

“Guarantor” means each Designated Subsidiary of the Borrower that is a party to an MDA Obligor Guarantee.

“Hazardous Materials” means:

(a)	any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, contaminates, materials or pollutants which cause any real property to be in violation of any Law;

(b)	asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of limits prescribed by Law, or radon gas;

(c)	any chemical, material or substance defined as or included in the definition of “dangerous goods”, “deleterious substance”, “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous waste”, “special waste” or “toxic substances”, “waste” or words of similar import under any applicable Environmental Law; and

(d)	any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Official Body under applicable Environmental Law.

“Hedging Instrument” means:

(a)	any interest rate or foreign exchange risk management agreement or product, including:

(i)	interest rate or currency exchange or swap agreements;

(ii)	futures contracts;

(iii)	forward exchange, purchase or sale agreements; and

(iv)	any other agreements to fix or hedge interest rates or foreign exchange rates; and

(b)	any commodity price (including the price of securities) risk management agreement or product, including:

(i)	commodity exchange or swap agreements;

(ii)	futures contracts;

(iii)	forward exchange, purchase or sale agreements; and

(iv)	any other agreements to fix or hedge the price of commodities (including securities), including for greater certainty equity derivatives used for the purpose of hedging obligations under stock compensation plans and similar obligations.

“Hedging Obligations” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or any Designated Subsidiary (whether alone or with another or others and whether as principal or surety) under any one or more existing or future Hedging Instruments where the counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Instrument is entered into.

“IFRS” means, in relation to any Person at any time, International Financial Reporting Standards applied on a basis consistent with the most recent audited financial statements of such Person and its consolidated Subsidiaries (except for changes approved by the auditors of such Person). If at any time the Borrower elects to use U.S. GAAP in lieu of IFRS for financial reporting purposes pursuant to Section 1.3, references herein to IFRS shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, U.S. GAAP as in effect from time to time and (b) for prior periods, IFRS as defined in the first sentence of this definition, in each case subject to Section 1.3.

“Immaterial Subsidiary” means any Designated Subsidiary (other than a Designated Subsidiary that was a Guarantor immediately before the Closing Date) which (a) individually has assets which constitute less than 2% of Consolidated Total Assets and generate less than 2% of Adjusted EBITDA and (b) collectively with all other Immaterial Subsidiaries has assets which constitute less than 5% of Consolidated Total Assets and generate less than 5% of Adjusted EBITDA, in each case as determined by reference to the most recent Financial Statements provided to the Administrative Agent.

“Increased Amount Date” has the meaning set forth in Section 2.15(4).

“Increased Costs” means any amounts payable by the Borrower to the Administrative Agent or a Lender under any of Sections 3.2(3) and 5.9, Article 11 and Section 14.5.

“Incremental Commitment Request” has the meaning set forth in Section 2.15(1).

“Incremental Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.15(6).

“Incremental Facility” means any Credit Facility established by Incremental Commitments of the same Class.

“Incremental Facility Limit” has the meaning set forth in Section 2.15(1).

“Incremental Operating Facility Commitment” has the meaning set forth in Section 2.15(1).

“Incremental Revolving Facility Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Revolving Lender” has the meaning set forth in Section 2.15(7).

“Incremental Term Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Term A Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Term B Commitments” has the meaning set forth in Section 2.15(1).

“Incremental Term Facility” means any Class of Incremental Term Commitments.

“Incremental Term Loans” means any Loans funded pursuant to any Incremental Term Commitments.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any MDA Party hereunder or any Credit Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Lead Arrangers” means each of (a) Royal Bank and (b) Bank of America, N.A. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its Subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Initial Operating Facility Commitment” has the meaning set forth in the definition of the term Operating Facility Commitment.

“Initial Revolving Facility Commitments” has the meaning set forth in the definition of the term Revolving Facility Commitments.

“Initial Term A-1 Commitment” means, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1 as such Lender’s Initial Term A-1 Commitment. The aggregate amount of the Initial Term A-1 Commitments as of the Closing Date is US$250 million.

“Initial Term A Loans” means the Initial Term A-1 Loans and the Initial Term A-2 Loans.

“Initial Term A Maturity Date” means the Initial Term A-1 Maturity Date and the Initial Term A-2 Maturity Date, and “Initial Term A Maturity Date” means either of them, as applicable.

“Initial Term A-1 Lender” means a Lender with an Initial Term A-1 Commitment or an outstanding Initial Term A-1 Loan.

“Initial Term A-1 Loan” has the meaning set forth in Section 2.1(1)(c).

“Initial Term A-1 Maturity Date” means October 5, 2020 or, if such date is not a Business Day, the immediately preceding Business Day, subject to extension in accordance with Section 2.14.

“Initial Term A-2 Commitment” means, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1 as such Lender’s Initial Term A-2 Commitment. The aggregate amount of the Initial Term A-2 Commitments as of the Closing Date is US$250 million.

“Initial Term A-2 Lender” means a Lender with an Initial Term A-2 Commitment or an outstanding Initial Term A-2 Loan.

“Initial Term A-2 Loan” has the meaning set forth in Section 2.1(1)(d).

“Initial Term A-2 Maturity Date” means October 5, 2021 or, if such date is not a Business Day, the immediately preceding Business Day, subject to extension in accordance with Section 2.17.

“Initial Term B Commitment” means, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1 as such Lender’s Initial Term B Commitment. The aggregate amount of the Initial Term B Commitments as of the Closing Date is US$2 billion.

“Initial Term B Lender” means a Lender with an Initial Term B Commitment or an outstanding Initial Term B Loan.

“Initial Term B Loan” has the meaning set forth in Section 2.1(1)(e).

“Initial Term B Maturity Date” means October 5, 2024 or, if such date is not a Business Day, the immediately preceding Business Day, subject to extension in accordance with Section 2.17.

“Initial Term B Repayment Amount” has the meaning set forth in Section 2.2(1)(e).

“Initial Term B Repayment Date” has the meaning set forth in Section 2.2(1)(e).

“Intellectual Property” means U.S., Canadian and foreign intellectual property, including all (a) (i) patents, inventions, processes, developments, technology, and know-how; (ii) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (iv) trade secrets, confidential, proprietary, or non-public information and (b) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Intercreditor Agreement” means any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement entered into in accordance with this Agreement.

“Interest Coverage Ratio” means, on any date of determination, the ratio of Adjusted EBITDA to Interest Expense for the most recently completed four consecutive Financial Quarters ending on or prior to such date.

“Interest Expense” means, without duplication, in respect of any period and as determined on a consolidated basis (but excluding all Non-Recourse Subsidiaries) for the Borrower in accordance with IFRS, the sum of:

(a)	interest incurred during such period on Debt;

(b)	the aggregate cost of obtaining short-term and long-term advances of credit, reported as interest expense on the consolidated income statement of the Borrower for such period, including accrued and unpaid interest charges, standby fees, and discounts and fees payable in respect of bankers acceptances and letters of credit, but for greater certainty excluding arrangement and underwriting fees;

(c)	payments made or required to be made during such period on account of the interest component (or portion thereof reasonably attributable to interest or other compensation for the extension of credit) of any payment under a Capital Lease;

(d)	interest on uncertain tax positions;

(e)	imputed interest;

(f)	accretion interest on long term obligations;

(g)	forward points on hedging instruments;

(h)	net payments, if any, made pursuant to interest rate Hedging Instruments with respect to Debt; and

(i)	any discount on the securitization of Orbital Receivables, whether or not treated as interest expense under IFRS;

less:

(j)	any interest on Subordinated Debt that is paid or satisfied by the issue of Qualified Equity Interests or from the proceeds of further Subordinated Debt;

(k)	any interest, costs or payments in connection with letters of credit Guaranteed or insured by EDC;

(l)	in the case of a Special Subsidiary, the entire portion of Interest Expense attributable to such Special Subsidiary in excess of the relevant Special Subsidiary Percentage of such Interest Expense; and

(m)	net payments, if any, received pursuant to interest rate Hedging Instruments with respect to Debt;

provided that, (i) for purposes of calculating the denominator of the ratio set forth in Section 10.2(11)(b), interest expense shall be limited to total interest expense on Debt payable in cash (including the interest component under Capitalized Leases payable in cash), but excluding to the extent included in interest expense, (A) fees and expenses associated with the consummation of the Transaction, (B) annual agency fees paid to the Administrative Agent, (C) costs associated with obtaining Hedging Instruments and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Instruments or other derivative instruments, and any one-time cash costs associated with breakage in respect of Hedging Instruments for interest rates, (D) fees and expenses associated with any issuance of Equity Interests, Investment or Debt incurrence and (E) any interest component relating to accretion or accrual of discounted liabilities) and (ii) where applicable, such calculation shall be adjusted on a pro forma basis in accordance with Section 1.10.

Notwithstanding the foregoing, (a) Interest Expense for the Fiscal Quarter (i) ended September 30, 2016 shall be deemed to be US$33 million, (ii) ended December 31, 2016 shall be deemed to be US$33 million, (iii) ended March 31, 2017 shall be deemed to be US$33 million and (iv) ended June 30, 2017 shall be deemed to be US$33 million and (b) where applicable, Interest Expense (including the amounts set forth in the preceding clause (a)) shall be further adjusted on a pro forma basis in accordance with Section 1.10 with respect to any transaction(s) other than the Transactions.

“Interest Period” means, for each CDOR Rate Loan or US LIBOR Loan, a period commencing:

(a)	in the case of the initial Interest Period for such Loan, on the date of such Loan; and

(b)	in the case of any subsequent Interest Period for such Loan in accordance with a Rollover, on the last day of the immediately preceding Interest Period;

and ending in either case on the last day of such period as shall be selected by the Borrower pursuant to the provisions below.

If another type of Borrowing is subject to a Conversion to a CDOR Rate Loan or US LIBOR Loan, the initial Interest Period for such Loan shall commence on the date of such Conversion. The duration of each Interest Period for a CDOR Rate Loan or US LIBOR Loan shall be one, two, three, six or (if agreed by all of the applicable Lenders) twelve months, as the Borrower may select in the applicable Accommodation Request, or such other period to which all of the applicable Lenders may agree. No Interest Period may be selected which would end on a day after the applicable Maturity Date for the applicable Credit Facility or, in the opinion of the Administrative Agent, conflict with any repayment stipulated herein. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans, Guarantees of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. “Investments” shall exclude extensions of trade credit and loans to customers in the ordinary course of business on commercially reasonable terms in accordance with normal trade practices of such Person (including notes receivables received from customers in the ordinary course of business in connection with the provision of satellite construction and related services). If any MDA Party sells or otherwise disposes of any Equity Interests of any direct or indirect Designated Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Designated Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Designated Subsidiary that were not sold or disposed of. The acquisition by any MDA Party of a Person that holds an Investment in a third Person will be deemed to be an Investment by such MDA Party in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices ISP98, as published by the International Chamber of Commerce and in effect from time to time.

“Issuance” means the issuance of one or more Letters of Credit made pursuant to an Issue Notice.

“Issue Date” means any Business Day fixed in accordance with the provisions of this Agreement for an Issuance.

“Issue Notice” means a notice of request for an Issuance in the form of the Issuing Bank’s customary letter of credit application, as defined in Section 5.3(1).

“Issuing Bank” means:

(a)	with respect to the Revolving Facility, initially Royal Bank acting through its US Lending Office and any other Revolving Lender from time to time designated as an Issuing Bank by the Borrower and the Administrative Agent in writing with the consent of such other Revolving Lender; and

(b)	with respect to the Operating Facility, the Operating Lender acting through its applicable Lending Office,

provided that each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to each Letter of Credit issued by such Affiliate. As of the Closing Date, Royal Bank and Wells Fargo Bank, N.A. are the sole Issuing Banks.

“ITA” means the Income Tax Act (Canada), as amended.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Law” means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“LCA Election” means Borrower’s election to treat a Permitted Acquisition or other Investment permitted hereunder as a Limited Condition Acquisition.

“LCA Test Date” as defined in Section 1.12.

“Lender Default” means (i) the refusal or failure of any Lender to make available its portion of any Advances or Letter of Credit reimbursement obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent, the Swingline Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in writing or public statement) cannot be satisfied), (iv) a Lender has failed, within three business days, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become subject to a Bail-In Action.

“Lender Hedge Provider” means a Lender or its Affiliate (or former Lender or its Affiliate) that is owed any Hedging Obligations.

“Lender Hedging Obligations” means Hedging Obligations owed to a Lender or its Affiliate at the time the applicable Hedging Instruments were entered into.

“Lender-Related Distress Event” means, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person, is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Official Body having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by an Official Body or an instrumentality thereof.

“Lenders” means the Lenders named as “Lenders” on the signature pages hereto and their successors and permitted assigns.

“Lenders’ Counsel” means Norton Rose Fulbright Canada LLP as Canadian counsel to the Administrative Agent and the Lenders, Paul Hastings LLP as United States counsel to the Administrative Agent and the Lenders or such other law firm or firms as may from time to time be chosen by the Administrative Agent to act on their behalf in connection with the Credit Facilities and approved by the Borrower (such approval not to be unreasonably withheld, and which approval will not be required if an Event of Default has occurred and is continuing).

“Lending Office” means a Cdn. Lending Office or US Lending Office, as applicable.

“Letter of Credit” means a standby letter of credit, a commercial letter of credit (if permitted by the applicable Issuing Bank) or a letter of guarantee (subject to availability), in each case, issued under the Revolving Facility or the Operating Facility, as the case may be, for a specified amount in Canadian Dollars, US Dollars or (subject to availability) any other currency agreed by the applicable Issuing Bank, at the request and upon the indemnity of the Borrower pursuant to Article 5. Letters of Credit for specified amounts in Canadian Dollars, US Dollars or such other currency are each a “type” of Letter of Credit.

“Letter of Credit Fronting Commitment” means, in respect of any Issuing Bank, the aggregate limit of the Face Amount of Letters of Credit that may be issued by such Issuing Bank on a “fronting basis” under this Agreement and outstanding at any time, as separately agreed between such Issuing Bank and the Borrower and consented to by the Administrative Agent from time to time, as amended or reduced in accordance with this Agreement from time to time. As of the Closing Date, the Letter of Credit Fronting Commitment of Royal Bank is US$125 million and the Letter of Credit Fronting Commitment of Wells Fargo Bank, N.A. is US$20 million.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.1(3)(a).

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising with respect to indebtedness for borrowed monies and otherwise than by operation of Law), and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by Borrower or one or more of its Designated Subsidiaries whose consummation is not conditioned on the availability of, or on the obtaining of, third party financing.

“Limited MDA Obligors” means those MDA Obligors which provide MDA Obligor Guarantees with respect to the Cdn. Secured Obligations and do not provide MDA Obligor Guarantees with respect to the other Secured Obligations.

“Loan” means the outstanding principal amount of any Borrowing made by any Lender pursuant to this Agreement.

“LuxCo” means MD Information Service (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, registered at the Registre de Commerce et des Sociétés, Luxembourg under the number B98.787 and with its registered office at 26, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg.

“LuxCo Loan” means the unsecured loan facilities made available to Merlin Holdings by LuxCo in the aggregate principal amount of US$[REDACTED].

“MAE” means:

(a)	any material adverse change in the assets, properties, operations or condition, financial or otherwise, of the MDA Parties taken as a whole;

(b)	as determined on the Closing Date and not thereafter, any material impairment or reduction in the ability (financial or otherwise) of an MDA Party or MDA Pledgor to fulfill any payment or other material obligation of (or applicable to) such MDA Party or MDA Pledgor to the Lenders; or

(c)	any material impairment of the remedies of the Secured Parties under the Security.

“Mandatory Pension Payments” means cash and cash equivalent contributions, premiums and other cash and cash equivalent payments required to be made by the Borrower on a consolidated basis under the terms of (or in accordance with any Laws applicable to) any (i) Employee Benefit Plan, (ii) plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada (excluding the Canada Pension Plan or the Quebec Pension Plan), or (iii) similar plan or arrangement governed by the laws of any other jurisdiction.

“Maintenance Capital Expenditures” means, for any period, the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries (excluding any Non-Recourse Subsidiaries) for repair or maintenance of property, plant or equipment and excluding, for the avoidance of doubt, any expenditures with respect to satellites.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Real Property” means any fee owned real property or leasehold interest owned by an MDA Party that does not come within the exclusions set forth in Section 8.6.

“Maturity Date” means the Revolving Facility Maturity Date, the Operating Facility Maturity Date, the maturity or expiration date for any Incremental Revolving Facility Commitments, the Initial Term A Maturity Date, the maturity or expiration date for any Incremental Term A Commitments, the Initial Term B Maturity Date, the maturity or expiration date for any Incremental Term B Commitments, the maturity or expiration date for any Extended Term Loan and the Maturity Date of any other Class of Loans hereunder, as applicable.

“MDA Holdings” means MDA Communications Holdings, LLC.

“MDA Obligor” means the Borrower or a Guarantor, and “MDA Obligors” means, collectively, the Borrower and all Guarantors.

“MDA Party” means the Borrower or a Designated Subsidiary, and “MDA Parties” means, collectively, the Borrower and all Designated Subsidiaries.

“MDA Obligor Guarantee” means, subject to Section 2.19(3), (a) any Guarantee of the Secured Obligations made by each MDA Obligor from time to time in favour of the Administrative Agent for the benefit of the applicable Secured Parties, substantially in the form of Schedule 5 and (b) any other Guarantee of the Secured Obligations made by an MDA Obligor for the benefit of the applicable Secured Parties, in form and substance acceptable to the Administrative Agent, acting reasonably.

“MDA Pledgor” means an Affiliate of the Borrower that provides a pledge of Equity Interests of a Designated Subsidiary as part of the Security, but is not itself an MDA Party.

“Merger” means the merger by Merlin Sub with and into DigitalGlobe pursuant to the Merger Agreement, with the separate existence of Merlin Sub ceasing and DigitalGlobe continuing as the surviving corporation in such merger as a Wholly-Owned Subsidiary of Merger Holdings.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 24, 2017, by and among the Borrower, Merlin Holdings, Merger Sub I, Inc., Merlin Sub and DigitalGlobe.

“Merger Closing” means the “Closing” as defined in the Merger Agreement.

“Merger Consideration” means the aggregate amount of the Cash Consideration and the Stock Consideration.

“Merlin Holdings” means SSL MDA Holdings, Inc.

“Merlin Sub” means Merlin Merger Sub, Inc.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale Prepayment Event or Casualty Prepayment Event, the proceeds received therefrom in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of Cash Equivalents, or Equity Interests or other assets when disposed of for cash or Cash Equivalents, received by any MDA Party from such Asset Sale Prepayment Event or Casualty Prepayment Event, net of (a) all reasonable costs and expenses incurred by the applicable MDA Party with respect thereto, (b) all Taxes paid or payable by any MDA Party with respect thereto, (c) any amounts required to be applied to the repayment of Debt (other than any First Lien Obligations or Second Lien Obligations) secured by a Lien on the assets being disposed of in such Asset Sale or other applicable disposition, (d) any reserve established in accordance with IFRS against any liabilities associated with the property or assets being disposed of as part of the applicable Asset Sale or Casualty Prepayment Event and (e) in the case of any Casualty Prepayment Event, the amount of any proceeds of such Casualty Prepayment Event that the Borrower or any Designated Subsidiary has reinvested or intends to reinvest within the period of 365 days after the occurrence of Casualty Prepayment Event (the “Reinvestment Period”) or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest in the business of the Borrower or any of the Designated Subsidiaries; provided that in the case of paragraph (e), any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Casualty Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Designated Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of a Casualty Prepayment Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Designated Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 2.3(1)(a).

“Newco” means, from and after the Re-Domicile Date, the US Parent or a US Subsidiary.

“Non-Acceptance Discount Rate” means, for any day, the rate that is described in paragraph (b) of the definition of Discount Rate; provided that, if at any relevant time there are no Reference Lenders, the Non-Acceptance Discount Rate will be the rate described in paragraph (b)(i) of that definition.

“Non-Acceptance Lender” has the meaning set forth in Section 4.11.

“Non-Extending Revolving Lender” has the meaning set forth in Section 2.13(4).

“Non-Extending Term A Lender” has the meaning set forth in Section 2.14(4).

“Non-Recourse Debt” means Debt:

(a)	as to which no MDA Party (i) provides credit support or financial assistance of any nature whatsoever (including any undertaking, agreement or instrument which would constitute Debt), or (ii) is liable (directly or indirectly, contingently or otherwise); and

(b)	default with respect to which (including any rights which the holders thereof may have to take enforcement action) would not permit (upon notice, lapse of time or both) any holder of any other Debt of any MDA Party to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its stated maturity.

“Non-Recourse Subsidiary” means a Subsidiary of the Borrower (excluding a Designated Subsidiary) which has been designated as a Non-Recourse Subsidiary in accordance with this Agreement, and which Subsidiary does not have outstanding any Debt other than Non-Recourse Debt and Permitted Debt owing to an MDA Party as permitted under this Agreement.

“Non-U.S. Person” means any Person that is not a U.S. Person.

“Notice” means an Accommodation Request or an Issue Notice.

“Obligations” means:

(a)	at any time in respect of a Credit Facility, the amount equal to the sum of:

(i)	the Principal Outstanding under such Credit Facility;

(ii)	all accrued and unpaid interest thereon and all interest on overdue amounts; and

(iii)	all accrued and unpaid fees, expenses, costs, indemnities, Increased Costs and other amounts payable to the relevant Lenders or the Administrative Agent pursuant to the provisions of any Credit Facility Document or otherwise in respect of such Credit Facility; and

(b)	at any time in respect of all Credit Facilities, the amount equal to the sum of:

(i)	the Principal Outstanding under all Credit Facilities;

(ii)	all accrued and unpaid interest thereon and all interest on overdue amounts under all Credit Facilities; and

(iii)	all accrued and unpaid fees, expenses, costs, indemnities, Increased Costs and other amounts payable to the Lenders or the Administrative Agent pursuant to the provisions of any Credit Facility Document or otherwise in respect of all Credit Facilities.

“OECD” means the Organisation for Economic Co-operation and Development.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Official Body” means any government (including any federal, provincial, state, territorial, municipal or local government) or political subdivision or any agency, authority, bureau, regulatory or administrative authority, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, judicial entity, or arbitrator, whether foreign or domestic.

“OID” means original issue discount.

“Operating Facility” means the Credit Facility to be made available by the Operating Lender pursuant to the Operating Facility Commitment.

“Operating Facility Commitment” means, as to the Operating Lender, its obligation to make Operating Facility Loans to the Borrower pursuant to Section 2.1(1)(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1 under the caption Operating Facility Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Operating Facility Commitment of the Operating Lender shall be US$100 million on the Closing Date (the “Initial Operating Facility Commitment”), as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Operating Facility Loan” has the meaning set forth in Section 2.1(1)(b).

“Operating Facility Maturity Date” means October 5, 2021 or, if such day is not a Business Day, the immediately preceding Business Day, subject to extension in accordance with Section 2.13.

“Operating Lender” means Royal Bank, acting in its capacity as the Lender providing an Operating Facility Commitment, and its successors and permitted assigns.

“Operating Letter of Credit” means a Letter of Credit issued by the Issuing Bank under the Operating Facility.

“Orbital Receivables” means satellite orbital incentive payments payable to an MDA Party under satellite purchase agreements and any other contingent payments related to satellite construction projects.

“Ordinary Course Debt” means (i) Debt which may be deemed to exist pursuant to any guaranties, performance, bid, surety, indemnity, warranty, refund, statutory, appeal bonds or similar obligations (including in connection with workers’ compensation, health, disability or other employee benefit, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto incurred in the ordinary course of business (and, in any event, not in respect of other Debt for borrowed money), (ii) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of Borrower or any of its Designated Subsidiaries pursuant to such agreements, in connection with Investments or dispositions permitted by this Agreement; (iii) Debt representing deferred compensation to employees of Borrower and its Designated Subsidiaries incurred in the ordinary course of business; (iv) Debt in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money; (v) Debt arising from the endorsement of instruments in the ordinary course of business; (vi) Debt supported by a Letter of Credit in a principal amount not to exceed such Letter of Credit; and (vii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within ten (10) Business Days of incurrence.

“Other Connection Taxes” means, with respect to any Lender, the Administrative Agent or any other recipient of any payment to be made by or on account of any Obligation hereunder or under any other Credit Facility Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Credit Facility Document or sold or assigned an interest in any Loan or any Credit Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overdraft” means an overdraft arising from the clearance of cheques or drafts or other debits to the Canadian Dollar or US Dollar accounts of the Borrower maintained with the Operating Lender.

“Parent Loan” means the unsecured loan facilities made available to LuxCo by the Borrower in the aggregate principal amount of US$[REDACTED].

“Participant” has the meaning set forth in Section 14.8(7).

“Participant Register” has the meaning set forth in Section 14.8(8).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) of the United States.

“Payment Account” means:

(a)	for payments in respect of the Revolving Facility or the Term A Facility:

Pay: JPMorgan Chase Bank, New York, ABA: [REDACTED], Swift code: [REDACTED]; Credit to Royal Bank of Canada New York, A/C [REDACTED], for further credit to A/C [REDACTED], Transit [REDACTED], RBCCM Agency Services, New York, Three World Financial Center, 200 Vesey Street, New York, NY 10281-8098, Ref: MDA.

(b)	for payments in respect of the Operating Facility:

(i)	in respect of the US Lending Office of the Operating Lender:

USD	Pay	JP Morgan Chase Bank, New York
	ABA	[REDACTED]
	Beneficiary Name	Royal Bank of Canada – New York
	Beneficiary Account	[REDACTED]
	For further credit to:	RBC New York Loans Department
	Account Number	[REDACTED]
	Reference	Attn: GLA, Macdonald, Dettwiler & Associates

(ii)	in respect of the Cdn. Lending Office of the Operating Lender:

(A)	for US Dollars:

USD	Clearing Agent/Pay:	JP Morgan Chase Bank, New York CHASUS33 (ABA # [REDACTED])
	SWIFT:	[REDACTED]
	Beneficiary Account:	Royal Bank of Canada, Toronto
	Address if Applicable:	200 Bay Street, Toronto
	Transit No.	[REDACTED]
	Account Number:	[REDACTED]
	Reference:	Attn: GLA, Macdonald, Dettwiler & Associates

(B)	for Cdn. Dollars:

CAD	Clearing Agent/Pay:
	SWIFT:	[REDACTED]
	ABA UID No.	NA
	Beneficiary Account:	Royal Bank of Canada, Toronto
	Address if Applicable:	200 Bay Street, Toronto
	Transit No.	[REDACTED]
	Account Number:	[REDACTED]
	Reference:	Attn: GLA, Macdonald, Dettwiler & Associates

(c)	for payments in respect of the Term B Facility:

Pay: JPMorgan Chase Bank, New York, ABA: [REDACTED], Swift code: [REDACTED]; Credit to Royal Bank of Canada New York, A/C [REDACTED], for further credit to A/C [REDACTED], Transit [REDACTED], RBCCM Agency Services, New York, Three World Financial Center, 200 Vesey Street, New York, NY 10281-8098, Ref: MDA.

or such other places or accounts as may be agreed by the Administrative Agent and the Borrower from time to time and notified to the Lenders.

“Permit” means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation of, by or from any Official Body.

“Permitted Acquisition” has the meaning set forth in Section 10.2(12).

“Permitted Debt” has the meaning set forth in Section 10.2(1).

“Permitted Disposition” means any of the following dispositions:

(a)	a disposition to the Borrower or any Subsidiary; provided that if the transferor of such property is an MDA Obligor, (i) the transferee thereof must be an MDA Obligor or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 10.2(9);

(b)	a disposition in the ordinary course of business;

(c)	a disposition of cash, Cash Equivalents and securities which are not otherwise contrary to this Agreement;

(d)	a disposition at fair market value of an obsolete, unusable or redundant asset not required for the continued operation of its business;

(e)	a disposition made in compliance with Section 10.1(20);

(f)	a disposition of Orbital Receivables under and in accordance with an Asset Securitization, provided that (i) the aggregate amount of such Orbital Receivables subject to such Asset Securitization shall not at any time exceed US$400 million (or the Equivalent Amount in any other currencies) and such disposition shall be structured as a “true sale” (as confirmed by legal opinion) and (ii) any disposition of Orbital Receivables that does not constitute a true sale shall have been approved by the Required Lenders;

(g)	a disposition by an MDA Pledgor of any property that is not part of the Collateral;

(h)	dispositions of non-strategic assets purchased as part of a Permitted Acquisition, provided that the Fair Market Value of all such non-strategic assets which are disposed of by an MDA Party (excluding any non-strategic assets which such MDA Party is required to dispose of by any Official Body) does not exceed 25% of the total Fair Market Value of the assets purchased pursuant to such Permitted Acquisition (measured at the time of such Permitted Acquisition);

(i)	dispositions of property in connection with casualty and condemnation events;

(j)	dispositions of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)	the making of Permitted Investments and Restricted Payments (but, for certainty, excluding any subsequent disposition of Permitted Investments and Restricted Payments);

(l)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(m)	the unwinding of any Hedging Instrument; and

(n)	dispositions of assets in connection with sale-lease back transactions which are not prohibited by this Agreement.

“Permitted Investments” means, without duplication:

(a)	any Investment in the Borrower or any Subsidiary; provided that the aggregate amount of Investments by any MDA Obligors in Subsidiaries that are not MDA Obligors made pursuant to this clause shall not exceed at any time outstanding the greater of $200 million and 3.25% of Consolidated Total Assets;

(b)	any Investment in cash or Cash Equivalents;

(c)	any Investment expressly required pursuant to the Credit Facility Documents;

(d)	any Investment by an MDA Party in a Person if as a result of such Investment:

(i)	such Person becomes an MDA Obligor; or

(ii)	such Person is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an MDA Obligor;

(e)	any Investment made as a result of the receipt of non-cash consideration from a disposition not made in violation of Section 10.2(6);

(f)	any acquisition of assets or other Investments in a Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(g)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(h)	Hedging Obligations;

(i)	Permitted Acquisitions;

(j)	Guarantees of Permitted Debt;

(k)	Guarantees of performance or other obligations (other than Debt) arising in the ordinary course of the business of the Borrower and its Subsidiaries;

(l)	any Investment (v) existing on the Closing Date or described in Schedule 17, (w) made pursuant to binding commitments in effect on the Closing Date, (x) made for the purpose of implementing the Re-Domicile Reorganization, (y) permitted prior to the Re-Domicile Date and not made in contemplation of the Re-Domicile Reorganization, and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clause (v), (w), (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or Re-Domicile Date, as applicable, or as otherwise permitted under this Agreement;

(m)	Investments of a Designated Subsidiary or the Borrower acquired after the Closing Date or of an entity merged into or consolidated with the Borrower or a Designated Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)	Investments in the Borrower or any Subsidiary in connection with any reorganization or activity undertaken as part of a bona fide tax planning transaction or any Permitted Acquisition; provided that:

(i)	all of the steps in such transaction are completed substantially concurrently (except for any continuing Investment permitted by part (iii) below);

(ii)	after giving effect to such transaction, all of the entities involved in such transaction are solvent or have no material liabilities (other than liabilities owed to MDA Parties); and

(iii)	after giving effect to such transaction: (A) any continuing Investment resulting from such transaction qualifies as a Permitted Investment under another paragraph of this definition, (B) the Security, taken as a whole, is not impaired in any material respect (as determined by the Borrower in good faith) and (C) no Default or Event of Default has occurred and is continuing;

(o)	Investments resulting from the Transactions; and

(p)	any other Investments outstanding pursuant to this clause (p) which in aggregate do not exceed the greater of US$200 million and 3.25% of Consolidated Total Assets;

provided that at the time any of the foregoing Investments pursuant to paragraph (d), (i) or (p) are made, no Event of Default has occurred and is continuing.

“Permitted Liens” means, in respect of any Person at any time, any one or more of the following:

(a)	Liens for taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by such Person in good faith by proper legal proceedings, and which contested Liens would not reasonably be expected to have an MAE;

(b)	the Lien of any judgment or award not giving rise to an Event of Default with respect to which such Person shall in good faith be prosecuting an appeal or proceeding for review, and which contested Lien would not reasonably be expected to have an MAE;

(c)	Liens or privileges imposed by Law such as carriers, warehousemen’s, mechanics and materialmen’s Liens and privileges arising in the ordinary course of business not at the time due or delinquent or which are being contested at the time by such Person in good faith by proper legal proceedings, and which contested Liens or privileges would not reasonably be expected to have an MAE;

(d)	undetermined or inchoate Liens incidental to current operations which have not at such time been filed;

(e)	restrictions, easements, rights-of-way, servitudes or other similar rights in land or immoveable property (including easements, rights of way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of such Person, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights;

(f)	the right reserved to or vested in any Official Body, by the terms of any Permit acquired by such Person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(g)	the encumbrance resulting from the pledge or deposit of cash, letters of credit or securities:

(i)	in connection with any of the Liens referred to in paragraph (a), (b) or (c) of this definition pending a final determination as to the existence or amount of any obligation referred to therein;

(ii)	in connection with contracts, bids, tenders, leases or expropriation proceedings; or

(iii)	to secure workers compensation, employment insurance or other social security benefits, pension or post-retirement benefits, liabilities to insurance carriers under insurance or self-insurance arrangements, surety or appeal bonds, performance bonds, costs of litigation when required by Law and public and statutory obligations;

and any right or refund, set-off or charge-back available to any bank or other financial institution (including under any consolidated banking, mirrored account or similar arrangement);

(h)	security given to a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of such Person in the ordinary course of its business and not securing Debt;

(i)	the reservations, limitations, provisos and conditions, if any, expressed in any grants from the Crown or any similar authority, and statutory exceptions to title;

(j)	title defects, irregularities or restrictions which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it is held by such Person;

(k)	any other Liens of a nature similar to those referred to in the foregoing paragraphs (a) to (j), inclusive, which do not secure Debt and do not have and would not reasonably be expected to have an MAE;

(l)	Capital Leases and Purchase Money Mortgages securing or evidencing Capital Lease Obligations or Purchase Money Obligations which have been permitted to be incurred in accordance with this Agreement;

(m)	Liens granted in the ordinary course of business on commercially reasonable terms as part of Permits or arrangements under material contracts to secure the return of assets;

(n)	the Liens created pursuant to the Security and/or in favour of the Collateral Agent for the benefit of the Secured Parties so long as such Liens are subject to the terms of the Intercreditor Agreement(s) or any other form of intercreditor agreement satisfactory to the Required Lenders;

(o)	Liens on property or Equity Interests of a Person at the time that such Person is acquired or otherwise becomes a Designated Subsidiary in compliance with this Agreement; provided, however, that such Liens may not extend to any other property or assets of the Borrower and its Designated Subsidiaries other than such Equity Interests and property or assets owned by such Designated Subsidiary and its Subsidiaries; provided, further, that such Liens are not created in contemplation of, or to provide credit support in connection with, such Person becoming a Designated Subsidiary;

(p)	Liens on property or assets at the time an MDA Party acquires the property or assets, including any acquisition by means of an amalgamation, merger or consolidation with or into an MDA Party in each case in compliance with this Agreement; provided, however, that such Liens may not extend to any other property or assets (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition) owned by such MDA Party; provided further that such Liens are not created in contemplation of, or to provide credit support in connection with, such acquisition;

(q)	Liens to secure any refinancing, extension, renewal or replacement as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing paragraphs (o) and (p); provided that the amount secured thereby is not increased and the assets subject to such Liens are restricted to those permitted by such clause;

(r)	Liens encumbering property under construction arising from progress or partial payments made by a customer of such Person relating to such property;

(s)	any interest or title of a lessor in the property subject to any lease; and Liens or rights of distress reserved in or exercisable under leases for payment of rent or other compliance with the terms of such lease;

(t)	Liens in favour of customs and revenue authorities arising under applicable Law to secure payment of customs or import duties in connection with the importation of goods, which customs or import duties are not overdue;

(u)	Liens on satellite assets and other work-in-progress related to a sale contract with a customer securing the obligations of an MDA Party under such sale contract;

(v)	Liens on Orbital Receivables (including any deposit account in which any collections from such Orbital Receivables are deposited; provided that the only monies deposited to any such deposit account shall be collections from such Orbital Receivables); provided that such Orbital Receivables are the subject matter of a securitization that is a Permitted Disposition under part (f) of such definition;

(w)	the Liens granted to Her Majesty the Queen in Right of Canada, Canadian Space Agency, by the RADARSAT-2 Master Agreement, effective December 10, 1998, over tangible and intangible property relating to the RADARSAT-2 remote sensing space system, wherever located;

(x)	Liens in existence on the Closing Date and modifications, extensions and renewals thereof; provided that any such Lien securing obligations and liabilities in excess of US$1 million must be listed on Schedule 6;

(y)	customary encumbrances or restrictions (including put and call agreements) with respect to the Equity Interests of any joint venture or less than Wholly-Owned Subsidiary in favor of the other parties to such joint venture or holders of such Equity Interests;

(z)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (or comparable non-U.S. liens), (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or (iii) incurred in connection with a cash management program established in the ordinary course of business on the cash subject to such program;

(aa)	Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the MDA Parties in the ordinary course of business;

(bb)	the filing of UCC or PPSA financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(cc)	Liens with respect to Incremental Equivalent Debt, Refinancing Notes and Refinancing Facilities and, in each case, Refinancing Debt in respect thereof;

(dd)	Liens securing Secured Ratio Debt and any Refinancing Debt in respect thereof; and

(ee)	Liens securing other Debt or obligations in an aggregate outstanding principal amount not at any time exceeding the greater of (x) US$150 million and (y) 2.5% of Consolidated Total Assets.

“Permitted Other Indebtedness” means senior or subordinated Debt (which Debt may be (i) unsecured, (ii) First Lien Obligations; provided such Permitted Other Indebtedness is in the form of secured first lien notes or (iii) Second Lien Obligations, in each case issued or incurred by an MDA Party, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Maturity Date (other than, in each case, customary prepayments, commitment reductions, repurchases, redemptions, defeasances or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease or satisfy and discharge upon, a change of control, asset sale event or casualty or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), and customary acceleration rights after an event of default), and (b) that, if secured, is not secured by a Lien on any assets of the MDA Parties other than the Collateral.

“Permitted Other Indebtedness Documents” means any document or instrument (including any Guarantee, security agreement, or mortgage and which may include any or all of the Credit Facility Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any MDA Party.

“Permitted Other Indebtedness Obligations” means, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any MDA Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any MDA Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable MDA Parties under the Permitted Other Indebtedness Documents (and any of their Designated Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such MDA Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” means the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Refinancings” has the meaning set forth in Section 2.16(1).

“Person” includes an individual, partnership, body corporate, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture and other entity and any Official Body.

“Platform” has the meaning set forth in Section 14.3(6).

“PPSA” means, as the context requires in respect of an asset or jurisdiction, the Personal Property Security Act applicable to any security interest granted in such asset or otherwise applicable in such jurisdiction.

“Prepayment Event” means any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Prepayment Event.

“Principal Outstanding” means, at any time, the amount equal to:

(a)	when used in a context pertaining to Accommodations made by a single Lender under a Credit Facility, the sum of:

(i)	the aggregate principal amount of all Loans then outstanding made by such Lender under such Credit Facility (including, in the case of the Revolving Facility, such Lender’s portion of Swingline Advances made under Section 2.1(6)); and

(ii)	the Face Amount of all Accommodations then outstanding made by such Lender under such Credit Facility by way of Bankers’ Acceptances (whether or not held by such Lender) and Letters of Credit (including the portion of the Face Amount of Letters of Credit allocated to such Lender under Section 5.2); and

(b)	when used elsewhere in this Agreement with reference to a Credit Facility, the sum of:

(i)	the aggregate principal amount of all Loans and BA Equivalent Loans then outstanding made by the relevant Lenders under such Credit Facility; and

(ii)	the Face Amount of all Accommodations then outstanding made by the relevant Lenders under such Credit Facility by way of Bankers’ Acceptances (whether or not held by the respective Lenders) and Letters of Credit.

“pro forma basis”, “pro forma compliance” and “pro forma effect” means, for the purposes of calculating any test, financial ratio or covenant hereunder, calculations made subject to such pro forma and other adjustments as are appropriate and consistent with Section 1.10.

“Pro Rata Facilities” means, collectively, the Revolving Facility, the Operating Facility and the Term A Facility.

“Pro Rata Lenders” means the Lenders providing a Commitment in respect of a Pro Rata Facility and their successors and permitted assigns.

“Purchase Money Mortgage” means any Lien given (whether or not to the transferor), assumed or arising by operation of Law to provide or secure or to provide the obligor with funds to pay the whole or any part of the consideration for the acquisition or costs of construction or improvement of property where:

(a)	the principal amount of the Purchase Money Obligation secured by such Lien is not in excess of the cost to the obligor of the property encumbered thereby;

(b)	such Lien was created prior to, at the time of or within 120 days after the acquisition, completion of construction or commencement of full operation of such property; and

(c)	such Lien extends only to the property being acquired, constructed or improved by the obligor (and improvements erected or constructed thereon and the proceeds thereof);

and includes the renewal, extension or refinancing of any such Lien upon the same property by a Purchase Money Obligation provided that the Debt secured thereby and the property subject to such Lien are not increased thereby (other than with respect to improvements created or constructed thereon and the proceeds thereof), but does not include a Capital Lease or an Operating Lease.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of property or assets, whether or not secured, provided that any Lien incurred in respect of such obligation shall not extend to any property or assets other than the property or assets acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.

“Qualified ECP Guarantor” means, in respect of any ECP Swap Obligation, each MDA Obligor that has total assets exceeding US$10 million at the time the relevant MDA Obligor Guarantee or grant of the relevant Lien becomes effective with respect to such ECP Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rateable Portion” means, as to any Lender, the percentage which:

(a)	such Lender’s Commitment (under any or all of the Credit Facilities, as the case may be);

then constitutes of:

(b)	the aggregate Commitments (under any or all of the Credit Facilities, as the case may be).

“Rating” means a rating assigned to the senior unsecured debt of the Borrower by Moody’s or S&P.

“Reallocation Effective Date” has the meaning set forth in Section 2.1(9).

“Reallocation Notice” has the meaning set forth in Section 2.1(9).

“receiver” includes a receiver, receiver/manager and receiver and manager.

“Re-Domicile Date” means the first date on which the Company or its successor has become the US Parent or a Subsidiary of the US Parent.

“Re-Domicile Reorganization” means the reorganization steps and activities that will be undertaken by the Company in order to cause the Company or its successor or any direct or indirect parent thereof to be organized under the laws of the United States of America or any State thereof in accordance with Section 10.1(20) or 14.16.

“Reference Lenders” means such Lenders as shall be designated for such purpose by the Borrower and the Administrative Agent.

“Refinancing” means the repayment in full of (a) all Debt and other obligations under, and the release and discharge of the obligations of the DigitalGlobe Group arising in respect of, the DigitalGlobe Credit Agreement, (b) all Debt and other obligations under, and the release and discharge of the obligations of the MDA Parties arising in respect of, the note purchase agreement governing the 2012 Notes (as defined in the Existing Credit Agreement) and (c) all Obligations, excluding, in each case, (i) any contingent reimbursement obligations under the Existing Letters of Credit and (ii) any contingent indemnification obligations.

“Refinancing Debt” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to extend, renew, refinance, replace, defease or refund, or in exchange for existing Debt; provided that (a) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and discounts, commissions and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being modified, refinanced, refunded, renewed or extended, (c) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, taken as a whole and, (d) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Debt being modified, refinanced, refunded, renewed or extended, and such new or additional obligors as are or become Guarantors in accordance with Section 8.2 and with respect to subordinated Debt the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Debt, taken as a whole, (e) if the Debt being modified, refinanced, refunded, renewed or extended is secured by a Lien that ranks junior to Liens securing the Obligations, the Liens securing such Refinancing Debt, if secured, rank junior to the Liens securing the Obligations, as the case may be, and are subordinated on terms at least as favorable to the holders of the Obligations, as the case may be, as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, and (f) if the Debt being modified, refunded, renewed or extended is unsecured, the Refinancing Debt is unsecured.

“Refinancing Facilities” has the meaning set forth in Section 2.16(1).

“Refinancing Notes” has the meaning set forth in Section 2.16(1).

“Refinancing Revolving Facility” has the meaning set forth in Section 2.16(1).

“Refinancing Term Facility” has the meaning set forth in Section 2.16(1).

“Regulation T” means Regulation T of the Board. “Regulation U” means Regulation U of the Board. “Regulation X” means Regulation X of the Board.

“Reinvestment Period” has the meaning set forth in the definition of “Net Cash Proceeds”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means releasing, spilling, depositing, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing dumping or migrating (including permitting any of the foregoing to occur) of any Hazardous Materials to the environment, including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Reliance and Enforcement Agreement” has the meaning set forth in the definition of “Convertible Debentures”.

“Required Lenders” means, at any date, Lenders (other than Defaulting Lenders) having or holding at least a majority of the aggregate of the sum of (i) unused Commitments under all Credit Facilities and (ii) the Principal Outstanding of all Loans outstanding under all Credit Facilities, excluding in each case the unused Commitment(s) and Principal Outstanding of any Defaulting Lenders.

“Required Pro Rata Lenders” means, at any date, (i) Pro Rata Lenders (other than Defaulting Lenders) having or holding at least a majority of the aggregate of the Commitments under all of the Pro Rata Facilities, excluding the Commitment(s) of any Defaulting Lenders or (ii) if the above Commitments have been terminated, Pro Rata Lenders (other than Defaulting Lenders) having or holding a majority of the aggregate of the Principal Outstanding under all of the Pro Rata Facilities, excluding in each case the unused Commitment(s) and Principal Outstanding of any Defaulting Lenders.

“Required Revolving Lenders” means, at any date, (i) Revolving Lenders (other than Defaulting Lenders) having or holding at least a majority of the aggregate of the Commitments under the Revolving Facility and the Operating Facility, excluding the Commitment(s) of any Defaulting Lenders or (ii) if the above Commitments have been terminated, Revolving Lenders (other than Defaulting Lenders) having or holding a majority of the aggregate of the Principal Outstanding under the Revolving Facility and the Operating Facility, excluding in each case the unused Commitment(s) and Principal Outstanding of any Defaulting Lenders.

“Required Term A Lenders” means, at any date, (i) Term A Lenders (other than Defaulting Lenders) having or holding at least a majority of the aggregate of the Commitments under all of the Term A Facilities, excluding the Commitment(s) of any Defaulting Lenders or (ii) if the above Commitments have been terminated, Term A Lenders (other than Defaulting Lenders) having or holding a majority of the aggregate of the Principal Outstanding under all of the Term A Facilities, excluding the Principal Outstanding of any Defaulting Lenders.

“Requirements of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person and any Law, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserved Funds” means for any Financial Year of the Borrower, amounts not expended during such Financial Year, but designated by Borrower as committed or projected to be paid within 18 months after the end thereof, in each case in respect of one or more Capital Expenditures, Investments or Permitted Acquisitions (collectively, a “Permitted Reserved Funds Use”), provided that as of any date of determination of Excess Cash Flow, the Borrower or one or more of its Subsidiaries (other than any Non-Recourse Subsidiary) has either (a) entered into a legally binding commitment to expend such funds on such Permitted Reserved Funds Use or (b) deposited such funds into a segregated account identified as the “Reserved Funds Account” to, and maintained with, the Administrative Agent. Any amounts designated as Reserved Funds may, to the extent no longer held or being used for a Permitted Reserved Funds Use, be re-designated by a Senior Officer of the Borrower to the Administrative Agent, as no longer being Reserved Funds.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 10.2(9).

“Re-Tranching Election” has the meaning set forth in Section 2.19(1).

“Re-Tranching Percentage” means, on any calculation date, the percentage determined by dividing (i) the proportion of all Credit Facilities (including any non-Lender credit facilities for senior Debt which are secured on a pari passu basis with the Credit Facilities) which are Cdn. Tranches (or the equivalent) by (ii) the following applicable percentage:

(a)	with respect to Secured Adjusted EBITDA referenced in clause (a) of Section 10.1(17), the percentage determined by dividing (A) the proportion of Adjusted EBITDA generated by Limited MDA Obligors (or the equivalent in the case of any other senior Debt) by (B) Adjusted EBITDA (calculated on a consolidated basis but excluding, for certainty, Adjusted EBITDA of Non-Recourse Subsidiaries); and

(b)	with respect to Secured Consolidated Total Assets referenced in clause (b) of Section 10.1(17), the percentage determined by dividing (A) the proportion of Consolidated Total Assets owned by Limited MDA Obligors (or the equivalent in the case of other senior Debt) by (B) Consolidated Total Assets (calculated on a consolidated basis but excluding, for certainty, Adjusted EBITDA of Non-Recourse Subsidiaries);

provided that such proportion of Cdn. Tranches shall be determined on the basis of commitments (in the case of revolving credit facilities) and by outstandings (in the case of non-revolving credit facilities) and, if the Re-Tranching Percentage exceeds 100%, then the Re-Tranching Percentage shall be deemed to be 100%.

“Revolving Facility” means the Credit Facility to be made available by the Revolving Lenders pursuant to the Revolving Facility Commitments.

“Revolving Facility Commitment” means, as to each Revolving Lender, its obligation to make Revolving Facility Loans to the Borrower pursuant to Section 2.1(1)(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1 under the caption Revolving Facility Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and shall include, if applicable, such Revolving Lender’s Incremental Revolving Facility Commitment. The aggregate Revolving Facility Commitments of all Revolving Lenders shall be US$1.150 billion on the Closing Date (the “Initial Revolving Facility Commitments”), as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Facility Extension Election” has the meaning set forth in Section 2.13(2).

“Revolving Facility Extension Request” has the meaning set forth in Section 2.13(1).

“Revolving Facility Loan” has the meaning set forth in Section 2.1(1)(a).

“Revolving Facility Maturity Date” means, with respect to a Revolving Lender, October 5, 2021 or, if such day is not a Business Day, the immediately preceding Business Day, subject to extension in accordance with Section 2.13.

“Revolving Lenders” means the Lenders providing Revolving Facility Commitments and their respective successors and permitted assigns.

“Revolving Letter of Credit” means a Letter of Credit issued by an Issuing Bank under the Revolving Facility.

“Rollover” means, in respect of a CDOR Rate Loan or US LIBOR Loan, the continuation thereof or any portion thereof for a succeeding Interest Period and, in respect of a Bankers’ Acceptance, the issuance of a further Drawing on any day in a Face Amount not exceeding the Face Amount of such Bankers’ Acceptance, the proceeds of which are used to pay (directly or indirectly) such Bankers’ Acceptance.

“Royal Bank” means Royal Bank of Canada, a Canadian chartered bank.

“S&P” means S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC, and its successors and assigns.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority.

“Sanctions” means, solely in respect of the business activities of the Borrower or any of its Subsidiaries, the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority that are applicable to the Borrower or any of its Subsidiaries.

“Sanctions Authority” means any of: (i) the Canadian government; (ii) the United States government; (iii) the United Nations Security Council (to the extent it would not violate applicable Law in Canada); (iv) the European Union; (v) the United Kingdom; or (vi) the respective governmental institutions, departments and agencies of any of the foregoing, including OFAC and the United States Department of State; and “Sanctions Authorities” means all of the foregoing, collectively.

“Second Lien Intercreditor Agreement” means a first lien/second lien intercreditor agreement substantially in the form of Schedule 14 (with such changes to such form as may be reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrower) among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having Liens on the Collateral ranking junior to the Liens on the Collateral securing the Secured Obligations.

“Second Lien Obligations” means any Permitted Other Indebtedness Obligations that are (i) secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Secured Obligations and (ii) subject to a Second Lien Intercreditor Agreement.

“Secured Adjusted EBITDA” means the sum of (i) Adjusted EBITDA (calculated only with respect to those MDA Obligors which are not Limited MDA Obligors) and (ii) the product of Adjusted EBITDA (calculated only with respect to the Limited MDA Obligors) multiplied by the Re-Tranching Percentage.

“Secured Consolidated Debt” means Consolidated Debt secured by a Lien on property or assets of the Borrower and its Designated Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Debt secured thereby).

“Secured Consolidated Total Assets” means the sum of (i) Consolidated Total Assets (calculated only with respect to those MDA Obligors which are not Limited MDA Obligors) and (ii) the product of Consolidated Total Assets (calculated only with respect to the Limited MDA Obligors) multiplied by the Re-Tranching Percentage, in each case excluding from Consolidated Total Assets any Investments in any Subsidiaries which are not MDA Obligors.

“Secured Debt Leverage Ratio” means, on any determination, the ratio of Secured Consolidated Debt on such date to Adjusted EBITDA for the most recently completed four consecutive Financial Quarters ending on or prior to such date.

“Secured Obligations” means collectively:

(a)	the Obligations;

(b)	the Hedging Obligations; and

(c)	the Cash Management Obligations.

“Secured Parties” means the Agents, the Lenders, the Lender Hedge Providers and the Cash Managers.

“Secured Ratio Debt” has the meaning set forth in Section 10.2(1)(d).

“Security” means all items of security given to the Collateral Agent or any of the other Secured Parties at any time and from time to time to secure any of the Secured Obligations, including the Existing Security.

“Security Documents” means the GSA, the Debentures and each other security agreement or pledge agreement executed and delivered pursuant to Sections 8.1, 8.2, 10.1(15) and 10.2(12) to secure any of the Secured Obligations.

“Senior Notes De-Leveraging Application” means (i) the issuance by the Borrower of at least US$750 million in aggregate principal amount of unsecured senior notes in a public offering or a Rule 144A or other private placement and (ii) the application of all of the net proceeds from such issuance to reduce the Commitments under the Term Facilities (if such issuance occurs on or before the Closing Date) or to prepay the Term Loans (if such issuance occurs after the Closing Date).

“Senior Officer” means, in respect of a corporation, the president or chief executive officer, the chief financial officer, the chief legal officer, an executive vice-president, the director of finance, the controller, the secretary, the treasurer or such other officer as the Administrative Agent may agree to.

“Solvent” means, after giving effect to the consummation of the DigitalGlobe Acquisition, the sum of the liabilities (including identified contingent liabilities) of the MDA Parties, on a consolidated basis, does not exceed the present fair saleable value of the present property of the MDA Parties, on a consolidated basis.

“Special Subsidiary” means a Subsidiary of the Borrower that is neither a Non-Recourse Subsidiary nor a Wholly-Owned Subsidiary.

“Special Subsidiary Percentage” means, with respect to a specified Special Subsidiary, the percentage of the issued and outstanding Equity Interests of such Special Subsidiary held directly or indirectly by the Borrower.

“Specified Merger Agreement Representations” means such of the representations made by or with respect to DigitalGlobe or any of its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that any of the Borrower, Merlin Holdings, Merger Sub I, Inc., or Merlin Sub has the right (taking into account any applicable cure provisions) to terminate its (or any of the Borrower’s Affiliates has the right to terminate its) obligations under the Merger Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” means the representations and warranties with respect to the Borrower and Guarantors only set forth in Sections 7.1 (limited in the case of good standing to the jurisdiction of the Borrower and each Guarantor organized under the laws of Canada, the United States, or any Province, State or Territory thereof), 7.2, 7.3, 7.4 (in the case of such Sections 7.2, 7.3 and 7.4, to the extent they relate to the execution, delivery, performance of the Credit Facility Documents), 7.5(a)(i) (as the constitutional documents referred to therein relate to the execution, delivery and performance of the Credit Facility Documents), 7.23, 7.24, 7.25, 7.26, 7.27 and 7.28.

“SS/L” means Space Systems/Loral, LLC.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any

Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). US LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Consideration” has the meaning set forth in the Merger Agreement.

“Subordinated Debt” means unsecured Debt which is provided to an MDA Party and is subordinated in right of payment of principal to the Obligations, all of which Debt shall be subject to a subordination agreement on customary market terms (as determined by the Borrower in good faith); and, for greater certainty, (i) such subordination agreement shall contain (A) a standstill period of at least 120 days which restricts the ability of the subordinated creditor to accelerate the subordinated obligations (except as may be necessary to preserve or prove claims in bankruptcy or insolvency proceedings) and to initiate bankruptcy or insolvency proceedings and (B) customary turnover provisions, and (ii) Convertible Debentures that meet the preceding criteria may constitute Subordinated Debt.

“Subsidiary” means, at any time in respect of a Person, any corporation or other entity which securities or other Equity Interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by such Person, and includes for greater certainty successive Subsidiaries of such Subsidiary. Unless the context requires otherwise, any reference to a Subsidiary refers to a Subsidiary of the Borrower.

“Swingline Advance” has the meaning set forth in Section 2.1(6).

“Swingline Lender” means Royal Bank, or any other Revolving Lender designated as a Swingline Lender by the Borrower and the Administrative Agent in writing from time to time with the consent of such other Revolving Lender.

“Taking” means the expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any of the Collateral or any right, title or interest therein by any Official Body.

“Tax Excluded Subsidiary” means, after the Re-Domicile Date, (a) a Designated Subsidiary that (i) is a CFC, (ii) is a direct or indirect Subsidiary of a CFC or (iii) is a FSHCO, (b) any other Designated Subsidiary with respect to which providing an MDA Obligor Guarantee would result in the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction (as reasonably determined by the Borrower) and (c) any other Designated Subsidiary with respect to which providing an MDA Obligor Guarantee would otherwise result in material adverse tax consequences (as reasonably determined by the Borrower).

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings (including backup withholding), assessments, fees or other charges which are imposed, levied, collected, withheld or assessed by any country, political subdivision or taxing authority thereof, together with interest thereon and penalties with respect thereto, if any, and “Tax” shall be construed accordingly.

“Term A Commitment” means, with respect to a Lender, such Lender’s Initial Term A Commitment (if any) and, if applicable, such Lender’s Incremental Term A Commitment.

“Term A Election Date” has the meaning set forth in Section 2.14(2).

“Term A Facility Extension Election” has the meaning set forth in Section 2.14(2).

“Term A Facility Extension Request” has the meaning set forth in Section 2.14(1).

“Term A Facility” means the Credit Facility to be made available by the Term A Lenders pursuant to the Term A-1 Tranche and the Term A-2 Tranche.

“Term A Lenders” means the Lenders providing Term A Commitments and their respective successors and permitted assigns.

“Term A Loans” means Loans under the Term A Facility.

“Term A-1 Loans” means Loans under the Term A-1 Tranche.

“Term A-1 Commitment” means, with respect to a Lender, such Lender’s Initial Term A-1 Commitment (if any) and, if applicable, such Lender’s Incremental Term A Commitment with respect to the Term A-1 Tranche.

“Term A-1 Lender” means a Lender with a Term A-1 Commitment or an outstanding Term A-1 Loan.

“Term A-1 Tranche” means the tranche of the Term A Facility to be made available by the Term A Lenders pursuant to the Initial Term A-1 Commitments and any Incremental Term A Commitments.

“Term A-2 Commitment” means, with respect to a Lender, such Lender’s Initial Term A-2 Commitment (if any) and, if applicable, such Lender’s Incremental Term A Commitment with respect to the Term A-2 Tranche.

“Term A-2 Lender” means a Lender with a Term A-2 Commitment or an outstanding Term A-2 Loan.

“Term A-2 Loans” means Loans under the Term A-2 Tranche.

“Term A-2 Tranche” means the tranche of the Term A Facility to be made available by the Term A Lenders pursuant to the Initial Term A-2 Commitments and any Incremental Term A Commitments.

“Term B Commitment” means, with respect to a Lender, such Lender’s Initial Term B Commitment (if any) and, if applicable, such Lender’s Incremental Term B Commitment.

“Term B Facility” means the Credit Facility to be made available by the Term B Lenders pursuant to the Term B Commitments.

“Term B Lenders” means the Lenders providing Term B Commitments and their respective successors and permitted assigns.

“Term B Loan Extension Election” has the meaning set forth in Section 2.17(4).

“Term B Loan Extension Request” has the meaning set forth in Section 2.17(2).

“Term B Loans” means Loans under the Term B Facility.

“Term Facilities” means, collectively, the Term A Facility, the Term B Facility and any Incremental Term Facility, and “Term Facility” means any of them.

“Term Lenders” means, collectively, the Term A Lenders and the Term B Lenders.

“Term Loans” means, collectively, the Term A Loans and the Term B Loans.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and for which financial statements shall have been delivered (or were required to be delivered) to the Administrative Agent.

“this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this credit agreement, as further supplemented or amended and not to any particular Article, Section, paragraph, Schedule or other portion hereof; and the expressions “Article”, “Section”, “paragraph” and “Schedule” followed by a number or letter mean and refer to the specified Article, Section, paragraph or Schedule of this Agreement.

“Threshold Amount” means US$100 million (or the Equivalent Amount in any other currency).

“Title Company” means Chicago Title Insurance or other nationally recognized title insurer reasonably satisfactory to the Borrower and the Administrative Agent.

“Total Initial Term A-1 Commitments” means the sum of the Initial Term A-1 Commitments of all Lenders.

“Total Initial Term A-2 Commitments” means the sum of the Initial Term A-2 Commitments of all Lenders.

“Total Initial Term B Commitments” means the sum of the Initial Term B Commitments of all Lenders.

“Total Revolving Facility Commitments” means the sum of the Revolving Facility Commitments of all Lenders.

“Tranche” means a tranche of the Term A Facility, being either the Term A-1 Tranche or the Term A-2 Tranche.

“Transactions” means, collectively, the DigitalGlobe Acquisition, the entry into of the Credit Facility Documents contemplated by Section 6.1, the Refinancing, the payment of the consideration in respect of the DigitalGlobe Acquisition and the payment of all fees and expenses incurred in connection with the foregoing.

“True Up” has the meaning set forth in Section 14.1(1).

“True Up Percentage” means, as to each Pro Rata Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the Revolving Facility Commitment and the Operating Facility Commitment of such Lender and (b) the denominator shall be the sum of the Total Revolving Facility Commitments and the Operating Facility Commitment, in each case immediately prior to the Acceleration Date. For purposes of computing each Pro Rata Lender’s True Up Percentage, all Principal Outstanding which is denominated in a currency other than US Dollars shall be translated into US Dollars at the Canadian Dollar Exchange Rate in effect on the Acceleration Date.

“Type” means (i) as to any Revolving Facility Loan or Term A Loan, its nature as an ABR Loan or a US LIBOR Loan, (ii) as to any Operating Facility Loan, its nature as an ABR Loan, a US LIBOR Loan, a Canadian Prime Rate Loan, a CDOR Rate Loan, a Bankers’ Acceptance or a BA Equivalent Loan, or (iii) as to any Term B Loan, its nature as an ABR Loan or a US LIBOR Loan.

“UCC” means, as the context requires in respect of an asset or jurisdiction, the Uniform Commercial Code applicable to any security interest granted in such asset or otherwise applicable in such jurisdiction.

“Undisclosed Administration” means, in relation to a Lender or any other Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other appointment of a similar official by a supervisory authority or regulator under or based on the Law in the country where such Lender or such other Person is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce and in effect from time to time.

“Unsecured Ratio Debt” has the meaning set forth in Section 10.2(1)(e).

“US$ Equivalent Principal Outstanding” means, at any time with respect to a Credit Facility, the amount equal to:

(a)	when used in a context pertaining to Accommodations made by a single Lender under such Credit Facility, the Principal Outstanding in favour of such Lender under such Credit Facility; and

(b)	when used elsewhere in this Agreement with reference to a Credit Facility, the Principal Outstanding in favour of all Lenders under such Credit Facility;

in each case calculated and expressed in US Dollars, with each obligation in Canadian Dollars or any other currency converted for purposes of such calculation into the Equivalent Amount in US Dollars.

“US Borrower” means, if a Re-Tranching Election is made, the US Parent or US Subsidiary which is designated as the borrower under the US Tranche(s) pursuant to Section 2.19.

“US Dollars”, “United States Dollars” and “US$” each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

“US GAAP” means, in relation to any Person at any time, those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof in effect at such time.

“US Lender” means, if a Re-Tranching Election is made, a Lender under a US Tranche.

“US Lending Office” means, as to each Lender, the office in the United States of America specified as the “US Lending Office” of such Lender on Schedule 1 annexed hereto or such other office in the United States of America as such Lender may designate from time to time in accordance with Section 2.1(8) or 2.19.

“US LIBOR” means, with respect to any Interest Period for any US LIBOR Loan:

(a)	the rate (rounded up to the nearest one hundredth of one percent (1/100th of 1%) if necessary) determined by the Administrative Agent to be the offered rate listed on the “LIBOR 01 Page” (or any display substituted therefor) of Reuter’s Monitor Money Rates Service (or any successor thereto designated by the Administrative Agent) that displays the ICE Benchmark Administration Limited (or its successor) Interest Settlement Rate applicable to such Interest Period, at which deposits in US Dollars are offered to financial institutions in the London interbank market at 11:00 a.m. (London local time) on the date two (2) Business Days prior to the first day of such Interest Period; or

(b)

if the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days, at which deposits in US Dollars for delivery on the first day of such Interest

Period in same day funds in the approximate amount of the US LIBOR Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such US LIBOR Loan as would be offered by the Administrative Agent’s London branch to major banks in the offshore US Dollar market at their request at approximately 11:00 a.m. (London local time) on the date two (2) Business Days prior to the first day of such Interest Period;

provided that if any such rate determined above is less than zero on any day, then such rate will be deemed to be zero for such day.

“US LIBOR Loan” means each Loan bearing interest based on the Adjusted LIBOR.

“US-Owned Assets” means assets owned by the United States Department of Defense or any other agency of the United States government, and any assets that are qualified as classified assets by any applicable Laws of the United States of America.

“US Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any MDA Party or any of its respective ERISA Affiliates or to which any MDA Party or any of its respective ERISA Affiliates contributes or has an obligation to contribute.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Parent” means, from and after the Re-Domicile Date, the successor to or direct or indirect parent of the Company which is a publicly-traded corporation organized under the laws of the United States or any State thereof.

“US Secured Obligations” means Secured Obligations owing by the US Borrower(s).

“US Subsidiary” means a Wholly-Owned Subsidiary of (i) the Company prior to the Re-Domicile Date and (ii) the US Parent on and after the Re-Domicile Date which, in each case, is organized under the laws of the United States of America or any State thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 11.6(7)(c).

“US Tranche” means, if a Re-Tranching Election is made, a tranche of the applicable Credit Facility where the borrower is a US Borrower.

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower, all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning set forth in Section 2.15(4).

1.2 Computation of Time Periods.

(1) Inclusion Rules. In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(2) Days Rule. Where in this Agreement a notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

1.3 Accounting Terms.

(1) All accounting terms not specifically defined herein shall be construed, and resulting calculations and determinations made, in accordance with IFRS consistently applied; provided that, in respect of the DigitalGlobe Acquisition, the Borrower will in respect of its financial statements for the Financial Year in which the DigitalGlobe Acquisition occurs need to refer to US GAAP, and will provide to the Administrative Agent a reconciliation of such references to IFRS.

(2) If:

(a)	the Borrower or any of its Subsidiaries adopts a material change in an accounting policy in response to a change in IFRS or in order to more appropriately present events or transactions in its financial statements; or

(b)	the Borrower has made a determination to maintain its accounts in accordance with US GAAP;

and either such event would cause an amount required to be determined for the purposes of the Financial Covenants or any financial term used in this Agreement (each a “Financial Covenant/Term”) to be materially different than the amount that would be determined without giving effect to such change, the Borrower shall notify the Administrative Agent of such change (an “Accounting Change”). Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change, its effect on the current and immediately prior year’s financial statements in accordance with (in the case of (a) above) IFRS or (in the case of (b) above) US GAAP and state whether the Borrower desires to revise the method of calculating one or more of the Financial Covenants/Terms (including the revision of any of the defined terms used in the determination of such Financial/Covenant Term) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Covenant/Term will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Covenant/Term. The Accounting Change Notice shall be delivered to the Administrative Agent within 60 days after the end of the Financial Quarter in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth Financial Quarter or in respect of an entire Financial Year, within 120 days after the end of such period. In connection with any Accounting Change Notice, the Borrower shall forthwith provide to the Administrative Agent any additional information regarding the Accounting Change as the Administrative Agent shall reasonably request.

(3) If, pursuant to the Accounting Change Notice, the Borrower does not indicate it desires to revise the method of calculating one or more of the Financial Covenants/Terms, the Required Lenders may within 30 days after receipt of the Accounting Change Notice notify the Borrower that they wish to revise the method of calculating one or more of the Financial Covenants/Terms that has been affected by the Accounting Change in the manner described above.

(4) If either the Borrower or the Required Lenders so indicate that they wish to revise the method of calculating one or more of the Financial Covenants/Terms, the Borrower and the Required Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Covenants/Terms so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Until the Borrower and the Required Lenders have reached agreement in writing on such revised method of calculation, all amounts to be determined hereunder shall continue to be determined without giving effect to the Accounting Change. For greater certainty, if no notice of a desire to revise the method of calculating the Financial Covenants/Terms in respect of an Accounting Change is given by either the Borrower or the Required Lenders within the applicable time period described above, then the method of calculating the Financial Covenants/Terms shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Covenants/Terms shall be determined after giving effect to such Accounting Change.

(5) If a Compliance Certificate is delivered under Section 10.1(8)(c) in respect of a Financial Quarter or Financial Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Covenants/Terms, and subsequently, as provided above, the method of calculating one or more of the Financial Covenants/Terms is revised in response to such Accounting Change, or the amounts to be determined pursuant to any of the Financial Covenants/Terms are to be determined without giving effect to such Accounting Change, the Borrower shall deliver a revised Compliance Certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.3(5) shall be deemed to have never occurred.

1.4 Incorporation of Schedules.

Schedules 1 to 18 annexed hereto shall, for all purposes hereof, form an integral part of this Agreement.

1.5 Gender; Singular, Plural, etc.

As used herein, each gender shall include all genders, and the singular shall include the plural and the plural the singular, as the context shall require.

1.6 Use of Certain Words.

The words “including” and “includes”, when either follows any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

1.7 Successors, etc.

In this Agreement:

(a)	reference to any body corporate shall include successors thereto, whether by way of amalgamation or otherwise; provided that transfers and assignments by the Borrower and corporate and other reorganizations shall nonetheless be undertaken only in accordance with any restrictions imposed by the terms hereof;

(b)	references to any statute, enactment or legislation or to any section or provision thereof include a reference to any order, ordinance, regulation, rule or by-law or proclamation made under or pursuant to that statute, enactment or legislation and all amendments, modifications, consolidations, re-enactments or replacements thereof or substitutions therefor from time to time; and

(c)	reference to any agreement, instrument, Permit or other document shall include reference to such agreement, instrument, Permit or other document as the same may from time to time be amended, supplemented, replaced or restated.

1.8 Interpretation not Affected by Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.9 General Provisions as to Certificates and Opinions, etc.

Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Administrative Agent or any Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the Borrower to have such action taken, and any certificate executed by the Borrower shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

1.10 Pro Forma and Other Calculations.

(1) For purposes of calculating the Financial Covenants, Debt incurrence tests, investments, acquisitions, dispositions, mergers, consolidations, amalgamations and disposed operations (as determined in accordance with IFRS) that have been made by the Borrower or Subsidiary (excluding any Non-Recourse Subsidiary) during a Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such investments, acquisitions, dispositions, mergers, consolidations, amalgamations and disposed operations (and the change in any associated obligations and the change in Adjusted EBITDA and Interest Expense resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Subsidiary (excluding any Non-Recourse Subsidiary) or was merged with or into the Borrower or any Subsidiary (excluding any Non-Recourse Subsidiary) since the beginning of such period) shall have made any investment, acquisition, disposition, merger, consolidation, amalgamation or disposed operation that would have required adjustment pursuant to this definition, then the Financial Covenants and Debt incurrence tests shall each be calculated giving pro forma effect thereto for such Test Period as if such investment, acquisition, disposition, merger, consolidation, amalgamation or disposed operation had occurred at the beginning of the Test Period.

(2) Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies relating to any transaction which is being given pro forma effect in a manner consistent with the definition of Adjusted EBITDA. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Debt with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Debt with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Debt under a revolving facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving facility as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such revolving facility on such date). Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(3) In the event that the Borrower or any Subsidiary (other than any Non-Recourse Subsidiary) incurs, assumes, Guarantees, redeems, retires, or extinguishes any Debt subsequent to the commencement of the Test Period, but prior to or simultaneously with the date of determination, then the financial covenants and incurrence tests shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, retirement, or extinguishment of Debt (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Test Period.

1.11 Calculation of Baskets and Ratios.

(1) Unless otherwise specified herein, the baskets set forth in Article 10 and elsewhere in this Agreement shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets are exceeded as a result of fluctuations to Consolidated Total Assets after the last time such baskets were calculated for any purpose, such baskets will not be deemed to have been exceeded as a result of such fluctuations.

(2) For purposes of determining whether the incurrence of any Debt or Lien or the making of any Investment or Restricted Payment complies with any basket that is based upon the greater of a specified US dollar amount and a percentage of Consolidated Total Assets, Consolidated Total Assets shall be calculated on a pro forma basis.

(3) U.S. dollars shall be the currency of calculation for all Financial Covenants and financial ratios.

1.12 Limited Condition Acquisitions.

(1) Notwithstanding anything to the contrary in this Agreement, for purposes of (i) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Debt (including any Incremental Facilities) or Liens or the making of any Investments or Restricted Payments or (ii) determining compliance with the representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive documentation with respect to such Limited Condition Acquisition is entered into (the “LCA Test Date”) and, if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Fiscal Quarter ending prior to the LCA Test Date, a Default or Event of Default shall not then have occurred and be continuing and Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation or warranty, such financial ratio, basket, representation or warranty and such condition with respect to the lack of Default or Event of Default shall be deemed to have been complied with, subject to Section 1.12(2). If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall (subject to Section 1.12(2)) be calculated (and tested) (I) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated and (II) with respect to the making of any Restricted Payments, on a standalone basis without giving effect to such Limited Condition Acquisition and other transactions in connection therewith.

(2) Notwithstanding Section 1.12(1), the deeming provisions contained in such Section shall be subject to “SunGard” conditions equivalent or similar to the Certain Funds Provisions.

1.13 Amendment and Restatement.

The Borrower and each Lender acknowledge and agree that upon satisfaction of the conditions precedent to effectiveness of this Agreement in Section 6.1:

(a)	the provisions of the Existing Credit Agreement are amended, modified and restated in their entirety on the terms and conditions, and in the form, of this Agreement and, as so amended, modified and restated, are ratified and confirmed; and

(b)	all rights, obligations and indebtedness which have arisen and remain outstanding under the Existing Credit Agreement as of the Closing Date including all amounts in respect of the Existing MDA Letters of Credit shall, subject only to the effect of the amendments and modifications to the Existing Credit Agreement effected by this Agreement, continue in full force and effect as rights, obligations and indebtedness under this Agreement, all in accordance with and subject to the provisions herein set forth, and the liability of the Borrower in respect of the Existing MDA Letters of Credit shall be and be deemed to be continued under and governed by this Agreement from and after the Closing Date in accordance with the provisions of this Agreement.

Article 2

THE CREDIT FACILITIES

2.1 Credit Facilities.

(1)	Commitment.

(a)	Subject to and upon the terms and conditions herein set forth, each Revolving Lender severally, but not jointly, agrees to make a Loan or Loans denominated in US Dollars to the Borrower from its US Lending Office (each, a “Revolving Facility Loan” and, collectively, the “Revolving Facility Loans”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Facility Commitment, provided that such Revolving Facility Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Facility Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or US LIBOR Loans; provided that all Revolving Facility Loans made by each of the Revolving Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Facility Loans of the same Type, (C) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 11.5(1)) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Revolving Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Lender’s share of the Principal Outstanding at such time exceeding such Revolving Lender’s Revolving Facility Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Principal Outstanding under the Revolving Facility at such time exceeding the Total Revolving Facility Commitment then in effect.

(b)

Subject to and upon the terms and conditions herein set forth, the Operating Lender agrees to make a Loan or Loans denominated, at the election of the Borrower, in either Canadian Dollars or US Dollars, to the Borrower from its applicable Lending Office (each, an “Operating Facility Loan” and, collectively, the “Operating Facility Loans”) in an aggregate principal amount not to exceed at any time outstanding the amount of such

Lender’s Operating Facility Commitment, provided that such Operating Facility Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Operating Facility Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans, US LIBOR Loans, Canadian Prime Rate Loans, CDOR Rate Loans or Bankers’ Acceptances or BA Equivalent Loans; provided that all Operating Facility Loans made by the Operating Lender pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Operating Facility Loans of the same Type, (C) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 11.5(1)) and reborrowed in accordance with the provisions hereof, (D) shall not at any time, after giving effect thereto and to the application of the proceeds thereof, result in the Principal Outstanding under the Operating Facility at such time exceeding the Operating Facility Commitment at such time.

(c)	Subject to and upon the terms and conditions herein set forth, each Initial Term A-1 Lender severally, but not jointly, agrees to make a Loan or Loans denominated in US Dollars to the Borrower from its US Lending Office (each, an “Initial Term A-1 Loan” and, collectively, the “Initial Term A-1 Loans”) to the Borrower on the Closing Date, which Initial Term A-1 Loans shall not exceed for any such Lender the Initial Term A-1 Commitment of such Lender. Such Initial Term A-1 Loans (i) may at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or US LIBOR Loans; provided that all Term A-1 Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term A-1 Loans of the same Type, (ii) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 11.5(1)), but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term A-1 Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term A-1 Commitment. On the Initial Term A-1 Maturity Date, all then unpaid Initial Term A-1 Loans shall be repaid in full in the currency in which they are then outstanding.

(d)	Subject to and upon the terms and conditions herein set forth, each Initial Term A-2 Lender severally, but not jointly, agrees to make a Loan or Loans denominated in US Dollars to the Borrower from its US Lending Office (each, an “Initial Term A-2 Loan” and, collectively, the “Initial Term A-2 Loans”) to the Borrower on the Closing Date, which Initial Term A-2 Loans shall not exceed for any such Lender the Initial Term A-2 Commitment of such Lender. Such Initial Term A-2 Loans (i) may at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or US LIBOR Loans; provided that all Term A-2 Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term A-2 Loans of the same Type, (ii) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 11.5(1)), but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term A-2 Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term A-2 Commitment. On the Initial Term A-2 Maturity Date, all then unpaid Initial Term A-2 Loans shall be repaid in full in the currency in which they are then outstanding.

(e)

Subject to and upon the terms and conditions herein set forth, each Initial Term B Lender severally, but not jointly, agrees to make a Loan or Loans denominated in US Dollars (each, an “Initial Term B Loan” and, collectively, the “Initial Term B Loans”) to the Borrower on the Closing Date, which Initial Term B Loans shall not exceed for any such Lender the Initial Term B Commitment of such Lender. Such Initial Term B Loans (i) may at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or US LIBOR Loans; provided that all Initial Term B Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term B Loans of the same Type, (ii) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 11.5(1) or 2.4(5)), but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term B Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term B Commitment. On the Initial Term B Maturity Date, all then unpaid Initial Term B Loans shall be repaid in full in US Dollars.

Each applicable Lender shall make available to the Borrower through its applicable Lending Office its Rateable Portion of all Accommodations under each Credit Facility (as applicable) in accordance with this Agreement.

(2) Purposes. The Credit Facilities shall be used only for the following purposes:

(a)	in the case of the Revolving Facility Loans and Operating Facility Loans, (i) to fund up to a maximum of US$750 million of the cash cost of the Transactions, and (ii) for working capital and other general corporate purposes, including (but subject to Section 2.1(8)) for other acquisitions and the issuance of letters of credit;

(b)	in the case of the Initial Term A Loans, to fund a portion of the cash cost of the Transactions; and

(c)	in the case of the Initial Term B Loans, to fund a portion of the cash cost of the Transactions.

(3) Accommodations. Subject to the terms and conditions of this Agreement, Accommodations shall be made available under the Credit Facilities as follows:

Revolving Facility (US Lending Office):

ABR Loans

US LIBOR Loans

Letters of Credit

Operating Facility (Cdn. Lending Office):

Canadian Prime Rate Loans

ABR Loans

US LIBOR Loans

CDOR Rate Loans

Bankers’ Acceptances and BA Equivalent Loans

Letters of Credit

Operating Facility (US Lending Office):

ABR Loans

US LIBOR Loans

Letters of Credit

Term A Facility (US Lending Office):

ABR Loans

US LIBOR Loans

Term B Facility (US Lending Office):

ABR Loans

US LIBOR Loans

provided that:

(a)	the aggregate Face Amount of Letters of Credit issued under the Revolving Facility and the Operating Facility shall not at any time exceed US$200 million or the Equivalent Amount in any other currency (the “Letter of Credit Sublimit”);

(b)	Advances under the Revolving Facility may be made as Swingline Advances by the Swingline Lender on a temporary basis in accordance with Section 2.1(6);

(c)	a Cdn. Lending Office shall fund Accommodations in either Canadian Dollars or US Dollars, as designated by the Borrower;

(d)	a US Lending Office shall only fund Accommodations in US Dollars (and, for clarity, Bankers’ Acceptances and Canadian Prime Rate Loans will not be available from a US Lending Office); and

(e)	Canadian Prime Rate Advances and ABR Advances under the Operating Facility may be funded by way of Overdraft but only if funded from the Cdn. Lending Office of the Operating Lender and, for clarity, no notice requirements or minimum threshold amounts will apply to the funding or repayment of any Overdrafts.

Subject to the terms and conditions herein set forth, Accommodations will be made available by way of such numbers of draws and up to such dates as are set forth below, namely:

(f)	Revolving Facility – under the Revolving Facility (i) on the Closing Date, in a single draw (subject to the limit in Section 2.1(2)(a)) and (ii) after the Closing Date, in multiple draws from time to time up to but not including the Revolving Facility Maturity Date;

(g)	Operating Facility – under the Operating Facility, (i) on the Closing Date, in a single draw (subject to the aggregate limit in Section 2.1(2)(a)) and (ii) after the Closing Date, in multiple draws from time to time up to but not including the Operating Facility Maturity Date;

(h)	Term A-1 Tranche – under the Term A-1 Tranche, in a single draw on the Closing Date; and any unused amount of such Tranche shall be permanently canceled as of the close of business on the Closing Date and the Total Initial Tranche A-1 Commitments shall be permanently reduced and canceled in an equal amount (on a pro rata basis among the Term A Lenders based upon their respective Initial Tranche A-1 Commitments);

(i)	Term A-2 Tranche – under the Term A-2 Tranche, in a single draw on the Closing Date; and any unused amount of such Tranche shall be permanently canceled as of the close of business on the Closing Date and the Total Initial Tranche A-2 Commitments shall be permanently reduced and canceled in an equal amount (on a pro rata basis among the Term A Lenders based upon their respective Initial Tranche A-2 Commitments); and

(j)	Term B Facility – under the Term B Facility, in a single draw on the Closing Date; and any unused amount of the Term B Facility shall be permanently canceled as of the close of business on the Closing Date and the Total Initial Term B Commitments shall be permanently reduced and canceled in an equal amount (on a pro rata basis among the Term B Lenders based upon their respective Initial Term B Commitments); provided that, after the Closing Date and subject to the other terms and conditions of this Agreement, Accommodations by way of Conversion and Rollover shall be available under each Credit Facility up to the Maturity Date for such Credit Facility.

(4) Minimum Amounts. Subject to the Required Pro Rata Lenders in any specific instance waiving such requirement under the Revolving Facility or the Term A Facility or the Operating Lender in any specific instance waiving such requirement under the Operating Facility, the following minimum amounts shall apply in respect of certain Borrowings and Drawings requested under each Accommodation Request:

(a)	each Bankers’ Acceptance shall be in a Face Amount of C$100,000 or a whole multiple thereof;

(b)	the aggregate Face Amount of Bankers’ Acceptances shall be at least C$3 million (including the aggregate principal amount payable on maturity of concurrent BA Equivalent Loans by virtue of Section 4.11), rounded up to a whole multiple of C$100,000 (and in respect of which each of (i) the aggregate of the Face Amount of such Bankers’ Acceptances, and (ii) the aggregate such principal amount of such BA Equivalent Loans will also be a whole multiple of C$100,000);

(c)	the aggregate principal amount of CDOR Rate Loans requested in a Borrowing shall be at least C$3 million and a whole multiple of C$100,000;

(d)	the aggregate principal amount of the Canadian Prime Rate Advances requested in a Borrowing shall be at least C$5 million and a whole multiple of C$100,000;

(e)	the aggregate principal amount of the US LIBOR Advances requested in any Borrowing shall be at least US$5 million and a whole multiple of US$100,000; and

(f)	the aggregate principal amount of the ABR Advances requested in a Borrowing shall be at least US$5 million and a whole multiple of US$100,000.

(5) Revolving Repayments.

(a)	Revolving Facility - The Revolving Facility is a revolving facility and amounts repaid thereunder may be reborrowed (subject to compliance with the terms and conditions of this Agreement); repayments of the Revolving Facility in accordance with its revolving nature shall be made on one Business Day’s prior notice for ABR Loans and three Business Days’ prior notice for US LIBOR Loans.

(b)	Operating Facility - The Operating Facility is a revolving facility and amounts repaid thereunder may be reborrowed (subject to compliance with the terms and conditions of this Agreement); repayments of the Operating Facility in accordance with its revolving nature shall be made on one Business Day’s prior notice for Canadian Prime Rate Loans and ABR Loans, two Business Days’ prior notice for CDOR Rate Loans and Bankers’ Acceptances and three Business Days’ prior notice for US LIBOR Loans.

(c)	Term A Facility – The Term A Facility is not a revolving facility, and amounts repaid or prepaid under the Term A Facility may not be reborrowed and shall give rise to a cancellation and reduction of the relevant Commitments as set forth in Section 2.4.

(d)	Term B Facility - The Term B Facility is not a revolving facility, and amounts repaid or prepaid under the Term B Facility may not be reborrowed and shall give rise to a cancellation and reduction of the relevant Commitments as set forth in Section 2.4.

(6) Swingline Advances. In the event that the Borrower has a requirement for an ABR Advance in same day funds in an amount up to US$30 million in the aggregate, the Borrower may (subject to satisfaction of applicable terms and conditions hereof) obtain such Advance (in this Section 2.1(6), a “Swingline Advance”) under the Revolving Facility from the Swingline Lender alone. Each Swingline Advance may be made on the same day’s notice made on or before 12:00 noon (Toronto time) on such day, by the Borrower providing to the Swingline Lender (with a copy to the Administrative Agent) a Borrowing Notice. Each Swingline Advance shall be deemed to constitute a utilization of the Revolving Facility funded wholly by the Swingline Lender (and, prior to the repayment of such Swingline Advance with the proceeds of an Accommodation under the Revolving Facility provided by all of the Revolving Lenders, the payments on account thereof shall be allocated wholly to the Swingline Lender) and may not be outstanding more than seven Business Days. The Borrower shall, on or before the seventh Business Day forthwith following the making of a Swingline Advance, repay such Swingline Advance in full, together with all accrued or unpaid interest, either from its own resources or with the proceeds of an Accommodation under the Revolving Facility, failing which the Borrower shall be deemed to have delivered to the Administrative Agent at the close of business in Vancouver on such seventh Business Day an Accommodation Request requesting an ABR Advance under the Revolving Facility in the amount of such Swingline Advance. The proceeds of the funding by the other Revolving Lenders under such Accommodation Request shall be applied by the Administrative Agent to repay the Swingline Lender that portion of the Swingline Advance that does not represent the Swingline Lender’s pro rata share (as a Revolving Lender) of the requested ABR Advance. For certainty, it is acknowledged and agreed that the Revolving Lenders shall be obligated to fund their Rateable Portions of any ABR Advance required by this Section 2.1(6) regardless of whether (i) a Default or Event of Default has occurred and is continuing, (ii) an Accommodation Request has actually been delivered by the Borrower or (iii) any other condition in Section 6.2 has been satisfied, fulfilled or otherwise met.

(7) Hostile Takeovers. In the event that (other than with respect to the DigitalGlobe Acquisition) the Borrower wishes to utilize proceeds of one or more Accommodations under the Revolving Facility or the Operating Facility to, or to provide funds to any Subsidiary, Affiliate or other Person to, finance an offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any Person (the “Target”) which constitutes a “take-over bid” pursuant to applicable corporate or securities legislation (in any case, a “Takeover”), and if the Takeover is, under applicable Law, such as to require the board of directors of the Target to prepare a directors circular or like document that includes either a recommendation to accept or reject the Takeover or a statement that they are unable to make or are not making a recommendation, then either:

(a)	prior to or concurrently with delivery to the Administrative Agent or the Operating Lender, as applicable, of any Accommodation Request, the proceeds of which are intended to be utilized as aforesaid, the Borrower shall provide to the Administrative Agent or the Operating Lender, as applicable, evidence satisfactory to the Administrative Agent or the Operating Lender (acting reasonably) that the board of directors or like body of the Target, or the holders of all of the securities of the Target, has or have approved, accepted, or recommended to security holders acceptance of, the Takeover; or

(b)	the following steps shall be followed:

(i)	at least five Business Days prior to the delivery to the Administrative Agent or the Operating Lender, as applicable, of such Accommodation Request, the Borrower shall advise the Administrative Agent (who shall promptly advise each Revolving Lender) or the Operating Lender, as applicable, of the particulars of such Takeover;

(ii)

within three Business Days of being so advised, each Revolving Lender or the Operating Lender, as applicable, shall notify the Administrative Agent of such Lender’s determination as to whether it is willing to fund under such

Accommodation Request; provided that, in the event such Lender does not so notify the Administrative Agent within such three Business Day period, such Lender shall be deemed to have notified the Administrative Agent that it is not so willing to fund; and

(iii)	the Administrative Agent shall promptly notify the Borrower of each such Lender’s determination;

and in the event that any Revolving Lender or the Operating Lender, as applicable (each, a “Declining Lender”) has notified or is deemed to have notified the Administrative Agent that it is not willing to fund under such Accommodation Request, then such Declining Lender shall have no obligation to fund under such Accommodation Request, notwithstanding any other provision of this Agreement to the contrary; provided, however, that each other Revolving Lender (each, a “Financing Lender”) which has advised the Administrative Agent it is willing to fund under such Accommodation Request shall have an obligation, up to the amount of its unused Commitment under the Revolving Facility, to fund under such Accommodation Request, and such funding shall be provided by each Financing Lender in accordance with the ratio, determined prior to the provision of such funding, that the Commitment of such Financing Lender under the Revolving Facility bears to the aggregate the Commitments of all the Financing Lenders under the Revolving Facility.

If Accommodations are provided in the manner contemplated by Section 2.1(7)(b) and there are Declining Lenders, subsequent Accommodations under the Revolving Facility shall be funded firstly by Declining Lenders having unused Commitments under the Revolving Facility, and subsequent repayments under the Revolving Facility shall be applied firstly to Financing Lenders, in each case until such time as the proportion that the amount of each Revolving Lender’s Principal Outstanding under the Revolving Facility bears to the aggregate Principal Outstanding under the Revolving Facility is equal to such proportion which would have been in effect but for the application of this Section 2.1(7).

For greater certainty, in no event shall a Declining Lender be obligated to purchase any participation in accordance with Section 14.1(1) to the extent that the shortfall in such Declining Lender’s share of outstanding Obligations under the Revolving Facility is attributable to the operation of this Section 2.1(7).

(8) Lending Offices.

(a)	Each Lender (other than the Operating Lender) (i) shall designate a US Lending Office and shall fund all of its Accommodations under the Credit Facilities (other than the Operating Facility) from such Lending Office and (ii) from time to time by written notice to the Administrative Agent (with a copy to the Borrower), may elect to change its US Lending Office to another office, branch or location in the United States of America; provided that, unless an Event of Default shall have occurred and be continuing, the consent of the Borrower to a change under this Section 2.1(8)(a) shall be required (which consent shall not be unreasonably withheld, it being acknowledged that the Borrower may reasonably object to a change if the result thereof would be to subject the Borrower to a gross-up obligation under Section 11.6 or other Increased Costs or subject the Borrower or any Subsidiary to any incremental Taxes) and further provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay any Accommodation in accordance with the terms of this Agreement.

(b)

The Operating Lender (i) shall designate both a Cdn. Lending Office and a US Lending Office and shall fund its Accommodations under the Operating Facility from whichever of these Lending Offices is designated by the Borrower in the applicable Accommodation Request and (ii) from time to time by written notice to the Administrative Agent (with a copy to the Borrower), may elect to change any such Lending Office to another office, branch or location in the United States of America (in the case of a US Lending Office) or Canada or the United States of America (in the case of a Cdn. Lending Office); provided that, unless an Event of Default shall have occurred and be continuing, the consent of the

Borrower to a change under this Section 2.1(8)(b) shall be required (which consent shall not be unreasonably withheld, it being acknowledged that the Borrower may reasonably object to a change if the result thereof would be to subject the Borrower to a gross-up obligation under Section 11.6 or other Increased Costs or subject the Borrower or any Subsidiary to any incremental Taxes) and further provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay any Accommodation in accordance with the terms of this Agreement.

(9) Reallocation of Operating Facility Commitment. The Borrower may, upon prior written notice to the Operating Lender and the Administrative Agent (a “Reallocation Notice”), elect to increase or decrease the Operating Facility Commitment of the Operating Lender subject to the following terms and conditions:

(a)	any such election shall also make a corresponding decrease or increase in the Revolving Facility Commitment of the Lender that is also the Operating Lender such that, after giving effect to such reallocation, the aggregate of the Operating Facility Commitment and the Revolving Facility Commitment of the Lender that is also the Operating Lender remains unchanged;

(b)	unless otherwise agreed by the Operating Lender and the Administrative Agent, each such Reallocation Request may only be given a maximum of once in any Financial Quarter and must be given at least 10 Business Days prior to the effective date of such reallocation specified in the Reallocation Notice (the “Reallocation Effective Date”);

(c)	unless agreed otherwise by the Operating Lender and the Administrative Agent, each such reallocation shall be a minimum of US$5 million and an integral multiple of US$1 million for any amount in excess thereof;

(d)	promptly after each such reallocation, the Revolving Lenders shall make or receive all such payments as may be requested by the Administrative Agent in order to ensure that each Revolving Lender is owed its revised pro rata share of any outstanding Revolving Facility Loans and, in order to facilitate the making of these adjustments, there cannot be any Bankers’ Acceptances or US LIBOR Loans outstanding on the Reallocation Effective Date or, if any Bankers’ Acceptances or US LIBOR Loans are outstanding, the Reallocation Effective Date must coincide with the maturity date, or date of conversion or rollover of each outstanding Bankers’ Acceptance or US LIBOR Loan;

(e)	prior to or concurrently with the Reallocation Effective Date, the Borrower shall prepay or otherwise reduce the Principal Outstanding under the Operating Facility and/or the Principal Outstanding under the Revolving Facility which is owing to the Revolving Lender which is also the Operating Lender by an amount which will fully repay any such Outstanding Principal in excess of the revised Revolving Facility Commitment or Operating Facility Commitment of such Lender; and

(f)	no Default or Event of Default shall have occurred and be continuing at the time of delivery of a Reallocation Request or on the Reallocation Effective Date or would occur as a result thereof.

2.2 Repayment.

(1) Credit Facilities Repayment. The Credit Facilities shall, subject to early repayment or acceleration in accordance with this Agreement, be repaid as follows:

(a)	Revolving Facility – The Principal Outstanding under the Revolving Facility shall be repaid in full on the Revolving Facility Maturity Date.

(b)	Operating Facility – The Principal Outstanding under the Operating Facility shall be repaid in full on the Operating Facility Maturity Date.

(c)	Initial Term A-1 Loans – The Principal Outstanding under the Initial Tranche A-1 Loans shall be repaid in full on the Initial Term A-1 Maturity Date.

(d)	Initial Term A-2 Loans – The Principal Outstanding under the Initial Term A-2 Loans shall be repaid in full on the Initial Term A-2 Maturity Date.

(e)	Initial Term B Loans – The Principal Outstanding under the Initial Term B Loans shall be repaid as follows (each such payment referred to as an “Initial Term B Repayment Amount”):

(i)	on the last day of each Financial Quarter after the Closing Date (excluding the Financial Quarter in which the Closing Date occurs), the Principal Outstanding under the Initial Term B Loans will be repaid by amount equal to 0.25% of the Principal Outstanding under the Initial Term B Loans at the close of business in Toronto on the Closing Date before giving effect to any payment under this Agreement (each such date, an “Initial Term B Repayment Date”); and

(ii)	on the Initial Term B Maturity Date, any remaining Principal Outstanding under the Initial Term B Loans will be repaid in full.

(f)	Incremental Term Loans – The Principal Outstanding under any Incremental Term Loans shall be repaid in the amounts and on the applicable dates set forth in the applicable Extension/Incremental/Refinancing Amendment.

(2) Interest. At the same time as any mandatory or voluntary repayment or prepayment of principal is made hereunder, the Borrower shall also pay all accrued and unpaid interest on the principal amount being repaid or prepaid.

(3) Foreign Exchange Fluctuations. If at any time the US$ Equivalent Principal Outstanding under a Credit Facility, as calculated by the Administrative Agent as at the first Business Day of a calendar month, shall exceed 105% of the aggregate Commitments of the Lenders thereunder by virtue of a change in the Equivalent Amount in US Dollars of Accommodations made in any other currencies, the Borrower shall within five Business Days following demand therefor by the Administrative Agent at the Borrower’s election either (i) pay to the Administrative Agent on account of the Principal Outstanding thereunder such amount as is required to reduce such US$ Equivalent Principal Outstanding under such Credit Facility to, or below, such aggregate Commitments, or (ii) pay such excess amount to the Administrative Agent, to be held by the Administrative Agent as cash collateral security for the Obligations under the relevant Credit Facility as they come due.

(4) Exceeding Commitments. Subject to Section 2.2(3), if at any time the US$ Equivalent Principal Outstanding under a Credit Facility, as calculated by the Administrative Agent, shall exceed the aggregate Commitments of the Lenders under such Credit Facility, the Borrower shall within five Business Days following demand therefor by the Administrative Agent pay to the Administrative Agent on account of the Principal Outstanding thereunder such amount as is required to reduce such US$ Equivalent Principal Outstanding under such Credit Facility to, or below, such aggregate Commitments or (ii) pay such excess amount to the Administrative Agent, to be held by the Administrative Agent as cash collateral security for the Obligations under the relevant Credit Facility as they come due.

2.3 Mandatory Reductions and Prepayments.

(1) Term Facilities Mandatory Prepayments

(a)	Prepayment Events – Upon the occurrence of any Prepayment Event, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), in accordance with Section 2.3(2) below, prepay Borrowings under the Term Facilities in an aggregate principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Prepayment Event, the Borrower may use a rateable portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking equal in priority to the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking equal with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Borrowings under the Term Facilities; and provided further that the Borrower shall not be required to prepay such Borrowings in the case of an Asset Sale Prepayment Event or Casualty Prepayment Event if, both before and on a pro forma basis immediately after the related Asset Sale(s) or casualty event(s) giving rise to such event, the Consolidated Debt Leverage Ratio does not exceed 1.75:1 (and, in the event that such ratio does exceed 1.75:1 after giving effect to such Prepayment Event, the Borrower shall only be required to make such a prepayment to the extent necessary to reduce such ratio to 1.75:1).

(b)	Prepayments from Excess Cash Flow - Not later than ten Business Days after the date on which Financial Statements are required to be delivered with respect to any Financial Year (commencing with the Financial Year ending December 31, 2018), the Borrower shall prepay (or cause to be prepaid), in accordance with Section 2.3(2) below, Borrowings under the Term Facilities in an aggregate principal amount equal to the ECF Percentage of Excess Cash Flow for such Financial Year minus the sum of (i) all voluntary prepayments, repurchases or redemptions of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (limited, in the case of a “Dutch auction” pursuant to Section 14.8(12)(x) or open market purchases pursuant to Section 14.8(12), to the lesser of (x) the actual purchase price paid in cash with respect thereto and (y) the par amount of such Term Loans so purchased); provided that such prepayments, repurchases or redemptions are either completed in accordance with Section 14.8(12)(x) or otherwise offered to all of the applicable Term Lenders on a pro rata basis and (ii) all voluntary prepayments, repurchases or redemptions of Revolving Facility Loans and Operating Facility Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the Revolving Credit Commitments and the Operating Facility Commitment are permanently reduced by the amount of such payments. From and after the Re-Domicile Date, this Section 2.3(1)(b) shall not require a prepayment of the US Secured Obligations to the extent such requirement could result in the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction (as reasonably determined by the Borrower).

(2) Application to Repayment Amounts. Each prepayment of Borrowings required by Section 2.3(1) shall be allocated pro rata among the Term Facilities based upon the applicable Principal Outstanding due thereunder, shall be applied or allocated to each Lender in an amount equal to the pro rata portion applicable to such Lender of the amount of net proceeds in respect of such event, and shall be applied within each Term Facility in respect of such Borrowings in direct order of maturity thereof or as otherwise directed by the Borrower; provided that any such mandatory prepayments allocated to the Term B Facility shall be firstly applied to the next eight quarterly amortization payments which will become due pursuant to Section 2.2(1)(e)(i). With respect to each such prepayment, the Borrower will, not later than the date specified in this Section 2.3 for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each such Credit Facility, and requesting that the Administrative Agent provide notice of such prepayment to each applicable Lender.

(3) Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Borrowings required to be made pursuant to Section 2.3(1)(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender with Commitments under the relevant Credit Facilities of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each such Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event (such declined amounts, the “Declined Proceeds”) of Borrowings required to be made pursuant to Section 2.3(1)(a) or 2.3(1)(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (Toronto time), one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Borrowings, as applicable. Any Declined Proceeds remaining may be retained by the Borrower.

2.4 Voluntary Reductions and Prepayments.

(1) Reductions of Revolving Facility Commitments and Operating Facility Commitment. The Borrower shall have the right at any time and from time to time, without penalty or bonus, upon at least three Business Days’ prior notice to the Administrative Agent in the form of Schedule 9 annexed hereto, to terminate the whole or reduce in part on a permanent basis the unused portion of the Revolving Facility Commitments of the Revolving Lenders under the Revolving Facility (pro rata among the Revolving Lenders on the basis of their respective Revolving Facility Commitments) and the unused portion of the Operating Facility Commitment of the Operating Lender under the Operating Facility; provided that each partial reduction shall be in an aggregate minimum amount of US$5 million and multiples in excess thereof of US$1 million (as determined on a combined basis for both the Revolving Facility and the Operating Facility), and provided further that any such termination or reduction must reduce both the Revolving Facility Commitments and the Operating Facility Commitment on a pro rata basis.

(2) Optional Prepayment of Credit Facilities. In addition to repayments made under the Revolving Facility and the Operating Facility in accordance with the revolving nature thereof under Section 2.1(5)(a), the Borrower shall have the right at any time and from time to time, without penalty or bonus but subject to Section 11.5(1), upon at least three Business Days’ prior notice to the Administrative Agent (in the case of a prepayment of any Credit Facility other than the Operating Facility) or the Operating Lender (in the case of a prepayment under the Operating Facility), to effect a voluntary prepayment on account of the Principal Outstanding under any or all Credit Facilities, which prepayment (subject to the Required Pro Rata Lenders in any specific instance waiving such requirement under the Revolving Facility or the Term A Facility and the Operating Lender in any specific instance waiving such requirement under the Operating Facility) shall be in an aggregate minimum amount of US$5 million and multiples in excess thereof of US$1 million or in the full amount of the Principal Outstanding under such Credit Facility.

(3) Order. Any prepayment under Section 2.4(2) shall reduce the Commitments of the Lenders in respect of the relevant Credit Facility on a permanent basis (pro rata among such Lenders on the basis of their respective Commitments under such Credit Facility), and in the case of the Term Facilities shall be applied to the relevant Term Facility and any remaining amortization payments thereunder as directed by the Borrower (and, if no direction is given, in direct order of maturity).

(4) Return of Letters of Credit. The Borrower may at any time and from time to time, at its option, return any outstanding Letter of Credit to the Issuing Bank for cancellation.

(5) Soft Call Premium. If, prior to the date that is six months after the Closing Date, (a) there shall occur any amendment, amendment and restatement or other modification of this Agreement the primary purpose of which is to reduce the all in yield then in effect for the Initial Term B Loans hereunder, (b) all or any portion of the Initial Term B Loans are voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of Debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new Debt in a transaction the primary purpose of which is to lower the all in yield below the all in yield in effect for the Initial Term B Loans so prepaid, or (c) a Term B Lender must assign its Initial Term B Loans as a result of its failure to consent to an amendment, amendment and restatement or other modification of this Agreement the primary purpose of which is to reduce the all in yield then in effect for such Initial Term B Loans (any of clause (a), (b) or (c), a ”Repricing Transaction”), then in each case the aggregate principal amount subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a Change of Control) will be subject to a 1.00% prepayment premium. The “all-in yield” for purposes of this Section 2.4(5) shall be calculated in a manner consistent with the Yield Differential pursuant to Section 2.14(5).

2.5 Payments.

(1) Payment Account. The Borrower shall make each payment to be made hereunder not later than 10:00 a.m. (Pacific time) in the currency of the Accommodation or other obligation in respect of which such payment is made (be it Canadian Dollars, US Dollars or another currency) on the day (subject to Section 2.5(2)) when due, in immediately available funds, by deposit of such funds to the applicable Payment Account.

(2) Business Day. Subject to the next following sentence, whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. If any such extension would cause any payment of interest or fees on an Accommodation to be made in the next following calendar month, such payment shall be made on the last preceding Business Day.

(3) Application. Unless otherwise provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent as follows:

(a)	first, to fulfil the Borrower’s obligation to pay accrued and unpaid interest due and owing (including interest on overdue interest and on other amounts), excluding interest accruing on BA Equivalent Loans;

(b)	second, to fulfil the Borrower’s obligation to pay any fees which are due and owing to the Lenders hereunder (including those fees set forth in Section 2.7), and any Increased Costs and other unpaid costs, expenses and other amounts payable to the Lenders in connection with any of the Credit Facility Documents;

(c)	third, to fulfil the Borrower’s obligation to pay interest accruing on BA Equivalent Loans and any amounts due and owing on account of Principal Outstanding under the Credit Facilities (including in respect of the Face Amount of outstanding Bankers’ Acceptances and Letters of Credit); and

(d)	fourth, to the Borrower or as any court of competent jurisdiction may otherwise direct;

and in respect of which each claim at the same level as set forth in paragraph (a), (b) or (c) above shall rank pari passu in all respects.

(4) Pro Rata Basis. All payments of principal, interest and fees to the Lenders, unless otherwise expressly stipulated, shall be made for the account of, and distributed by the Administrative Agent to, the Lenders pro rata on the basis of the amounts respectively owed to them as (as applicable) principal, interest or fees under the relevant Credit Facility.

(5) Payments Free of Set-off. Each payment made by the Borrower on account of the Obligations shall be made without set-off or counterclaim.

2.6 Computations.

(1) Basis. All computations of:

(a)	interest based on the Canadian Prime Rate or the ABR shall be made by the Administrative Agent on the basis of a year of 365 days or, in the case of a leap year, 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; and

(b)	interest based on Adjusted LIBOR shall be made by the Administrative Agent on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Computation of fees under Sections 2.7(a), 4.6 and 5.7(1) and (2) shall be made by the Administrative Agent on the basis of a year of 365 days or (in the case of a leap year and only with respect to fees under Sections 2.7(a) and 5.7(1) and (2)) 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an amount of interest, Discount Proceeds or fees payable by the Borrower hereunder shall be conclusive and binding for all purposes, absent demonstrated error.

(2) Interest Act (Canada).

(a)	For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest based on Adjusted LIBOR is equivalent may be determined by multiplying the applicable rate by a fraction, the numerator of which is the number of days to the same calendar date in the next calendar year (or 365 days if the calculation is made as of February 29) and the denominator of which is 360.

(b)

In no event shall aggregate “interest” as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46 (as the same shall be amended, replaced or re-enacted from time to time) payable by the Borrower to the Administrative Agent or any Lender under this Agreement or any other Credit Facility Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Credit Facility Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Credit Facility Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the Lenders and the

Borrower. For the purposes of this Agreement and each other Credit Facility Document to which the Borrower is a party, the effective annual rate of interest payable by the Borrower shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent for the account of the Borrower will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

2.7 Fees.

The Borrower shall pay to the Administrative Agent the following fees, calculated as follows:

(a)	a standby fee (for the account of the Revolving Lenders pro rata on the basis of their respective Revolving Facility Commitments) payable by the Borrower at the rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin, calculated on the difference from time to time between the aggregate Revolving Facility Commitments (as reduced in accordance with Section 2.4 or otherwise adjusted in accordance with this Agreement) and the aggregate Principal Outstanding under the Revolving Facility (excluding Swingline Advances); such fee shall be payable in US Dollars, calculated daily from the Closing Date to the Revolving Facility Maturity Date, and payable quarterly in arrears on the first day of each January, April, July, and October and on the Revolving Facility Maturity Date;

(b)	a standby fee (for the account of the Operating Lender) payable by the Borrower at the rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin, calculated on the difference from time to time between the Operating Facility Commitment (as reduced in accordance with Section 2.4 or otherwise adjusted in accordance with this Agreement) and the aggregate Principal Outstanding under the Operating Facility; such fee shall be payable in US Dollars, calculated daily from the Closing Date to the Operating Facility Maturity Date, and payable quarterly in arrears on the first day of each January, April, July, and October and on the Operating Facility Maturity Date; and

(c)	the fees agreed from time to time between the Borrower and the Administrative Agent in a separate letter agreement.

2.8 Interest on Overdue Amounts.

Except as otherwise provided in this Agreement, each amount owed by the Borrower to a Lender which is not paid when due (whether at stated maturity, on demand, by acceleration or otherwise shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the ABR (in the case of amounts denominated in US Dollars) or the Canadian Prime Rate (in the case of amounts denominated in Canadian Dollars), in each case plus two (2%) percent per annum in excess of the Applicable Margin.

2.9 Where Borrower Fails to Pay.

Unless the Administrative Agent has been notified in writing by the Borrower at least one Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each relevant Lender on such payment date an amount equal to the portion of such payment which is due to such Lender pursuant to this Agreement. If the Borrower does not in fact remit such payment to the Administrative Agent, the Administrative Agent

shall promptly notify each such Lender and such Lender shall forthwith on demand repay to the Administrative Agent an amount equal to the portion of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than, as the case may be, the Canadian Prime Rate or the ABR.

2.10 Account Debit Authorization.

The Borrower authorizes and directs the Administrative Agent, in its discretion, to automatically debit, by mechanical, electronic or manual means, all bank accounts of the Borrower maintained with the Administrative Agent for all amounts due and payable under this Agreement on account of principal, interest and fees hereunder comprised in the Obligations.

2.11 Administrative Agent’s Discretion on Allocation.

In the event that it is not practicable to:

(a)	allocate to each relevant Pro Rata Lender its Rateable Portion of an Accommodation in accordance with Section 3.2 or 4.1(2) by reason of the occurrence of circumstances described in Article 11; or

(b)	allocate a Drawing among the relevant Pro Rata Lenders in accordance with Section 4.1(2) such that the aggregate amount of Bankers’ Acceptances required to be accepted hereunder complies with the minimum amounts or increments set forth in Section 2.1(4);

the Administrative Agent is authorized by the Borrower and each relevant Pro Rata Lender to make such allocation as the Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances. All fees in respect of and repayments in connection with any such Accommodation, as well as future Accommodations, shall be adjusted as among the relevant Pro Rata Lenders by the Administrative Agent accordingly.

2.12 Rollover and Conversion.

(1) General. Subject to the terms and conditions of this Agreement, the Borrower may from time to time request that any Bankers’ Acceptance or type of Loan or any portion thereof be rolled over or converted in accordance with the provisions hereof.

(2) Request. Each request by the Borrower for a Rollover or Conversion shall be made by the delivery of a duly completed and executed Accommodation Request to the Administrative Agent and the provisions of Article 3 or Article 4 shall apply to each request for a Rollover or Conversion as if such request were a request thereunder for a Borrowing or a Drawing (as the case may be).

(3) Effective Date. Each Rollover or Conversion of a CDOR Rate Loan, US LIBOR Loan or Bankers’ Acceptance shall be made effective as of, in the case of a CDOR Rate Loan or LIBOR Loan, the last day of the subsisting Interest Period and, in the case of a Bankers’ Acceptance, the maturity date applicable thereto.

(4) Failure to Elect. If the Borrower does not deliver an Accommodation Request at or before the time required by Section 2.12(2) and:

(a)	in the case of a Bankers’ Acceptance fails to give three Business Days prior notice that it will pay to the Operating Lender the Face Amount thereof on the maturity date or if the Borrower gives such notice but fails to act in accordance with it, the Borrower shall be deemed to have requested a Conversion of the Face Amount thereof to a Canadian Prime Rate Loan and all of the provisions hereof relating to a Canadian Prime Rate Loan shall apply thereto;

(b)	in the case of a CDOR Rate Loan, fails to give two Business Days’ prior notice that it will pay to the Operating Lender the principal amount thereof at the end of the relevant Interest Period or if the Borrower gives such notice but fails to act in such accordance with it, the Borrower shall be deemed to have requested a Rollover of such Loan for a further Interest Period of one month, and all of the provisions hereof applicable to CDOR Rate Loans shall apply thereto; or

(c)	in the case of a US LIBOR Loan, fails to give three Business Days prior notice that it will pay to the Administrative Agent for the account of the applicable Lender or to the Operating Lender, as applicable, the principal amount thereof at the end of the relevant Interest Period or if the Borrower gives such notice but fails to act in such accordance with it, the Borrower shall be deemed to have requested a Rollover of such Loan for a further Interest Period of one month, and all of the provisions hereof applicable to US LIBOR Loans shall apply thereto.

2.13 Extensions of Revolving Facility Maturity Date and Operating Facility Maturity Date.

(1) The Borrower may from time to time, at its option, by delivering to the Administrative Agent a written extension request (a “Revolving Facility Extension Request”), request the Revolving Lenders to extend the Revolving Facility Maturity Date and the Operating Facility Maturity Date, provided that (a) this request cannot be made more than once in any calendar year, (b) the requested Revolving Facility Maturity Date and Operating Facility Maturity Date shall not exceed four years from the effective date of the extension requested in such Revolving Facility Extension Request and (c) the Operating Facility Maturity Date of the Lender that it is also the Operating Lender must at all times be the same as the Revolving Facility Maturity Date for such Lender.

(2) Promptly after receipt from the Borrower of an executed Revolving Facility Extension Request, the Administrative Agent shall deliver to each Revolving Lender a copy of such Revolving Facility Extension Request, and each such Revolving Lender shall, within 30 days after receipt of such Revolving Facility Extension Request (the “Election Date”), notify the Administrative Agent in writing (such note, the “Revolving Facility Extension Election”) whether such Revolving Lender will agree to extend its Revolving Facility Maturity Date; provided that if any Revolving Lender fails to so advise the Administrative Agent by the Election Date, then such Revolving Lender shall be deemed to have advised the Administrative Agent that it will not agree to extend its Revolving Facility Maturity Date. The Administrative Agent shall promptly notify the Borrower if any Revolving Lender advises that it will not agree to extend its Revolving Facility Maturity Date. Subject to any replacement of Non-Extending Revolving Lenders under Section 11.7, the Administrative Agent shall only extend the Revolving Facility Maturity Date upon the agreement of the Required Revolving Lenders, and any such extension shall apply only to those Revolving Lenders which provided their consent to such extension (the “Extending Revolving Lenders”). The determination of each Revolving Lender whether or not to extend the Revolving Facility Maturity Date applicable to it shall be made by each individual Revolving Lender in its sole discretion. Any extension of the Revolving Facility Maturity Date of the Revolving Lender that is also the Operating Lender shall be deemed to extend the Operating Facility Maturity Date to the same date as such extended Revolving Facility Maturity Date.

(3) As soon as all of the Revolving Lenders have advised, or are deemed to have advised, the Administrative Agent whether or not they will be extending the Revolving Facility Maturity Date, the Administrative Agent shall either:

(a)	deliver to the Borrower (with a copy to each such Revolving Lender) a written extension signed by the Administrative Agent; or

(b)	notify the Borrower that the request for extension has been denied.

(4) If the extension of the Revolving Facility Maturity Date is approved by less than all of the Revolving Lenders, then the Administrative Agent shall also advise the Borrower of (i) any Revolving Lender(s) which did not agree to the requested extension (each, a “Non-Extending Revolving Lender”), (ii) each Non-Extending Revolving Lender’s Rateable Portion of the Obligations then outstanding and (iii) the amount, if any, by which each Extending Revolving Lender is prepared to increase its Commitments in the event the Borrower proposes to assign the Commitments of a Non-Extending Lender under Section 11.7.

(5) Upon the delivery to the Borrower of a written extension, the then current Revolving Facility Maturity Date and, if applicable, the Operating Facility Maturity Date of the Extending Revolving Lenders shall be extended for up to four years from the effective date of the Revolving Facility Extension Request as specified therein and the then current Revolving Facility Maturity Date and, if applicable, the then current Operating Facility Maturity Date for the Non-Extending Revolving Lenders will remain unchanged.

(6) Each Non-Extending Revolving Lender shall be deemed to be an Affected Lender for the purposes of Section 11.7.

(7) Paragraphs (1) through (6) of this Section 2.13 shall apply from time to time to permit successive extensions to the Revolving Facility Maturity Date and the Operating Facility Maturity Date prior to the then current Revolving Facility Maturity Date and Operating Facility Maturity Date of the Extending Revolving Lenders; provided that, unless agreed otherwise by the Borrower, the Administrative Agent and any Non-Extending Revolving Lender, such Non-Extending Revolving Lender shall be excluded from this Section 2.13 with respect to any future extensions.

(8) Each Extension/Incremental/Refinancing Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Agents, to effect the provisions of this Section 2.13.

2.14 Extensions of Maturity Dates of Term A Facilities.

(1) The Borrower may from time to time, at its option, by delivering to the Administrative Agent a written extension request (a “Term A Facility Extension Request”), request the Term A Lenders to extend the Initial Term A Maturity Date applicable to either Tranche of the Term A Facility, provided that this request cannot be made more than once in any calendar year in respect of the same Tranche.

(2) Promptly after receipt from the Borrower of an executed Term A Facility Extension Request, the Administrative Agent shall deliver to each Term A Lender a copy of such Term A Facility Extension Request, and each such Term A Lender shall, within 30 days after receipt of such Term A Facility Extension Request (the “Term A Election Date”), notify the Administrative Agent in writing (such note, the “Term A Facility Extension Election”) whether such Term A Lender will agree to extend its Initial Term A Maturity Date; provided that if any Term A Lender fails to so advise the Administrative Agent by the Term A Election Date, then such Term A Lender shall be deemed to have advised the Administrative Agent that it will not agree to extend its Initial Term A Maturity Date. The Administrative Agent shall promptly notify the Borrower if any Term A Lender advises that it will not agree to extend its Initial Term A Maturity Date. Subject to any replacement of Non-Extending Term A Lenders under Section 11.7, the Administrative Agent shall only extend the Initial Term A Maturity Date upon the agreement of the Required Term A Lenders, and any such extension shall apply only to those Term A Lenders which provided their consent to such extension (the “Extending Term A Lenders”). The determination of each Term A Lender whether or not to extend its Initial Term A Maturity Date shall be made by each individual Term A Lender in its sole discretion.

(3) As soon as all of the Term A Lenders have advised, or are deemed to have advised, the Administrative Agent whether or not they will be extending the Initial Term A Maturity Date, the Administrative Agent shall either:

(a)	deliver to the Borrower (with a copy to each Term A Lender) a written extension signed by the Administrative Agent; or

(b)	notify the Borrower that the request for extension has been denied.

(4) If the extension is approved by less than all of the Term A Lenders, then the Administrative Agent shall also advise the Borrower of any Term A Lender(s) which did not agree to the requested extension (each, a “Non-Extending Term A Lender”), each Non-Extending Term A Lender’s Rateable Portion of the Obligations then outstanding and the amount, if any, by which each Extending Term A Lender is prepared to increase its Term A Commitments in the event the Borrower proposes to assign the Term A Commitments of a Non-Extending Lender under Section 11.7.

(5) Upon the delivery to the Borrower of a written extension, the then current Initial Term A Maturity Date of the Extending Term A Lenders shall be extended for the term specified in the Term A Facility Extension Request and the then current Initial Term A Maturity Date for the Non-Extending Term A Lenders will remain unchanged.

(6) Each Non-Extending Term A Lender shall be deemed to be an Affected Lender for the purposes of Section 11.7.

(7) Paragraphs (1) through (6) of this Section 2.14 shall apply from time to time to permit successive extensions to the Initial Term A Maturity Date prior to the then current Initial Term A Maturity Date of the Extending Term A Lenders; provided that, unless agreed otherwise by the Borrower, the Administrative Agent and any Non-Extending Term A Lender, such Non-Extending Term A Lender shall be excluded from this Section 2.14 with respect to any future extensions.

(8) Each Extension/Incremental/Refinancing Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Agents, to effect the provisions of this Section 2.14.

2.15 Incremental Facilities.

(1) Subject to Sections 2.15(3) and 2.15(4), the Borrower may by written notice to the Administrative Agent from time to time (each such notice an “Incremental Commitment Request”) elect to request the establishment of one or more (x) additional first lien term A credit facilities or increases in the aggregate maximum permitted Principal Outstanding under either or both Tranches of the Term A Facility (the “Incremental Term A Commitments”), (y) additional first lien term B credit facilities or increases in the aggregate maximum permitted Principal Outstanding under the Term B Facility (the “Incremental Term B Commitments”; and collectively with the Incremental Term A Commitments, the “Incremental Term Commitments” or (z) additional first lien revolving facilities or increases in the aggregate maximum permitted Principal Outstanding under the Revolving Facility (the “Incremental Revolving Facility Commitments”) and the Operating Facility (the “Incremental Operating Facility Commitment”; and collectively with the Incremental Term A Commitments, the Incremental Term B Commitments and the Incremental Operating Facility Commitment, the “Incremental Commitments”), in an aggregate principal amount for all Incremental Commitments taken together not to exceed the greater of the following (the “Incremental Facility Limit”) (a) US$500 million and (b) an amount such that, after giving effect to the incurrence of Debt under such Incremental Commitments pursuant to this clause (b) (and after giving pro forma effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any Debt incurrence or repayment subsequent to the end of the applicable Test Period and on or prior to the date of such incurrence), the Borrower would be in compliance, on a pro forma basis, with a First Lien Debt Leverage Ratio for the Test Period most recently ended equal to or less than 3.50:1.00.

(2) Each Incremental Commitment Request shall specify the date on which the Borrower proposes that the Incremental Commitment requested therein shall become effective. In connection with the incurrence of any Debt under this Section 2.15, the Borrower shall provide to the Administrative Agent a certificate certifying that the Incremental Commitments do not exceed the Incremental Facility Limit (which certificate shall be in reasonable detail and shall provide the calculations and basis therefor and classify such Debt as being incurred under clause (a) or clause (b) of the definition of “Incremental Facility Limit” (which classification may be reclassified) and that the conditions in Section 2.15(4) have been satisfied.

(3) The Lenders at the time of any request under Section 2.15(1) shall not be obliged to participate in any Incremental Facility and the Borrower may pursue and include new lenders to assist in funding any Incremental Commitments; provided that the addition of new lenders under such Incremental Facility shall be subject to:

(a)	the consent of the Administrative Agent and, in the case of Incremental Revolving Facilities, each Issuing Bank under the Revolving Facility and the Swingline Lender;

(b)	the provision by the Administrative Agent of notice of the submission by the Borrower of a request under Section 2.15(1) not less than five Business Days prior to the date of any increase in the aggregate Commitments;

(c)	the execution and delivery by such new lenders of such accession or similar agreements as may be advised by Lenders’ Counsel in order that such new lenders shall be bound by the terms and conditions of this Agreement; and

(d)	compliance by such lenders with such reasonable procedures as may established by the Administrative Agent in connection with the establishment of such Incremental Facility.

(4) The effectiveness of any Incremental Commitments shall be subject to the following conditions (the date upon which any Incremental Commitments become effective, the “Increased Amount Date”): (i) subject to “SunGard” conditions equivalent or similar to the Certain Funds Provisions in the case of any Incremental Commitments the proceeds of which will be used to fund an Acquisition or other similar material Investment permitted under the Credit Facility Documents, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) subject to “SunGard” provisions equivalent or similar to the Certain Funds Provisions in the case of any Incremental Commitments the proceeds of which will be used to fund an Acquisition or other similar Investment permitted under the Credit Facility Documents, all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Commitments (provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), (iii) the maturity date of any Incremental Term B Commitments shall be no earlier than the Initial Term B Maturity Date, (iv) the weighted average life to maturity of any Incremental Term B Commitments shall be no shorter than the weighted average life to maturity of the Initial Term B Commitments, (v) the interest margins for such Incremental Term B Commitments shall be determined by the Borrower and the lenders of such Incremental Term B Commitments; provided that in the event that the all in yield for any Incremental Term B Commitments is greater than the all in yield for the Initial Term B Commitments by more than 50 basis points (the “Yield Differential”), then the Applicable Margin for the Initial Term B Commitments shall be increased to the extent necessary so that the all in yield for such Incremental Term B Commitments is not more than 50 basis points higher than the all in yield for the Initial Term B Commitments, and (vi) any Incremental Revolving Facility Commitments shall be pursuant to documentation consistent with the Initial Revolving Facility Commitments and any Incremental Term Commitments shall be pursuant to documentation to be determined; provided that, to the extent such terms and documentation relating to any Incremental Term B Facility are not consistent with the Initial Term B Commitments (except to the extent permitted by clauses (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.

(5) For purposes of determining the interest margins applicable to the Incremental Term B Commitments and the Yield Differential for the Initial Term B Commitments, (A) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Initial Term B Lenders in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (B) customary arrangement or similar fees payable to the applicable lead arrangers (or their respective Affiliates) in connection with the Initial Term B Commitments or to one or more arrangers (or their Affiliates) of such Incremental Term B Commitments shall be excluded and (C) if the Adjusted LIBOR or ABR floor for such Incremental Term B Commitments is greater than the Adjusted LIBOR or ABR floor, respectively, for the Initial Term B Commitments, the difference between such floor for such Incremental Term B Commitments and the Initial Term B Commitments shall be equated to an increase in the Applicable Margin to the extent an increase in the interest rate floor in such Initial Term B Commitments would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to such Initial Term B Commitments shall be increased by such increased amount.

(6) An amount not to exceed the then available unused capacity with respect to the incurrence of Debt under Incremental Commitments may, subject to compliance with the requirements set forth in clauses (i) through (iv) of Section 2.15(4) (except that (A) customary bridge facilities shall be permitted notwithstanding clauses (iii) and (iv) of Section 2.15(4) and (B) any such Debt that is secured on a pari passu basis with the Credit Facilities shall be in the form of notes), be used by the Borrower for the incurrence of Permitted Other Indebtedness, in each case (if secured) to be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable; provided that the Borrower shall be in pro forma compliance with the Financial Covenants after giving effect to the incurrence thereof; provided, further, that any such Permitted Other Indebtedness shall be deemed to be First Lien Obligations for the purposes of determining compliance with any future incurrence test, whether or not so secured (all such debt in this paragraph (6), “Incremental Equivalent Debt”).

(7) On any Increased Amount Date on which any Incremental Revolving Facility Commitments become effective, subject to the satisfaction of the foregoing terms and conditions of this Section 2.15, (a) each of the Revolving Lenders with Initial Revolving Facility Commitments shall assign to each Revolving Lender with an Incremental Revolving Facility Commitment (each, an “Incremental Revolving Lender”) and each Incremental Revolving Lender shall purchase from each of the Lenders with Initial Revolving Facility Commitments, at the principal amount thereof, such interests in the Loans outstanding thereunder on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Principal Outstanding under the Revolving Facility will be held by existing Revolving Lenders and Incremental Revolving Lenders rateably in accordance with their respective Revolving Facility Commitments after giving effect to the addition of such Incremental Revolving Facility Commitments to the existing Revolving Facility Commitments, and (b) (i) each Incremental Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and (ii) each Incremental Revolving Lender shall become a Lender with respect to its Incremental Revolving Facility Commitment and all matters relating thereto; provided that (x) the Administrative Agent, the Swingline Lender and each Issuing Bank under the Revolving Facility shall have consented (not to be unreasonably withheld or delayed) to such Incremental Revolving Lender providing such Incremental Revolving Facility Commitment to the extent such consent, if any, would be required under Section 14.8 for an assignment of Revolving Facility Loans or Revolving Facility Commitments, as applicable, to such Incremental Revolving Lender and (y) with respect to any existing Bankers’ Acceptances and BA Equivalent Loans under the Revolving Facility which are outstanding on such Increased Amount Date, the above assignments and purchases will be deferred until the expiry of the applicable Interest Period(s) for such existing Bankers’ Acceptances and BA Equivalent Loans.

(8) On any Increased Amount Date on which any Incremental Term Commitments become effective, subject to the satisfaction of the foregoing terms and conditions of this Section 2.15, (a) each of the Term Lenders with Incremental Term Commitments shall make an Advance to the Borrower in an amount equal to its Incremental Term Commitment, and (ii) each Incremental Term Lender shall become a Lender hereunder with respect to its Incremental Term Commitment and the Advances thereunder made pursuant thereto.

(9) Incremental Revolving Facility Commitments shall be treated the same as the Class of Revolving Facility Commitments being increased (including with respect to the Maturity Date thereof) and shall be considered to be part of the Class of Revolving Facility being increased.

(10) Incremental Term A Commitments shall be treated the same as the Class of Term A Commitments being increased (including with respect to the Maturity Date thereof) and shall be considered to be part of the Class of Term A Facility being increased.

(11) The terms and provisions of Incremental Term Loans and Incremental Term Loan Commitments of any Class shall be on terms and documentation set forth in the applicable Extension/Incremental/Refinancing Amendment as determined by the Borrower; provided that such terms comply with the requirements of Section 2.15(4) to the extent applicable. Any Incremental Revolving Facility Commitments or Incremental Term Loan made on an Increased Amount Date shall, at the election of the Borrower and agreed to by the Lenders providing such Incremental Revolving Facility Commitments or Incremental Term Commitments, be designated as (a) a separate Class (of Term Loans for all purposes of this Agreement or (b) part of a Class of existing Term Loans or Revolving Loans for all purposes of this Agreement.

(12) The Borrower shall provide a certificate of a Senior Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the Increase Amount Date for any Incremental Facility, together with a reasonably detailed description of the material terms and conditions of such Incremental Facility or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the applicable requirements of this Section 2.15.

(13) Each Extension/Incremental/Refinancing Amendment Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Agents, to effect the provisions of this Section 2.15.

2.16 Refinancing of Credit Facilities.

(1) The Borrower may refinance any of the Credit Facilities from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving loan facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Credit Facility Documents with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional Classes of (x) senior unsecured notes or loans; (y) senior secured notes that will be First Lien Obligations or (z) senior secured notes or loans that will be Second Lien Obligations (any such notes or loans, “Refinancing Notes”; and the refinancings effected in accordance with this Section 2.16, “Permitted Refinancings”); provided that (a) any Refinancing Term Facility does not mature prior to the Maturity Date of, or have a weighted average life to maturity, earlier than the Maturity Date, or the weighted average life, of the Class of Term Loans being refinanced and any Refinancing Notes mature no earlier than the Maturity Date of the Class of Term Loans being refinanced (provided that, in any case, any Refinancing Term Facility may include amortization not in excess of 1% per annum), (b) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sale and change of control provisions), (c) any Refinancing Revolving Facility does not mature prior to the Maturity Date of the Revolving Facility Commitments or Operating Facility Commitment being refinanced and (d) the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans (and, in the case of the Revolving Facility and the Operating Facility, pro rata Commitment reductions) under the applicable Class of Loans being so refinanced.

(2) The Borrower shall provide a certificate of a Senior Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of Debt under any Refinancing Facility or Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement.

(3) Each Extension/Incremental/Refinancing Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.16.

2.17 Extensions of Maturity Date of Term B Facility.

(1) The Borrower may at any time and from time to time request that all or a portion of the Term B Loans of any Class (including any Extended Term B Loans) existing at the time of such request (the “Existing Term B Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term B Loans (any such Term B Loans which have been so converted, “Extended Term B Loans”).

(2) In order to establish any Extended B Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Term B Lenders of the applicable Class of Existing Term B Loans being extended), which request shall be offered equally to all Term B Lenders of such Class (a “Term B Loan Extension Request”) setting forth the proposed terms of the Extended Term B Loans to be established; provided that no Term B Lender shall have any obligation to agree to have any of its existing Term B Loans converted into Extended Term B Loans pursuant to any such request.

(3) Any Extended Term B Loans shall constitute a separate Class of Term B Loans from the Existing Term B Loans from which they were converted.

(4) The Borrower shall provide the applicable Term B Loan Extension Request at least ten (10) Business Days prior to the date on which Term B Lenders under the applicable Existing Term B Loans are requested to respond. Any Term B Lender (an “Extending Term B Lender”) wishing to have all or a portion of its Existing Term B Loans converted into an Extended Term B Loan shall notify the Administrative Agent (each, an “Term B Loan Extension Election”) on or prior to the date specified in such Term B Loan Extension Request of the amount of its Existing Term B Loan that it has elected to convert into an Extended Term B Loan. In the event that the aggregate amount of the Existing Term B Loans subject to Term B Loan Extension Elections exceeds the amount of Extended Term B Loans requested pursuant to the Term B Loan Extension Request, the Existing Term B Loans subject to Term B Loan Extension Elections shall be converted to Extended Term B Loans on a pro rata basis based on the amount of Existing Term B Loans included in each such Term B Loan Extension Election.

(5) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term B Loan is converted to extend the related scheduled maturity date(s) in accordance with Section 2.17(1) above, in the case of the Existing Term B Loan of each Extending Term B Lender, the aggregate principal amount of such Existing Term B Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term B Loan so converted by such Term B Lender on such date, and such Extended Term B Loans shall be established as a separate Class from the Existing Term B Loans and from any other Term B Loans.

(6) If, in connection with any proposed Extension/Incremental/Refinancing Amendment, any Term B Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Term B Loan Extension Request (each such other Lender, a “Non-Extending Term Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Term B Lender, (i) replace such Non-Extending Term B Lender by causing such Term B Lender to (and such Term B Lender shall be obligated to) assign pursuant to Section 14.8 (with the processing and recordation fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Term B Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension/Incremental/Refinancing Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Term B Lender relating to the Existing Term B Loans so assigned shall be paid in full by the assignee Term B Lender to such Non-Extending Term B Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under Section 12.1(1), 12.1(8) or 12.1(9), upon notice to the Administrative Agent, prepay the Existing Term B Loans, in whole or in part, without premium or penalty. In connection with any such replacement under this Section 2.17, if the Non-Extending Term B Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Term B Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending B Term Lender relating to the Existing Term B Loans so assigned shall be paid in full by the assignee Term B Lender to such Non-Extending Term B Lender, then such Non-Extending Term B Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Term B Lender.

(7) With respect to all extensions consummated by the Borrower pursuant to this Section 2.17, (i) such extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.3 and 2.4 (ii) no Term B Loan Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition to consummating any such extension that a minimum amount (to be determined and specified in the relevant Term B Loan Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term B Loans be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.17 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.4 and 14.1) or any other Credit Facility Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.17.

(8) Each Extension/Incremental/Refinancing Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17.

2.18 Re-Domicile Reorganization.

(1) As soon as reasonably practicable prior to the Re-Domicile Date and in any event no later than 30 days prior to the Re-Domicile Date, the Borrower shall provide the Administrative Agent with reasonable particulars describing:

(a)	the Person that will become the Borrower hereunder on the Re-Domicile Date;

(b)	the Re-Domicile Reorganization; and

(c)	whether the Re-Domicile Reorganization is expected to trigger any adverse tax consequences.

(2) Notwithstanding whether the US Parent is or is not a Borrower, the US Parent shall be or become a party to this Agreement and at all times thereafter shall be (i) deemed to be an MDA Obligor (which designation will be irrevocable), (ii) required to provide all of the Security and other documentation required to be provided by an MDA Obligor pursuant to Article 8 and (iii) the reference point for all reporting, computations and covenant compliance under the Credit Agreement which apply to the Company on the Closing Date.

(3) The Borrower, the Guarantors and the Administrative Agent may, without the consent of any other Lenders, effect all such technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to reflect the Re-Domicile Reorganization and the change of Borrower (if applicable) in connection therewith (including to reflect that fact that the US Parent has taken the place of the Borrower for purposes of determining compliance with Sections 10.1 and 10.2).

2.19 Re-Tranching On or After Re-Domicile Date.

(1) On or after the Re-Domicile Date, the Borrower may from time to time at its option make an election (each such election, a “Re-Tranching Election”), upon at least 30 days’ prior written notice to the Administrative Agent (each a “Re-Tranching Notice”), to retain the Operating Facility as a Cdn. Tranche and/or segregate any of the other Pro Rata Facilities into a Cdn. Tranche and a US Tranche. Any Re-Tranching Notice shall specify:

(a)	if applicable, the Cdn. Borrower and the US Borrower for the affected Credit Facility;

(b)	if applicable, the allocation of the Commitments under the affected Credit Facility; provided that (i) each Lender’s Commitment under such Credit Facility must be allocated on a pro rata basis between the Cdn. Tranche and the US Tranche under such Credit Facility and (ii) the aggregate of the Cdn. Tranche Commitment and the US Tranche Commitment of any Lender under such Credit Facility immediately after such allocation shall not exceed such Lender’s Commitment under such Credit Facility immediately prior to such allocation; and

(c)	the proposed effective date for such Re-Tranching Election.

(2) No later than five Business Days prior to the effective date of any Re-Tranching Election:

(a)	in the case of a Re-Tranching Election with respect to the Operating Facility, the Operating Lender shall designate both a Cdn. Lending Office and a US Lending Office for the Cdn. Tranche (and shall fund all Accommodations under the Cdn. Tranche from whichever of such Lending Offices is designated by the Cdn. Borrower in the applicable Notice);

(b)	in the case of a Re-Tranching Election with respect to the Revolving Facility, each Revolving Lender shall designate (i) both a Cdn. Lending Office and a US Lending Office for the Cdn. Tranche (and shall fund all Accommodations under the Cdn. Tranche from whichever of these Lending Offices is designated by the Cdn. Borrower in the applicable Notice) and (ii) a US Lending Office for the US Tranche (and shall fund all Accommodations under the U.S. Tranche from such US Lending Office); and

(c)	in the case of a Re-Tranching Election with respect to the Term A Facility, each Term A Lender shall designate a US Lending Office for both the Cdn. Tranche and the US Tranche (and shall fund all Accommodations under each such tranche from such US Lending Office).

(3) If the Borrower makes a Re-Tranching Election:

(a)	any Tax Excluded Subsidiaries which ceased to be MDA Obligors with respect to the US Secured Obligations shall become or continue to be MDA Obligors with respect to the Cdn. Secured Obligations; and

(b)	the Borrower, the Guarantors and the Administrative Agent may, without the consent of any other Lenders, effect all such technical and corresponding amendments to this Agreement and the other Credit Facility Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to fully implement the re-designations and re-tranchings contemplated by this Section 2.19.

Article 3

ADVANCES AND LOANS

3.1 Advances.

(1) Commitments.

(a)	Each Revolving Lender agrees (on a several basis with the other Revolving Lenders, up to the amount of such Lender’s Revolving Facility Commitment), on the terms and conditions herein set forth, to make Advances under the Revolving Facility at any time and from time to time on or after the Closing Date and prior to the Revolving Facility Maturity Date.

(b)	The Operating Lender agrees (up to the amount of the Operating Facility Commitment), on the terms and conditions herein set forth, to make Advances under the Operating Facility at any time and from time to time on or after the Closing Date and prior to the Operating Facility Maturity Date.

(c)	Each Term A-1 Lender agrees (on a several basis with the other Term A-1 Lenders, up to the amount of such Lender’s Term A-1 Commitment), on the terms and conditions herein set forth, to make an Advance under Term A-1 Tranche of the Term A Facility on the Closing Date or on such other date as may be set forth in the applicable Extension/Incremental/Refinancing Amendment.

(d)	Each Term A-2 Lender agrees (on a several basis with the other Term A-2 Lenders, up to the amount of such Lender’s Term A-2 Commitment), on the terms and conditions herein set forth, to make an Advance under Term A-2 Tranche of the Term A Facility on the Closing Date or on such other date as may be set forth in the applicable Extension/Incremental/Refinancing Amendment.

(e)	Each Term B Lender agrees (on a several basis with the other Term B Lenders, up to the amount of such Lender’s Term B Commitment), on the terms and conditions herein set forth, to make an Advance under the Term B Facility on the Closing Date or on such other date as may be set forth in the applicable Extension/Incremental/Refinancing Amendment.

(2) Amounts; Availability. The aggregate principal amount of each Borrowing shall comply with, and the availability thereof shall be subject to, Section 2.1(4).

3.2 Making the Advances.

(1) Notice. Each Borrowing under the Credit Facilities (other than the Operating Facility) shall be made on at least three Business Days’ (in the case of US LIBOR Loans) or one Business Day’s (in the case of ABR Loans) prior notice given not later than 10:00 a.m. (Pacific time) by the Borrower to the Administrative Agent, and the Administrative Agent shall give to each relevant Lender prompt notice thereof and of such Lender’s Rateable Portion of each type of Borrowing to be made under the Borrowing. Each Borrowing under the Operating Facility shall be made on at least three Business Days’ (in the case of US LIBOR Loans) or two Business Days’ (in the case of CDOR Rate Loans or Bankers’ Acceptances) or one Business Day’s (in the case of Canadian Prime Rate Loans or ABR Loans) prior notice given not later than 10:00 a.m. (Pacific time) by the Borrower to the Operating Lender. Each such notice of a Borrowing shall be given by way of an Accommodation Request or by telephone (confirmed promptly in writing), with the same information as would be contained in an Accommodation Request, including the requested date of such Borrowing and the aggregate amount of each type of Advance comprising such Borrowing.

(2) Lender Funding. Except in connection with a Rollover or Conversion (other than a Conversion from one currency to another), each Lender shall, before 10:00 a.m. (Pacific time) on the date and in the currency of the requested Borrowing, deposit to the applicable Payment Account in immediately available funds such Lender’s Rateable Portion (subject to Section 2.11) of each type of Advance comprising such Borrowing. Promptly upon receipt by the Administrative Agent of such funds and upon fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent will make such funds available to the Borrower by debiting the Payment Account (or causing such account to be debited), and by crediting such account as the Borrower shall designate (or causing such account to be credited) with such Advances.

(3) Failure by Lender to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Rateable Portion of each type of Advance comprising such Borrowing, the Administrative Agent may assume that such Lender has made each such Rateable Portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 3.2(2) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date corresponding amounts. If and to the extent that such Lender shall not have made its Rateable Portion available to the Administrative Agent, such Lender shall pay such corresponding amounts to the Administrative Agent forthwith on demand. If such Lender shall pay such corresponding amounts to the Administrative Agent, the amounts so paid shall constitute such Lender’s Rateable Portion of such Borrowing for the purposes of this Agreement. The Administrative Agent shall also be entitled to recover from such Lender interest on such corresponding amounts, for each day from the date such amounts were made available by the Administrative Agent to the Borrower until the date such amounts are repaid to the Administrative Agent, at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than, as the case may be, the Canadian Prime Rate or the ABR, together with the Administrative Agent’s reasonable administrative fee. If such Lender shall not pay such corresponding amounts to the Administrative Agent forthwith on demand, the Borrower shall pay such corresponding amounts (together with accrued and unpaid interest at the applicable rate herein set forth for each type of Advance) to the Administrative Agent within two Business Days of demand being made upon it.

(4) Failure to Fund. The Administrative Agent shall notify the Borrower of the failure of any Lender to make an Advance if:

(a)	such failure has not been remedied within seven days; or

(b)	the Administrative Agent reasonably believes that such failure was caused by any reason other than a technical failure or as a result of a defect in the arrangements hereunder for funding Advances.

The Administrative Agent shall not be liable to the Borrower or any Lender in respect of notice given or not given pursuant to this Section 3.2(4). In the event of the continuing failure by any Defaulting Lender to make an Advance, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other Persons (in this Section 3.2(4), the “assuming Lender”) reasonably satisfactory to the Borrower and the Administrative Agent to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the Defaulting Lender hereunder. The assuming Lender and Defaulting Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition.

3.3 Interest on Loans.

The Borrower shall pay interest on the unpaid principal amount of each Loan (other than Bankers’ Acceptances) at the following rates per annum:

(1) Canadian Prime Rate Loans. If and so long as such Loan is a Canadian Prime Rate Loan, at a rate per annum equal at all times to the sum of the Canadian Prime Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in Canadian Dollars in arrears:

(a)	quarterly on the last Business Day of each Financial Quarter; and

(b)	when such Canadian Prime Rate Loan becomes due and payable in full or is the subject of a Conversion.

(2) CDOR Rate Loans. If and so long as such Loan is a CDOR Rate Loan, at a rate per annum equal at all times during each Interest Period for such CDOR Rate Loan to the sum of the CDOR Rate for such Interest Period plus the Applicable Margin, calculated daily and payable in Canadian Dollars:

(a)	at the end of each Interest Period (except where such Interest Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

(b)	when such CDOR Rate Loan becomes due and payable in full or is the subject of a Conversion.

(3) ABR Loans. If and so long as such Loan is an ABR Loan, at a rate per annum equal at all times to the sum of the ABR in effect from time to time plus the Applicable Margin, calculated daily and payable in US Dollars in arrears:

(a)	quarterly on the last Business Day of each Financial Quarter; and

(b)	when such ABR Loan becomes due and payable in full or is the subject of a Conversion.

(4) US LIBOR Loans. If and so long as such Loan is a US LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such US LIBOR Loan to the sum of Adjusted LIBOR for such Interest Period plus the Applicable Margin, calculated daily and payable in US Dollars:

(a)	at the end of each Interest Period (except where such Interest Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

(b)	when such US LIBOR Loan becomes due and payable in full or is the subject of a Conversion.

Article 4

BANKERS’ ACCEPTANCES

4.1 Acceptances.

(1) Commitment. The Operating Lender agrees, up to the amount of the Operating Facility Commitment, on the terms and conditions herein set forth, to create and purchase Bankers’ Acceptances under the Operating Facility.

(2) Amounts. Each Drawing shall be in a Face Amount not less than the minimum amount (or requisite multiple in excess thereof) set forth in, and the availability thereof shall be subject to, Section 2.1(4), and such Drawing shall consist of the creation of Bankers’ Acceptances, effected or arranged by the Operating Lender in accordance with Section 4.4.

4.2 Drawdown Request.

(1) Notice. Each Drawing shall be made on at least two Business Days’ prior notice, given not later than 10:00 a.m. (Pacific time) by the Borrower to the Operating Lender. Each such notice of a Drawing shall be given by way of an Accommodation Request or by telephone (confirmed promptly in writing) with the same information as would be contained in an Accommodation Request, including the requested Drawing Date and the Face Amounts of the Bankers’ Acceptances.

(2) Maturity. The Borrower shall not request in an Accommodation Request a term for Bankers’ Acceptances which would end on a date subsequent to the Operating Facility Maturity Date or that would conflict with any repayment stipulated herein.

4.3 Form of Bankers’ Acceptances.

(1) Form. Each Bankers’ Acceptance shall:

(a)	be in a Face Amount allowing for conformance with Section 4.1(2);

(b)	be dated the Drawing Date;

(c)	have a term of approximately one, two, three or six months (or such shorter or longer period as may be agreed to by the Operating Lender) and shall be subject to the availability of a market for bankers’ acceptances of such term; and

(d)	be in a form satisfactory to the Operating Lender.

(2) Applicability of DBNA. It is the intention of the parties that, unless the Operating Lender is utilizing a non-interest bearing bill of exchange as defined in the Bills of Exchange Act (Canada), each Bankers’ Acceptance accepted by the Operating Lender under this Agreement shall be issued in the form of a “depository bill” (as that term is defined in the Depository Bills and Notes Act (Canada) (the “DBNA”)), be deposited with CDS Clearing and Depository Services Inc. and be made payable to “CDS & Co.” The Operating Lender shall establish the following practices and procedures and establish and notify the Borrower of any additional procedures, consistent with the terms of this Agreement and the requirements of the DBNA, as are reasonably necessary to accomplish this intention:

(a)	each Bankers’ Acceptance accepted and purchased by the Operating Lender hereunder shall have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act”;

(b)	any reference to authentication of that Bankers’ Acceptance will be removed; and

(c)	that Bankers’ Acceptance shall not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

(3) Grace. The Borrower hereby waives presentment for payment and any other defence to payment of any amounts due in respect of any Bankers’ Acceptance, and hereby renounces, and shall not claim, any days of grace for the payment of any Bankers’ Acceptance.

4.4 Completion of Bankers’ Acceptance.

Upon receipt of the notice from the Borrower pursuant to Section 4.2(1), the Operating Lender is thereupon authorized to execute Bankers’ Acceptances as the duly authorized attorney of the Borrower pursuant to Section 4.8, in accordance with the particulars provided by the Borrower.

4.5 Proceeds.

In the case of a Drawing, the Operating Lender shall, for same day value on the Drawing Date specified by the Borrower in the applicable Drawing Notice, credit the Payment Account with the applicable Discount Proceeds of the Bankers’ Acceptances purchased by the Operating Lender for the account of the Borrower.

4.6 Stamping Fee.

The Borrower shall pay to the Operating Lender a stamping fee in Canadian dollars. Such stamping fee shall be payable by the Borrower in advance, on the Drawing Date, and shall be calculated on the Face Amount of such Bankers’ Acceptances on the basis of the number of days in the term of such Bankers’ Acceptances (including the Drawing Date but excluding the maturity date) at a rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin. The parties acknowledge that, inasmuch as the Discount Proceeds are net of the stamping fee, the Borrower shall be deemed to have paid the stamping fee to the Operating Lender upon the Operating Lender paying the applicable Discount Proceeds pursuant to Section 4.5.

4.7 Payment at Maturity.

The Borrower shall pay to the Operating Lender, and there shall become due and payable, on the maturity date for each Bankers’ Acceptance an amount in immediately available funds equal to the Face Amount of the Bankers’ Acceptance. The Borrower shall make each payment hereunder in respect of Bankers’ Acceptances by deposit of the required funds to the applicable Payment Account. Such payment to the Operating Lender shall satisfy the Borrower’s obligations under a Bankers’ Acceptance to which it relates and the Operating Lender shall thereafter be solely responsible for the payment of such Bankers’ Acceptance.

Unless the Borrower notifies the Administrative Agent prior to 10:00 a.m. (Pacific time) two Business Days’ immediately prior to the maturity date of a Bankers’ Acceptance that the Borrower intends to pay to the Operating Lender the Face Amount thereof with funds other than the proceeds of Advances, (i) the Borrower shall be deemed to have given an Accommodation Request to the Operating Lender under the Operating Facility requesting the Operating Lender to make a Canadian Prime Rate Advance on such maturity date in an amount equal to such Face Amount, and (ii) the Operating Lender shall, on such maturity date, apply the deemed proceeds thereof to payment of such Face Amount.

4.8 Power of Attorney Respecting Bankers’ Acceptances.

In order to facilitate issues of Bankers’ Acceptances pursuant to this Agreement, the Borrower authorizes the Operating Lender, and for this purpose appoints the Operating Lender its lawful attorney (with full power of substitution), to complete, sign and endorse drafts issued in accordance with Section 4.4 on its behalf in handwritten or by facsimile or mechanical signature or otherwise and, once so completed, signed and endorsed, and following acceptance of them as Bankers’ Acceptance under this Agreement, then purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Article 4. Drafts so completed, signed, endorsed and negotiated on behalf of the Borrower by the Operating Lender shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower.

The Operating Lender shall not be liable for any damage, loss or other claim arising by reason of any loss or improper use of any draft or Bankers’ Acceptances executed in blank except any such damage, loss or claim arising by reason of the gross negligence, wilful misconduct or fraud of the Operating Lender or its officers, employees, agents or representatives or arising by reason of the Operating Lender or its officers, employees, agents or representatives failing to exercise such care in the custody and safekeeping of such draft or Bankers’ Acceptances as it would exercise in the custody and safekeeping of similar property owned by it.

4.9 Prepayments.

Except as required by Section 2.2(3), 2.2(4) or 4.10, no payment of the Face Amount of a Bankers’ Acceptance shall be made by the Borrower to the Operating Lender prior to the maturity date thereof. Any such required payment made before the applicable maturity date shall be held in an interest bearing account by the Operating Lender as cash collateral security to provide for or to secure payment of the Face Amount of such outstanding Bankers’ Acceptance upon maturity, and the Borrower hereby irrevocably authorizes and directs the Operating Lender to apply such amount on the maturity date for the relevant Drawing to the repayment of the relevant Bankers’ Acceptance. Interest on amounts held on deposit by the Operating Lender for such deposits shall be paid to the Borrower on the maturity date for the relevant Drawing; provided that, if an Event of Default has occurred, such interest shall be retained by the Operating Lender and applied to the applicable Obligations under the Operating Facility. Any such required payment made before the applicable maturity date by the Borrower to the Operating Lender shall satisfy the Borrower’s obligations under the Bankers’ Acceptance to which it relates. The Operating Lender shall thereafter be solely responsible for the payment of the Bankers’ Acceptance and shall indemnify and hold the Borrower harmless against any liabilities, costs or expenses incurred by the Borrower as a result of any failure by the Operating Lender to pay the Bankers’ Acceptance in accordance with its terms.

4.10 Prepayment Upon Acceleration.

Upon the occurrence of an Event of Default and the Obligations becoming due and payable pursuant to Section 12.2, and notwithstanding the date of maturity of any outstanding Bankers’ Acceptances, an amount equal to the Face Amount of all outstanding Bankers’ Acceptances which the Operating Lender is required to honour shall thereupon forthwith become due and payable by the Borrower to the Operating Lender.

4.11 Non-Acceptance Lenders.

The parties acknowledge that a Lender (a “Non-Acceptance Lender”) may not be permitted by applicable Law to, or may not by virtue of customary market practices, stamp or accept commercial drafts. A Non-Acceptance Lender shall, in lieu of accepting and purchasing Bankers’ Acceptances on a Drawing, make a BA Equivalent Loan.

The amount of each BA Equivalent Loan shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which that Non-Acceptance Lender would otherwise be required to accept and purchase as part of such Drawing. To determine the amount of those Discount Proceeds, the hypothetical sale shall be deemed to take place at the Non-Acceptance Discount Rate for that BA Equivalent Loan.

Any BA Equivalent Loan shall be made on the relevant Drawing Date, and shall remain outstanding for the term of the relevant Bankers’ Acceptances.

For greater certainty, concurrently with the making of a BA Equivalent Loan, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the stamping fee which that Lender would otherwise be entitled to receive pursuant to Section 4.6 as part of that BA Equivalent Loan if that BA Equivalent Loan was a Bankers’ Acceptance, based on the amount of principal and interest payable on the maturity date of that BA Equivalent Loan. The parties acknowledge that, inasmuch as Discount Proceeds are net of the stamping fees, no further deduction from the BA Equivalent Loan will be necessary on account of the amount equal to such stamping fee.

On the maturity date for the Bankers’ Acceptances required by the Borrower, the Borrower shall pay to each Non-Acceptance Lender the amount of such Lender’s BA Equivalent Loan plus interest on the principal amount of that BA Equivalent Loan calculated at the applicable Non-Acceptance Discount Rate (in effect the date such BA Equivalent Loan was made) from the date of acceptance to but excluding the maturity date of that BA Equivalent Loan.

All references in this Agreement to “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Loans made by a Non-Acceptance Lender as part of a Drawing.

Article 5

LETTERS OF CREDIT

5.1 Letters of Credit Commitment.

(1) Issuance.

(a)	Each Issuing Bank under the Revolving Facility agrees (on a several basis with the other Issuing Banks under the Revolving Facility), subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the Revolving Facility Maturity Date, in reliance upon the agreements of the Revolving Lenders set forth in this Article 5, to issue Revolving Letters of Credit for the account of the Borrower, up to the amount of such Issuing Bank’s Letter of Credit Fronting Commitment.

(b)	The Issuing Bank under the Operating Facility agrees, subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the Operating Facility Maturity Date, to issue Operating Letters of Credit for the account of the Borrower, up to the amount of such Issuing Bank’s unused Operating Facility Commitment.

(c)	The parties hereto agree that the Existing MDA Letters of Credit which are allocated to the Operating Facility in Schedule 10 will automatically, without any further action on the part of any Person, be deemed to be Operating Letters of Credit issued under the Operating Facility on the Closing Date for the account of the Borrower. Without limiting the foregoing, (i) each such Existing MDA Letter of Credit shall be included in the calculation of the Principal Outstanding in respect of the Operating Facility on the Closing Date and (ii) all liabilities of the Borrower with respect to such Existing MDA Letters of Credit shall constitute Obligations under the Operating Facility.

(d)

The parties hereto agree that the Existing MDA Letters of Credit (other than the Existing MDA Letters of Credit referred to in Section 5.1(1)(c)) and the Existing DG Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Revolving Letters of Credit issued under the Revolving Facility on the Closing Date for the account of the Borrower. Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of the Principal Outstanding in respect of the Revolving Facility on the Closing Date, (ii) all liabilities of the Borrower with respect to such Existing Letters of Credit shall constitute Obligations under the Revolving Facility and (iii) each Revolving Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 5.6.

(2) Limitations on Issuance. Notwithstanding Section 5.1(1), (i) no Letter of Credit shall be issued if the Face Amount of such Letter of Credit, when added to the Face Amount of all other Letters of Credit outstanding under this Agreement at such time, would exceed the Letter of Credit Sublimit then in effect (or, with respect to any applicable Issuing Bank under the Revolving Facility, exceed such applicable Issuing Bank’s Letter of Credit Fronting Commitment); (ii) no Letter of Credit shall be issued under the Revolving Facility if the Face Amount thereof would cause the aggregate amount of the Principal Outstanding under the Revolving Facility at the time of (and giving effect to) the issuance thereof to exceed the Total Revolving Facility Commitments then in effect; (iii) no Letter of Credit shall be issued under the Operating Facility if the Face Amount thereof would cause the aggregate amount of the Principal Outstanding under the Operating Facility at the time of (and giving effect to) the issuance thereof to exceed the Operating Facility Commitment then in effect; (iv) Letters of Credit shall be denominated in Canadian Dollars, US Dollars or any other currency requested by the Borrower and agreed to by the applicable Issuing Bank; (v) no Letter of Credit shall be issued if it would be illegal under any applicable Law for the beneficiary of the Letter of Credit to have such Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from the Administrative Agent or the Borrower stating that a Default or Event of Default has occurred and is continuing until such time as such applicable Issuing Bank shall have received a written notice of (x) rescission of such notice from the Administrative Agent or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.2.

(3) Types of Issuance. Letters of Credit shall be issued under the Revolving Facility by the applicable Issuing Bank on behalf of the Revolving Lenders on a “fronting” basis as contemplated by Section 5.2. Letters of Credit shall be issued under the Operating Facility by the Operating Lender on its own behalf.

(4) Fronting Fee. The Borrower shall pay a fronting fee in respect of Revolving Letters of Credit as provided in Section 5.7(2).

5.2 Revolving Letters of Credit.

In the event that a Revolving Letter of Credit shall be issued on behalf of the Revolving Lenders by an Issuing Bank:

(a)	the Principal Outstanding in respect of such Letter of Credit shall be considered to be allocated among the Revolving Lenders pro rata on the basis of their respective Rateable Portions, and on the basis that each such Revolving Lender is liable to, and by entering into this Agreement agrees to, indemnify and hold harmless such Issuing Bank in relation to such Issuing Bank’s liability as issuer of such Letter of Credit to the extent of the amount of such pro rata share of such liability; and

(b)	for greater certainty and without limiting the generality of Section 14.1, the Principal Outstanding among the Revolving Lenders shall be adjusted in the circumstances and in the manner contemplated by Section 14.1 in order to reflect the Issuance by the Issuing Bank on behalf of the Revolving Lenders.

5.3 Notice of Issuance.

(1) Notice. Each Issuance shall be made on at least three Business Days’ prior notice (or such shorter period as may be agreed to by the applicable Issuing Bank in its sole discretion), given in the form of the Issuing Bank’s customary letter of credit application (an “Issue Notice”) not later than 10:00 a.m. (Pacific time) by the Borrower to the Issuing Bank (with a copy of each such Notice to the Administrative Agent if such Issue Notice is being given under the Revolving Facility). Such Issue Notice shall be accompanied by any documents and information pertaining to such request as the Issuing Bank may reasonably request, including documentary and other evidence of the proposed beneficiary’s identity to enable the Issuing Bank to verify the beneficiary’s identity or to comply with Section 326 of the PATRIOT Act and any other applicable Law. In addition, the Borrower shall execute and deliver the Issuing Bank’s customary form of letter of credit indemnity agreement; provided that, if and to the extent that there is any inconsistency between the terms of this Agreement and the terms of such customary form of indemnity agreement, the terms of this Agreement shall prevail.

(2) Maturity. Each Letter of Credit shall have an expiration date on a Business Day which occurs no later than the earlier of (a) 365 days after the Issue Date (or such later date to which the applicable Issuing Bank agrees) and (b) five Business Days prior to the Revolving Facility Maturity Date or the Operating Facility Maturity Date (as applicable); provided that (i) an automatic extension of the expiry date of any Letter of Credit pursuant to the terms and conditions of such Letter of Credit or (ii) a reinstatement of any Letter of Credit containing customary “evergreen” renewal provisions following reimbursement or deemed reimbursement (by a Revolving Facility Loan, Operating Facility Loan or otherwise) of any drawing under a Letter of Credit shall be permitted on customary terms.

5.4 Form of Letter of Credit.

Each Letter of Credit shall:

(a)	be dated the Issue Date; and

(b)	comply with the definition of Letter of Credit and shall otherwise be satisfactory in form and substance to the applicable Issuing Bank.

Except to the extent otherwise expressly provided herein or in another Credit Facility Document, the Uniform Customs or, as the case may be, ISP98 shall apply to and govern each Letter of Credit.

5.5 Procedure for Issuance of Letters of Credit.

(1) Issue. On the Issue Date, the applicable Issuing Bank will complete and issue a Letter of Credit in favour of the Beneficiary as specified by the Borrower in its Issue Notice.

(2) Time for Honour. No Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented, if such presentation is made after 11:00 a.m. (local time at the place of presentation) on such Business Day.

(3) Text. Prior to an Issue Date, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the Beneficiary prior to payment under the Letter of Credit. The applicable Issuing Bank may require changes in any such documents or certificate.

(4) Conformity. In determining whether to pay under a Letter of Credit, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

5.6 Payment of Amounts Drawn Under Letters of Credit.

(1) Obligation to Reimburse. In the event of any request for a drawing under any Letter of Credit, the applicable Issuing Bank may notify the Borrower (with a copy of the notice to the Administrative Agent if such Letter of Credit is a Revolving Letter of Credit) on or before the date on which it intends to honour such drawing. The Borrower (whether or not such notice is given) shall reimburse the applicable Issuing Bank on demand by such Issuing Bank in Canadian Dollars, US Dollars or such other currency, as the case may be, of an amount, in immediately available funds, equal to the amount of such drawing together with interest on such amount from and including the date of honouring such drawing until payment is made as if it were an Advance of the nature set forth in Section 5.6(2) below.

(2) Deemed Advance. Unless the Borrower reimburses the applicable Issuing Bank for the amount of such drawing prior to 10:00 a.m. (Pacific time) on the fifth Business Day after such drawing (with concurrent advice to the Administrative Agent):

(a)	in respect of any drawing under a Revolving Letter of Credit, the Borrower shall be deemed to have given an Accommodation Request to the Administrative Agent requesting the Revolving Lenders to make an Advance under the Revolving Facility, on such fifth Business Day, in the Equivalent Amount in US Dollars of such drawing (disregarding the provisions of Section 2.1(4)) as follows:

(i)	in respect of a drawing in US Dollars, an ABR Loan in the amount of such drawing; and

(ii)	in respect of a drawing in a currency other than US Dollars, an ABR Loan in the Equivalent Amount in US Dollars of such drawing;

(b)	in respect of a drawing under an Operating Letter of Credit, the Borrower shall be deemed to have given an Accommodation Request to the Operating Lender requesting the Operating Lender to make an Advance under the Operating Facility, on such fifth Business Day, in the form and in an amount (disregarding the provisions of Section 2.1(4)) as follows:

(i)	in Canadian Dollars, a Canadian Prime Rate Loan in the amount of such drawing;

(ii)	in respect of a drawing in US Dollars, an ABR Loan in the amount of such drawing; and

(iii)	in respect of a drawing in a currency other than Canadian Dollars or US Dollars, an ABR Loan in the Equivalent Amount in US Dollars of such drawing; and

(c)	subject to the terms and conditions of this Agreement (including those set forth in Article 6), the Revolving Lenders (in the case of a Revolving Letter of Credit) or the Operating Lender (in the case of an Operating Letter of Credit) shall be deemed to have made each such Advance in accordance with Article 3 and the Borrower shall be deemed to have applied the proceeds thereof (or required portion of such proceeds) to the reimbursement of the Revolving Lenders or the Operating Lender, as applicable, for the amount of such drawing.

(3) Application of Reimbursement. Any reimbursement payment (including interest) made to the applicable Issuing Bank by the Borrower shall be for the account of such Issuing Bank.

5.7 Fees.

(1) Issue Fee. The Borrower shall pay to the Administrative Agent (for the account of the Revolving Lenders, pro rata on the basis of their respective Rateable Portions) in respect of each Revolving Letter of Credit outstanding during any portion of a Financial Quarter, and to the Operating Lender for its own account in respect of each Operating Letter of Credit outstanding during any portion of a Financial Quarter, an issue fee equal to the applicable rate per annum set forth in the definition of Applicable Margin multiplied by an amount equal to the daily undrawn portion of the Face Amount of such Letter of Credit. Such issue fee shall be payable by the Borrower in the currency of issue in arrears; provided that the Borrower shall pay the Equivalent Amount in US Dollars of any fees payable in respect of Letters of Credit issued in a currency other than Canadian Dollars or US Dollars and shall pay the Equivalent Amount in US Dollars of any fees payable in respect of Revolving Letters of Credit issued in a currency other than US Dollars. Each such payment shall be made within three Business Days after the date that is the earlier to occur of:

(a)	the last day of such Financial Quarter; and

(b)	the termination of such Letter of Credit;

and shall be determined for a period equal to the number of days that the Letter of Credit was outstanding during such Financial Quarter.

(2) Fronting Fee. The Borrower shall pay to the applicable Issuing Bank, in respect of each Revolving Letter of Credit outstanding during any portion of a Financial Quarter in which there is more than one Revolving Lender, a fronting fee calculated at such rate as shall from time to time be agreed on an annual basis by the Borrower and such Issuing Bank (in each case in their sole discretion), and set forth in such agreement or other document as shall be so agreed. Such fronting fee shall be payable by the Borrower in the currency of issue in arrears; provided that the Borrower shall pay the Equivalent Amount in US Dollars of any fees payable in respect of Letters of Credit issued in a currency other than US Dollars. Each such payment shall be made within three Business Days after the date that is the earlier to occur of:

(a)	the last day of such Financial Quarter; and

(b)	the termination of such Letter of Credit;

and shall be determined for a period equal to the number of days that the Letter of Credit was outstanding during such Financial Quarter.

(3) Administration Fee. The Borrower shall pay to the applicable Issuing Bank, upon the issuance, amendment or transfer of each Letter of Credit, such Issuing Bank’s standard documentary and administrative charges for issuing, amending or transferring standby or commercial letters of credit or letters of guarantee of a similar amount, term and risk.

5.8 Obligations Absolute.

The obligation of the Borrower to reimburse an Issuing Bank for drawings made under any Letter of Credit issued by such Issuing Bank shall be unconditional and irrevocable and shall be fulfilled strictly in accordance with the terms of this Agreement under all circumstances, including:

(a)	any lack of validity or enforceability of any Letter of Credit;

(b)

the existence of any claim, set-off, defence or other right which the Borrower may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, the Credit Facility Documents, the transactions contemplated herein and therein or any unrelated transaction (including any underlying transaction between the Borrower or an Affiliate and the Beneficiary of such Letter of Credit);

(c)	any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(d)	payment by such Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (provided that such payment does not breach the standards of reasonable care specified in the Uniform Customs or disentitle the Issuing Bank to reimbursement under ISP98, in each case as stated on its face to be applicable to such Letter of Credit); or

(e)	the fact that a Default or an Event of Default shall have occurred and be continuing.

5.9 Nature of Lenders’ Duties.

As between (i) the Borrower, and (ii) each Issuing Bank and (if applicable) each Revolving Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued hereunder, by the respective Beneficiaries of such Letters of Credit and, without limitation of the foregoing, none of (iii) the applicable Issuing Bank, or (iv) the Revolving Lenders (provided that such Issuing Bank acts in accordance with the standards of reasonable care specified in the Uniform Customs and otherwise as may be required under ISP98, in each case as stated on its face to be applicable to the respective Letter of Credit) shall be responsible for:

(a)	the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged;

(b)	the invalidity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)	errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher;

(d)	errors in interpretation of technical terms;

(e)	any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;

(f)	the misapplication by the Beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and

(g)	any consequences arising from causes beyond the control of the applicable Issuing Bank.

None of the above shall affect, impair or prevent the vesting of any of the rights or powers of (i) any Issuing Bank, or (ii) the Revolving Lenders hereunder. No action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit issued by it or the related certificates, if taken or omitted in good faith, shall put (iii) such Issuing Bank, or (iv) the Revolving Lenders, under any resulting liability to the Borrower (provided that such Issuing Bank acts in accordance with the standards of reasonable care specified in the Uniform Customs and otherwise as may be required under ISP98, in each case as stated on its face to be applicable to the respective Letter of Credit).

5.10 Cash Collateral upon Acceleration Date, Maturity.

(1) Upon the earlier to occur of (i) the Revolving Facility Maturity Date (or, in the case of Operating Letters of Credit, the Operating Facility Maturity Date), and (ii) the Acceleration Date, and notwithstanding the expiration date of any outstanding Letters of Credit, an amount equal to the Face Amount of all outstanding Letters of Credit under any Credit Facility, and all accrued and unpaid fees owing by the Borrower in respect of the issuance of Letters of Credit under such Credit Facility pursuant to Section 5.7, if any, shall thereupon forthwith become due and payable by the Borrower to the Administrative Agent and, except for any amount payable in respect of unpaid fees as aforesaid, such amount shall be held in a trust account by the Administrative Agent and applied against amounts payable under such Letters of Credit in respect of any drawing thereunder.

(2) The Borrower shall pay to the Administrative Agent the aforesaid amount in respect of both any Letter of Credit outstanding hereunder and any Letter of Credit which is the subject matter of any order, judgment, injunction or other such determination (in this Section 5.10, a “Judicial Order”) restricting payment by the applicable Issuing Bank under and in accordance with such Letter of Credit or extending such Issuing Bank’s liability under such Letter of Credit beyond the expiration date stated therein. Payment in respect of each such Letter of Credit shall be due in the currency in which such Letter of Credit is stated to be payable.

(3) The Administrative Agent shall with respect to each Letter of Credit in respect of which a payment has been made as aforesaid, upon the later of:

(a)	the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining the applicable Issuing Bank from paying under such Letter of Credit; and

(b)	the earlier of:

(i)	the date on which either the original counterpart of the Letter of Credit is delivered to the Administrative Agent for cancellation or the Issuing Bank is released by the Beneficiary from any further obligations in respect thereof; and

(ii)	the expiry (to the extent permitted by any applicable Law) of such Letter of Credit;

pay to the Borrower an amount equal to the difference between the amount paid to the Administrative Agent by the Borrower pursuant to this Section 5.10 and the aggregate amount paid by the applicable Issuing Bank under such Letter of Credit.

Article 6

CLOSING CONDITIONS

6.1 Closing Conditions to Initial Availability.

The Borrower shall not be entitled to an Accommodation under any Credit Facility in accordance with this Agreement unless the conditions precedent set forth in this Section 6.1 have been satisfied, fulfilled or otherwise met on the Closing Date.

(1) Documents. The Credit Facility Documents (other than (x) each Lender’s form of application, undertaking, indemnity and agreement in respect of Letters of Credit yet to be issued, and (y) Bankers’ Acceptances yet to be issued) shall have been executed and delivered to the Administrative Agent (or, in the case of the Security, the Collateral Agent), and: (a) all documents and instruments required to create and perfect the Collateral Agent’s Security in the Collateral in respect of the Credit Facilities and the Obligations shall have been executed and delivered, including the Confirmation and (b) all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by the Security (subject only to Permitted Liens) shall have been completed (or arrangements satisfactory to the Lenders for the foregoing shall have been made); in each case provided that, to the extent any Collateral (including the creation or perfection of any Lien) is not or cannot be provided on the Closing Date (other than the grant and perfection of Liens (x) in assets of the Borrower and wholly-owned (other than directors’ qualifying shares and other de minimis Equity Interests) Subsidiaries that are Guarantors and are organized under the laws of the United States of America or Canada with respect to which a Lien may be perfected by the filing of financing statements under the UCC or PPSA of any jurisdiction, or (y) in Equity Interests of the Borrower owned by it and of material, wholly-owned (other than directors’ qualifying shares or other de minimis Equity Interests) Subsidiaries that are Guarantors and are organized under the laws of the United States of America or Canada with respect to which a Lien may be perfected by the delivery of a stock (or equivalent) certificate) after the Borrower’s use of commercially reasonable efforts to do so, then the delivery and/or perfection of any such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities and the initial Advances thereunder on the Closing Date, but shall be required to be delivered and/or perfected within 90 days (or such longer period as the Administrative Agent may reasonably agree in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent.

(2) DigitalGlobe Acquisition. The DigitalGlobe Acquisition shall have been consummated, or substantially simultaneously with the initial Advances under the Credit Facilities shall be consummated, in all material respects in accordance with the Merger Agreement (and no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner materially adverse to the Lenders without the consent of the Initial Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that (a) any modification, amendment, consent, waiver or determination in respect of the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Lenders, (b) any reduction in the Merger Consideration shall be deemed not to be materially adverse to the Lenders so long as such reduction is applied 50% to the Term Facilities (and rateably between them) and 50% to the Stock Consideration) and (c) any increase in the Merger Consideration shall be deemed to be not materially adverse to the Lenders so long as such increase is not funded with Debt.

(3) Refinancing. The Refinancing shall have been consummated, or substantially simultaneously with the initial Advances under the Credit Facilities, shall be consummated, including for certainty, (a) the termination of the DigitalGlobe Credit Agreement and the release and discharge of all security thereunder, (b) the termination of the “Intercreditor Agreement” (as defined in the Existing Credit Agreement), (c) the execution of withdrawal letters from HSBC Bank Canada and United Overseas Bank Limited, Vancouver Branch whereby these Persons withdraw as Lenders under the Existing Credit Agreement and (d) the execution of joinder supplementals or novation agreements by HSBC Bank

Canada, HSBC Bank USA, N.A., United Overseas Bank Limited, Vancouver Branch, United Overseas Bank Ltd., Los Angeles Agency, ING Bank N.V. and ING Capital LLC with respect to the Project Condor Pro Rata Lender Joinder and TLB Sell Down Letter dated April 10, 2017 to which certain of them are a party.

(4) Solvency Certificate. The Administrative Agent shall have received a reasonably satisfactory certificate in the form attached hereto as Schedule 15 attesting to the solvency of the Borrower and its Designated Subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transactions from the chief financial officer or another senior financial officer of the Borrower.

(5) Constating Documents. The Administrative Agent shall have received certified copies of the constating documents of each MDA Party and MDA Pledgor.

(6) Resolutions. The Administrative Agent shall have received certified copies of resolutions of the boards of directors, managing members and similar controlling entities of each MDA Party and MDA Pledgor authorizing the execution, delivery and performance of the Credit Facility Documents to which it is a party. The Administrative Agent shall have received certified copies of resolutions of the boards of directors of each entity whose Equity Interests constitute Collateral, confirming or approving the security interest granted by the relevant MDA Pledgor and the transfer of the said Equity Interests to the Collateral Agent or its nominee or an assignee from either thereof.

(7) Incumbency. The Administrative Agent shall have received a certificate of the secretary or an assistant secretary respectively of each MDA Party and MDA Pledgor certifying the names and the true signatures of the officers authorized to sign the Credit Facility Documents to which it is a party.

(8) Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of each of the MDA Parties and the MDA Pledgors, dated the Closing Date, substantially in the form of Schedule 16, with appropriate insertions, executed by any two Senior Officers of each MDA Party and each MDA Pledgor, as applicable.

(9) Good Standing. The Administrative Agent shall have received a certificate of good standing or like certificate in respect of each MDA Party and MDA Pledgor issued by appropriate Official Body of its jurisdiction of organization.

(10) Searches. The Administrative Agent shall have received customary lien and judgment searches with respect to each MDA Party and each MDA Pledgor.

(11) Insurance. The Administrative Agent shall have received a customary certificate of insurance demonstrating that the Borrower and its Designated Subsidiary are in compliance with Section 9.1.

(12) Representations.

(a)	The Specified Representations shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the Lenders; and

(b)	the Specified Merger Agreement Representations shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date and the Administrative Agent shall have received such evidence thereof as shall be reasonably satisfactory to the Administrative Agent;

provided that:

(i)	any of the foregoing representations or warranties that are qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); and

(ii)	the accuracy of the Specified Merger Agreement Representations shall constitute a condition precedent hereunder only to the extent that the Borrower or any of its Affiliates has the right (taking into account any applicable cure provisions) to, pursuant to the Merger Agreement, terminate the Borrower’s (or any of the Borrower’s Affiliates has the right to terminate its) obligations under the Merger Agreement or decline to consummate the DigitalGlobe Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such Specified Merger Agreement Representations.

(13) DigitalGlobe Financial Statements. The Administrative Agent shall have received (a) audited consolidated financial statements of DigitalGlobe, in each case, for the three most recently completed Financial Years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of DigitalGlobe, in each case, for the most recent fiscal quarter ended at least 45 days prior to the Closing Date (or, at the option of the Borrower, any subsequent fiscal quarter ended prior to the Closing Date).

(14) Borrower Financial Statements. The Administrative Agent shall have received an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to Section 6.1(13) and a pro forma statement of operations and Adjusted EBITDA for the twelve-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions.

(15) Opinions. The Administrative Agent shall have received favourable opinions of counsel to the MDA Parties and MDA Pledgors, or in the case of English, Luxembourg and Quebec law, favourable opinions of counsel to the Administrative Agent.

(16) No Change. Since the date of the Merger Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a “Company Material Adverse Effect” (as defined in the Merger Agreement).

(17) Know your Customer, etc. The Lenders shall have received no less than three business days prior to the Closing Date the documentation and other information that are reasonably requested by the Lenders no later than ten business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act.

(18) Fees and Expenses. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Initial Lead Arrangers and the Lenders on the Closing Date shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to the Borrower at least two business days prior to the Closing Date (provided that the foregoing amounts may, at the Borrower’s option, be offset against the proceeds of the Advances under the Credit Facilities funded on the Closing Date).

(19) Accommodation Request. The Administrative Agent shall have received a Notice for each of the Accommodations which is requested to be made on the Closing Date, each such Notice to be given in compliance, in the case of a Borrowing, with the notice requirements in Section 3.2(1), in the case of a Drawing, with the notice requirements in Section 4.2(1), and in the case of an Issuance, with the notice requirements in Section 5.3(1), except to the extent that any such notice requirements are waived by the Administrative Agent.

6.2 General Conditions for Accommodations after the Closing Date.

The Borrower shall not be entitled to any Accommodations (other than by Conversion or Rollover) after the Closing Date unless and until the conditions precedent set forth in this Section 6.2 have been satisfied, fulfilled or otherwise met, in each case in a manner and in form and substance reasonably satisfactory to the Lenders.

(1) Representations and Warranties. Subject to Section 2.15(4) in the case of any Incremental Facilities where the Certain Funds Provisions apply, all of the representations and warranties of the MDA Parties and the MDA Pledgors contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of such date as though made on and as of such date (unless expressly stated to be made as of the Closing Date or some other specified date) and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the relevant Lenders; provided that any of the foregoing representations or warranties that are qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).

(2) No Default. Subject to Section 2.15(4) in the case of any Incremental Facilities where the Certain Funds Provisions apply, no Default or Event of Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the relevant Lenders.

(3) Accommodation Request. The Administrative Agent shall have received a Notice for the requested Accommodation, such Notice to be given in compliance with the requirements of Section 3.2(1), in the case of an Advance; Section 4.2(1), in the case of a Drawing; and Section 5.3(1), in the case of an Issuance.

6.3 Conversions and Rollovers.

If so requested by the Required Revolving Lenders, the Operating Lender or the Required Term A Lenders, as applicable, the obligation of the relevant Pro Rata Lenders to make any Accommodation by Conversion or Rollover under any of the Pro Rata Facilities shall be subject to the condition precedent that no Event of Default shall have occurred and be continuing, and a Senior Officer of the Borrower shall so certify to such Lenders in the applicable Accommodation Request.

6.4 Deemed Representation.

After the Closing Date, the giving of any Notice and the acceptance or use by the Borrower of the proceeds of any Accommodation shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Notice and on the date of any Accommodation being provided and after giving effect thereto, the applicable conditions precedent set forth in Section 6.2 shall have been satisfied, fulfilled or otherwise met.

6.5 Conditions Solely for the Benefit of the Lenders.

All conditions precedent to the entitlement of the Borrower to any Accommodations hereunder are solely for the benefit of the relevant Lenders, and no other Person shall have standing to require satisfaction or fulfilment of any condition precedent or that it be otherwise met and no other Person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by such Lenders at any time such Lenders deem it advisable to do so in their sole discretion.

6.6 No Waiver.

The making of any Accommodations without one or more of the conditions precedent set forth in this Article 6 having been satisfied, fulfilled or otherwise met shall not constitute a waiver by the relevant Lenders of any such condition, and such Lenders reserve the right to require that each such condition be satisfied, fulfilled or otherwise met prior to the making of any subsequent Accommodations.

6.7 Final Date for Initial Accommodation.

In the event that the Closing Date does not occur prior to the close of business of the Administrative Agent in Vancouver on December 8, 2017, all obligations of the Lenders hereunder shall forthwith terminate without the necessity of any notice to the Borrower or any other Person.

Article 7

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as set forth in this Article 7, acknowledges that the Lenders are relying thereon in entering into this Agreement and providing Accommodations from time to time, agrees that no investigation at any time made by or on behalf of the Lenders shall diminish in any respect whatsoever their right to rely thereon and agrees that all representations and warranties shall be valid and effective as of the date when given or deemed to have been given and to such extent shall survive the execution and delivery of this Agreement and the provision of Accommodations from time to time.

7.1 Existence.

Each MDA Party and MDA Pledgor is a corporation or other legal entity duly organized and validly subsisting and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign or extra-provincial corporation or other legal entity, as the case may be, in the other jurisdictions set forth in Schedule 7 annexed hereto except where the failure to so qualify would not or would not reasonably be expected to have an MAE.

7.2 Corporate Authority.

Each MDA Party and MDA Pledgor has full corporate (or, in the case of non-corporate entities, similar) right, power and authority to enter into, and perform its obligations under, each Credit Facility Document to which it is or will be a party. Each MDA Party has full corporate (or, in the case of non-corporate entities, similar) power and authority to own and operate its properties and to carry on its business as now conducted or as contemplated to be conducted except as would not or would not reasonably be expected to have an MAE.

7.3 Authorization, Governmental Approvals, etc.

The execution and delivery of this Agreement and each other Credit Facility Document, and each other document hereby or thereby contemplated to which it is or will be a party (including by way of assignment) and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of each MDA Party and MDA Pledgor. Except as set forth in Schedule 11 annexed hereto, on the Closing Date, no Permit under any applicable Law or approval under any material contract, and (except for registration of the Security at public offices for the recording of Liens, and any steps required to be taken on enforcement of the Security) no registration, qualification, designation, declaration or filing with any Official Body having jurisdiction over any MDA Party or MDA Pledgor, is necessary for any Credit Facility Document or to perfect the same or to preserve the benefit thereof to the Lenders, except as would not or would not reasonably be expected to have an MAE.

7.4 Enforceability.

Each MDA Party and MDA Pledgor has duly executed and delivered each Credit Facility Document to which it is a party, and each such Credit Facility Document and each other agreement and document hereby or thereby contemplated to which each MDA Party and MDA Pledgor is or will be party when executed by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such qualifications as may be set forth in the opinion of the Borrower’s counsel delivered pursuant to Section 6.1.

7.5 No Breach.

The execution and delivery by the Borrower of this Agreement, and by each MDA Party and MDA Pledgor of each other Credit Facility Document and each other document hereby or thereby contemplated to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, do not and will not:

(a)	conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)	its constating documents;

(ii)	any Law;

(iii)	any contractual restriction binding on or affecting it or its properties; or

(iv)	any writ, judgment, injunction, determination or award which is binding on it; or

except, in the case of paragraphs (iii) and (iv), as would not or as would not reasonably be expected to have an MAE;

(b)	result in, or require or permit:

(i)	the imposition of any Lien (other than Permitted Liens) on or with respect to any properties now owned or hereafter acquired by it; or

(ii)	the acceleration of the maturity of any of its Debt under any contractual provision binding on or affecting it.

7.6 Litigation.

There are no actions, suits or proceedings (whether or not purportedly on its behalf) pending or, to the knowledge of the Borrower, threatened against or affecting any MDA Party or MDA Pledgor before any Official Body which have a material likelihood of being determined adversely to it and would, if so adversely determined, reasonably be expected to have an MAE.

7.7 Subsidiaries.

As at the Closing Date and after giving effect to the DigitalGlobe Acquisition: (i) the only Subsidiaries of the Borrower are described in Schedule 7 annexed hereto, (ii) the Borrower and each Subsidiary owns legally and beneficially (directly or indirectly) the respective portions of the outstanding Equity Interests of the Persons shown as its Subsidiaries in Schedule 7 annexed hereto, and (iii) except as set forth in Schedule 7 annexed hereto, no Person (other than an MDA Party or MDA Pledgor) has any agreement, option, right or privilege, whether by Law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase of securities in the capital of any Designated Subsidiary.

7.8 Compliance.

The Borrower is not aware of any basis that any MDA Party or any MDA Pledgor may be, and neither has any MDA Party nor MDA Pledgor received notice that it is alleged to be, in breach of:

(a)	any Permit or mandatory requirement or directive of any Official Body having jurisdiction relating to its business or assets (including under Environmental Laws); or

(b)	any other Law applicable to its business or assets;

where such breach or alleged breach has or would reasonably be expected to have an MAE.

7.9 Insurance.

All insurance policies required to be maintained by each MDA Party pursuant to Section 9.1 have been obtained and are in full force and effect, and such insurance policies comply in all material respects with the applicable requirements of Article 9.

7.10 No Default.

No Default or Event of Default has occurred and is continuing.

7.11 Material Contracts.

All material contracts to which any MDA Party is a party are in full force and effect, all conditions precedent thereunder have been satisfied or waived, no MDA Party is in breach thereunder, and as at the Closing Date the Borrower is not aware of any breach thereunder by any counterparty, except for any such matter which has not had and would not reasonably be expected to have an MAE.

7.12 Permits.

All Permits (including Permits required under Environmental Law) as are required to conduct the respective businesses of the MDA Parties have been obtained or are expected to be obtained in the normal course, except where failure to obtain same has not had and would not reasonably be expected to have an MAE.

7.13 Ownership of Assets; Flood Insurance.

Each of the MDA Parties owns or has legally enforceable interests in all assets and property necessary to the operation of their respective businesses (except where failure to own or have same has not had and would not reasonably be expected to have an MAE), and each MDA Pledgor owns or has interests in all Collateral pledged by it, in each case free and clear of all Liens other than Permitted Liens. No mortgage on real estate located in the United States of America encumbers improved real estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, unless flood insurance available under such Act has been obtained in accordance with Section 9.1.

7.14 Intellectual Property.

Each of the MDA Parties owns or has the legally enforceable right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted (except where failure to own or have same has not had and would not reasonably be expected to have an MAE). To the knowledge of the Borrower, the operation of their respective businesses by each of the Borrower and the other MDA Parties does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not reasonably be expected to have an MAE.

7.15 Tax Returns.

Each MDA Party has filed all material Tax returns which are required to be filed and has paid all Taxes which have become due pursuant to such returns or pursuant to any assessment received by it, except any such Taxes (or any requirement to file Tax returns with respect thereto) which are being contested in good faith and by proper proceedings and for which adequate reserves have been maintained or to the extent that the failure to do so would not reasonably be expected to have an MAE.

7.16 Expropriation.

None of the Collateral has been the subject of a Taking by any competent Official Body that has resulted in an MAE or that would reasonably be expected to have an MAE, nor has any notice or proceeding in respect of any such Taking been given or commenced nor is the Borrower aware of any intent or proposal to give any such notice or to commence any such proceeding.

7.17 MAE.

As at the Closing Date, no event or circumstance has occurred since December 31, 2016 which had, or would reasonably be expected to have, an MAE, and thereafter, no event or circumstance has occurred since the most recent Financial Statements of the Borrower provided to the Administrative Agent pursuant to Section 10.1(8)(a) or 10.1(8)(b) which has had, or would reasonably be expected to have, an MAE.

7.18 Disclosure.

All written information and data (excluding the Projections as defined below) that have been or will be made available by the Borrower or any of its Affiliates, representatives or advisors to the Administrative Agent or any Lender in connection with the DigitalGlobe Acquisition and the Credit Facilities on or before the Closing Date (the “Information”), taken as a whole, is complete and correct in all material respects and does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

All financial projections and budgets concerning the Borrower and its Affiliates and the DigitalGlobe Acquisition (the “Projections”) that have been made or will be prepared by or on behalf of the Borrower or any of its Affiliates, representatives or advisors and that have been made available to the Administrative Agent or any Lender in connection with the DigitalGlobe Acquisition have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable, it being understood that actual results may vary from such Projections and that such variations may be material.

7.19 Pro Forma Financial Statements.

The pro forma Financial Statements provided to the Lenders prior to the Closing Date have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof.

7.20 Financial Condition.

The most recent Financial Statements delivered to the Administrative Agent present fairly, in material respects, the consolidated financial condition of the Borrower as at the date or dates thereof and the results of the consolidated operations thereof for the Financial Quarter or Financial Year then ending, as applicable, all in accordance with IFRS consistently applied.

7.21 ERISA and Foreign Plans

(1) Each of the MDA Parties and their respective ERISA Affiliates is in compliance, in all material respects, with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder, except for such non-compliance that would not reasonably be expected to result in an MAE. No ERISA Event has occurred after the Closing Date that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in an MAE. Except as could not reasonably be expected to have an MAE, the present value of all accumulated benefit obligations under all US Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such US Pension Plans, in the aggregate.

(2) Except as would not reasonably be expected to have an MAE, no Foreign Plan Event has occurred or is reasonably expected to occur.

7.22 Labour Matters.

Except as, in the aggregate, would not have an MAE, there are no strikes or other labour or work stoppage or union disputes against the Borrower or any other MDA pending or, to the knowledge of the Borrower, threatened.

7.23 Investment Company Status.

No MDA Party or MDA Pledgor is an “investment company” as defined in the Investment Company Act of 1940.

7.24 Federal Reserve Regulations.

(1) No MDA Party or MDA Pledgor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(2) No part of the proceeds of any Accommodation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.

7.25 Anti-Corruption Laws and Sanctions.

(1) The Borrower has implemented and maintains in effect policies or codes of conduct intended to ensure compliance by its directors, officers and employees with, in each case, Anti-Corruption Laws and Sanctions applicable to such Persons.

(2) None of the Borrower, the other MDA Parties, any MDA Pledgor or, to the knowledge of the Borrower, any of their respective directors, officers and employees is a Sanctioned Person.

(3) No part of the proceeds of Borrowings under any Credit Facility will be used intentionally by the Borrower (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (B) for the purpose of funding (including payments made to) or financing any activities, investments, business or transaction of or with any Person known to the Borrower to be a Sanctioned Person, or in any country known to the Borrower to be a Sanctioned Country where such Sanctions relate to the business activities of the Borrower or its Subsidiaries, or (C) in any manner that would result in the violation in any material respect of any Sanctions applicable to the Borrower or its Subsidiaries.

7.26 AML Legislation.

To the extent applicable, each MDA Party and MDA Pledgor is in compliance, in all material respects, with the United States Trading with the Enemy Act and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and the USA PATRIOT Act.

7.27 Collateral Representations.

(1) Perfected Security Interests. Each Credit Facility Document comprising the Security delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favour of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein to the extent intended to be created thereby and required to be perfected therein under the Credit Facility Documents. In the case of the pledges of Equity Interests described in the Security Documents, when certificates representing such Equity Interests are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Documents that may be perfected by filing, when financing statements and other filings in appropriate form are filed in the offices of the appropriate Official Body (which, with respect to filings to be made on the Closing Date, are specified on Schedule 12), the Liens created by the Security Documents shall constitute fully perfected first priority Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Credit Facility Documents and subject only to Permitted Liens) all rights, title and interest of the MDA Parties or the MDA Pledgors in such Collateral, as security for the Obligations, in each case free and clear of any Liens other than Permitted Liens.

(2) Accounts. The MDA Parties organized in Canada maintain all of their deposit accounts and securities accounts in Canada with one or more Lenders in Canada other than deposit accounts and securities accounts with an aggregate value of less than C$10 million.

7.28 Solvency.

On the Closing Date, the Borrower, taken together with each MDA Party is, and after giving effect to the Transactions will be, Solvent.

Article 8

SECURITY

8.1 Security.

As continuing collateral security for the payment and performance of the Secured Obligations (all of the foregoing on a pari passu basis), there shall be executed and delivered to the Administrative Agent or the Collateral Agent, as applicable, subject to Section 6.1(1), the following documents, each of which documents shall be in form and substance reasonably satisfactory to the Lenders and subject to the Agreed Security Principles:

(a)	an MDA Obligor Guarantee from each MDA Party;

(b)	a GSA from each MDA Party;

(c)

a Debenture from each MDA Party that owns or has an interest in the Acquired Real Property or any other Material Real Property, and with respect to such Material Real Property located in the United States of America, together with fully-paid American Land Title Association Lender’s Extended Coverage (or other reasonably satisfactory coverage if such coverage is not available in the applicable jurisdiction) mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Collateral Agent, assuring the Collateral Agent that the mortgage, charge, deed of trust or similar agreement creates a valid and enforceable mortgage lien on the relevant Collateral, free and clear of all defects and encumbrances except Permitted Liens, which such title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such endorsements as are reasonably requested by the Collateral Agent; provided that, at least 15 days prior to any specific mortgage, pledge or charge of any real property located in the United States of America, the Borrower shall provide evidence to the Collateral Agent and each Lender that all flood insurance requirements hereunder in respect of such real property have been satisfied;

(d)	a pledge of all outstanding Equity Interests of each Designated Subsidiary (including the Acquired Securities);

(e)	any intercompany loans by any MDA Obligor to any Subsidiary that is not an MDA Obligor in excess of US$10 million (or the Equivalent Amount in any other currency) in the aggregate shall be evidenced by a note pledged as collateral for the benefit of the obligations pursuant to a first priority perfected security interest, subject only to Permitted Liens;

(f)	a subordination of all Debt owing to any Subsidiary that is not an MDA Obligor by an MDA Obligor;

(g)	the Confirmation; and

(h)	any security instruments or documentation required by the Collateral Agent in connection with the renewal of any of the foregoing security or granted supplemental to such security and such other security and supporting documents reasonably required by the Collateral Agent from time to time to perfect the above security or renewals therefor or reasonably required by the Collateral Agent to give effect to this Agreement;

provided that any such Security (other than the Existing Security) shall be required to be provided within 45 days after the event triggering such requirement (or such longer period to which the Administrative Agent may agree).

8.2 Designation of Subsidiaries.

The Borrower may from time to time:

(a)	remove a Subsidiary (other than MDA Holdings, SS/L, DigitalGlobe, LuxCo or any intervening Subsidiary between the Borrower and any of the foregoing (provided that this limitation shall not apply with respect to any entity not organized in the United States of America or any State thereof on or following the Re-Domicile Date)) as a Designated Subsidiary hereunder, on delivery to the Administrative Agent of a written request for such removal, and a certificate of a Senior Officer of the Borrower (and such other evidence as the Administrative Agent shall reasonably request) to the effect that such removal shall not cause a Default or Event of Default;

(b)	designate a Subsidiary as a Designated Subsidiary hereunder by delivery to the Administrative Agent of a written notice making such designation, effective upon delivery thereof, and thereafter shall, subject to the Agreed Security Principles, within 45 days after such designation (or such longer period to which the Administrative Agent may agree) deliver the following to the Administrative Agent (or, in the case of items (iii) and (iv), the Collateral Agent):

(i)	in respect of such Subsidiary and (if applicable) any MDA Pledgor, the various documents contemplated by Sections 6.1(5), 6.1(6), 6.1(7), 6.1(9), 6.1(15) and 6.1(17);

(ii)	an MDA Obligor Guarantee;

(iii)	subject to Sections 10.1(16) and 10.1(17), a GSA and (if the same would be required under Section 8.1(c)) a Debenture from such Subsidiary (together with the other documents and evidence of insurance required by Section 8.1(c)), which GSA and (if applicable) Debenture shall constitute first-priority Liens (subject only to Permitted Liens) as contemplated by paragraph (n) in the definition of Permitted Liens;

(iv)	a pledge of all Equity Interests of such Subsidiary held directly or indirectly by the Borrower;

(v)	a subordination of all Debt owing by such Subsidiary to any Subsidiary of the Borrower that is not an MDA Obligor; and

(vi)	such other security and supporting documents reasonably required by any Agent from time to time to perfect the above security or reasonably required by any Agent to give effect to the foregoing; and

(c)	designate or remove a Subsidiary as a Non-Recourse Subsidiary hereunder on delivery of the following to the Administrative Agent:

(i)	a written request for such designation or removal;

(ii)	a certificate of a Senior Officer of the Borrower (and such other evidence as the Administrative Agent shall reasonably request) to the effect that such designation or removal shall not cause a Default or Event of Default, which certificate shall confirm that, as at the end of the immediately preceding Financial Quarter for which financial statements have been delivered pursuant to Section 10.1(8)(a) or (b), the threshold set forth in Section 10.1(15) and the negative covenants set forth in Section 10.2(11) would have been satisfied on a pro forma basis having regard to such designation or removal; and

(iii)	in the case of a designation, a certificate from a Senior Officer of the Borrower to the effect that such Subsidiary is a Non-Recourse Subsidiary and setting forth in reasonable detail the nature of the assets of such Subsidiary, the Debt of such Subsidiary and the recourse in respect thereof, together with such financial and other information as the Administrative Agent may reasonably request to confirm that such Subsidiary is a Non-Recourse Subsidiary;

following which the Administrative Agent shall so advise the Lenders.

8.3 Share Pledges.

Subject to the Agreed Security Principles, each MDA Obligor agrees that it shall promptly (but in any event within 45 days after receipt by such MDA Obligor) deliver to the Collateral Agent all Equity Interests of any Subsidiary represented by one or more share certificates (duly endorsed for transfer) together with powers of attorney (endorsed in blank), approvals of directors, shareholders or others as required for the pledge of such Equity Interests, and other supporting documents as the Collateral Agent shall reasonably request.

8.4 Material Real Property.

The Borrower shall forthwith advise the Agents of the acquisition by any MDA Party of any Material Real Property and upon request will grant or cause to be granted to the Collateral Agent a Debenture from such MDA Party as security for the obligations described in the opening paragraph of Section 8.1, which Debenture shall constitute first-priority security (subject to Permitted Liens) as contemplated by paragraph (n) in the definition of Permitted Liens; provided that no such Debenture with respect to any Material Real Property located in the United States of America will be entered into by the Collateral Agent prior to the receipt by the Collateral Agent of confirmation from each Secured Party that all applicable requirements placed on such Secured Party under the United States National Flood Insurance Reform Act of 1994 and related legislation and regulatory requirements with respect to such Material Real Property have been satisfied; provided, further, that any increase, extension or renewal of the Credit Facilities shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Lenders in respect of the applicable Credit Facility.

8.5 Continued Perfection of Security.

Subject to the Agreed Security Principles, the Borrower shall:

(a)	deliver and/or perfect the Security in the Collateral referred to in the proviso in Section 6.1(1) (including mortgages of the fee owned real property located in California and owned by certain of the MDA Parties) within 90 days (or such longer period as the Administrative Agent may reasonably agree in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent; and

(b)	take such action and execute and deliver to the Collateral Agent such agreements, conveyances, deeds and other documents and instruments as the Collateral Agent shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the Security and the Liens of the Security to the extent contemplated by this Agreement and the Security Documents, in each case forthwith upon request therefor by the Collateral Agent and in form and substance satisfactory to the Collateral Agent, acting reasonably.

In particular but without limiting the generality of the foregoing, the Borrower may from time to time provide to the Collateral Agent a deposit account control agreement in respect of a bank account of a Designated Subsidiary in the United States of America, in form and substance satisfactory to the Collateral Agent acting reasonably, in order that such bank account shall become a DACA Account.

8.6 Agreed Security Principles.

Notwithstanding anything to the contrary in any of the Credit Facility Documents:

(a)	the Collateral shall exclude the following (such assets, the “Excluded Collateral”):

(i)	motor vehicles in the United States of America, other assets which are subject to certificates of title and commercial tort claims;

(ii)	pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by Law or prohibited by agreements containing anti-assignment clauses not overridden by the PPSA, UCC or other applicable Law;

(iii)	any fee owned real property with a value of less than US$10 million (or the Equivalent Amount in any other currency); provided that the foregoing shall not exclude any fee owned real property which may be (x) encumbered by a Debenture or GSA and (y) either is perfected by a PPSA or UCC filing (or equivalent) or does not require any filing in order to be enforceable against unsecured creditors;

(iv)	any leasehold interest unless, by virtue of the nature of the leasehold premises and any assets affixed thereto, the failure of the Collateral Agent to enjoy a Lien thereon would reasonably be expected to result in (A) a material impairment of the ability of the Secured Parties, their respective agent(s) or a receiver to effectively manage any material business of an MDA Party, or (B) a material reduction in the recovery from the Collateral on a realization of the Security; provided that the foregoing shall not exclude any leasehold interest which may be (x) encumbered by a Debenture or GSA and (y) either is perfected by a PPSA or UCC filing (or equivalent) or does not require any filing in order to be enforceable against unsecured creditors;

(v)	intent to use trademark applications;

(vi)	Equity Interests:

(A) constituting margin stock (provided that the Required Lenders may require a pledge of margin stock if the value thereof exceeds US$5 million (or the Equivalent Amount in any other currency));

(B) in any Immaterial Subsidiary;

(C) in any Subsidiary that is not a Wholly-Owned Subsidiary if the granting of a security interest in such equity would be prohibited by Law or by organizational or governance documents of any Subsidiary or would trigger termination pursuant to any “change of control” or similar provision;

provided that the foregoing shall not exclude any Equity Interests in Immaterial Subsidiaries that may be perfected by a PPSA or UCC filing; or

(D) from and after the Re-Domicile Date, at the option of the Borrower, in a Tax Excluded Subsidiary (other than 65 percent of the voting equity interests, and 100% of the non-voting equity interests in any CFC or FSHCO that is owned directly by a US Subsidiary that is not an Excluded Subsidiary); provided that the exclusion of such Equity Interests shall require compliance with Section 10.1(17) and, if a Re-Tranching Election is made, 100% of the Equity Interests in any Tax Excluded Subsidiaries that are MDA Parties shall be pledged or continue to be pledged to secure the Cdn. Secured Obligations;

(vii)	any lease, license or other agreement or any property subject to a Purchase Money Security Interest, Capital Lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Facility Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favour of any other party thereto (other than any MDA Party) after giving effect to the applicable anti-assignment provisions of the PPSA, UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Law notwithstanding such prohibition;

(viii)	any property and assets the pledge of which would require governmental consent, approval, license or authorization that has not been obtained;

(ix)	those assets as to which the Collateral Agent and the Borrower reasonably agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Secured Parties of the security to be afforded thereby;

(x)	the Radarsat II ground station and ground control equipment;

(xi)	US-Owned Assets;

(xii)	from and after the Re-Domicile Date, at the option of the Borrower, any assets owned by a Tax Excluded Subsidiary which is an MDA Party; provided that the exclusion of such assets shall require compliance with Section 10.1(17)) and such assets shall be pledged or continue to be pledged to secure the Cdn. Secured Obligations; and

(xiii)	any inventory that is “specifically identified to contracts-in-process” where the granting of a Lien over such inventory would result in the breach of a contract;

(b)	in addition to the exclusions in Section 8.6(a), the guarantee, security and perfection requirements under the Credit Facility Documents shall be subject to the following principles:

(i)	no action will be required to grant or perfect a Lien on the Collateral located in any jurisdiction other than (A) the United States of America and Canada and (B) any other jurisdiction in which the value of all assets which are owned by an MDA Party and reasonably capable of becoming Collateral are at least US$10 million (or the Equivalent Amount in any other currency);

(ii)	no control agreements will be required over any deposit accounts or securities accounts except as required to comply with Section 10.2(13);

(iii)	no actions shall be required to perfect a security interest in letter of credit rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by filing a UCC of PPSA financing statement);

(iv)	no pledges will be required over uncertificated Equity Interests in Subsidiaries;

(v)	no Excluded Subsidiary be required to provide additional Security and MDA Obligor Guarantees unless the Borrower otherwise elects or, in the case of a Tax Excluded Subsidiary, such additional Security and MDA Obligor Guarantees are required to ensure compliance with Section 10.1(17);

(vi)	no particular item of Security will be required to be granted or perfected if, in the reasonable judgment of the Collateral Agent and Borrower, as agreed in writing, the cost or other adverse consequences of providing or perfecting such item of Security shall be materially and disproportionately greater than the benefits to be obtained by the Secured Parties therefrom;

(vii)

no MDA Party will be required to give an MDA Obligor Guarantee or enter into any Security Documents if it is not within the legal capacity of such MDA Party or if the same would conflict with the fiduciary duties of the directors of such MDA

Party or contravene any legal or regulatory prohibition or would result in (or in a risk of) personal or criminal liability on the part of any officer or director of such MDA Party, provided that such MDA Party shall use all reasonable efforts to overcome any such obstacle;

(viii)	no MDA Party will be required to give a MDA Obligor Guarantees or enter into Security Documents if doing so would (I) be prohibited by any applicable Law or any contractual obligation in effect on the Closing Date (or, with respect to any Subsidiary that is acquired after the Closing Date, any contractual obligation in effect on the date of such acquisition that is not entered into in contemplation thereof) or (II) require any consent, approval, license or authorization of any Official Body (including, to the extent applicable, any prohibition under any financial assistance, corporate benefit or thin capitalization rule; provided that if such prohibition can be overcome through conduct of a “whitewash” process, such a process shall be undertaken);

(ix)	it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets; and

(x)	general statutory limitations, regulatory requirements or restrictions, financial assistance, corporate benefit, fraudulent preference, “earnings stripping”, “controlled foreign corporation” rules, “thin capitalization” rules (or analogous restrictions), tax restrictions, retention of title claims, employee consultation or approval requirements, capital maintenance rules and similar principles may prevent or limit an MDA Party from providing an MDA Obligor Guarantee or Security or may require that such MDA Obligor Guarantee or Security be limited in amount or otherwise.

(c)	notwithstanding any limitations or exclusions (by way of value or otherwise) on the obligations of the MDA Obligors to provide MDA Obligor Guarantees or grant or perfect Liens in respect of the Collateral which are referred to in Section 8.6(a) or 8.6(b), if an Event of Default has occurred and is continuing, (i) the Administrative Agent may revoke any such limitations and exclusions that are based upon convenience (as determined by the Administrative Agent, acting reasonably) and (ii) if the relevant Security Documents do not operate so as to automatically create or reinstate the relevant MDA Obligor Guarantee or encumber the relevant assets upon any such revocation, then the relevant MDA Parties shall promptly after any request by the Administrative Agent provide such relevant MDA Obligor Guarantee or Security Documents, as applicable.

8.7 Release of Security.

(a)	The Security on any property granted to or held by the Collateral Agent under any Credit Facility Document shall be automatically released (i) upon termination of all Commitments and payment in full of all Secured Obligations (other than (x) Hedging Obligations and Cash Management Obligations not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Security is disposed or to be disposed as part of or in connection with any Asset Sale or other disposition permitted hereunder or under any other Credit Facility Document to any Person other than a Person required to grant Security to the Collateral Agent under the Credit Facility Documents, (iii) subject to Section 14.2, if the release of such Security is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Security is owned by a Designated Subsidiary, Excluded Subsidiary or Non-Recourse Subsidiary, upon release of such Subsidiary from its obligations under its MDA Obligor Guarantee pursuant to Section 8.7(b), (v) to the extent (and only for so long as) such property constitutes Excluded Collateral and (vi) if the release of such Lien on such property is permitted under the terms of each applicable Security Document.

(b)	Any Guarantor shall be automatically released from its obligations under its MDA Obligor Guarantee if (i) such Person ceases to be a Designated Subsidiary or becomes an Excluded Subsidiary or Non-Recourse Subsidiary, in each case as a result of a transaction or designation permitted hereunder or (ii) subject to Section 14.2, if such release is approved, authorized or ratified in writing by the Required Lenders.

(c)	The Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable MDA Party or MDA Pledgor such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Designated Subsidiary from its obligations under the MDA Obligor Guarantee, in each case in accordance with the terms of the Credit Facility Documents and this Section 8.7 (and the Collateral Agent may rely conclusively on a certificate of a Senior Officer of the Borrower to that effect provided to it by any MDA Party or MDA Pledgor upon its reasonable request without further inquiry). For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 8.7 shall require the consent of any holder of Hedging Obligations or Cash Management Obligations.

8.8 Excluded Swap Obligations.

(1) Notwithstanding anything to the contrary in the Credit Facility Documents, any Excluded Swap Obligations shall be excluded from the MDA Obligor Guarantee and other Security received from any MDA Party which is not a Qualified ECP Guarantor.

(2) Each MDA Obligor Guarantee shall include (or be deemed to include) the following keepwell undertaking:

“Keepwell

(a)	The Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other MDA Party to honor all of its obligations under the Credit Agreement and in its MDA Obligor Guarantee in respect of Hedging Obligations (provided, however, that the Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under the Credit Agreement or its MDA Obligor Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the Commitments have been terminated. The Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other MDA Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(b)	This Section shall only apply to the Guarantor if and so long as, it is a Qualified ECP Guarantor.

(c)	The obligations of the Guarantor under this Section are joint and several with each other Qualified ECP Guarantor.

Article 9

INSURANCE

9.1 Insurance.

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the business and assets of each MDA Party, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is customary for prudent owners and operators of similar businesses and similar property as reasonably required by the Lenders. Without limiting the generality of the foregoing, if a Debenture is required pursuant to the terms of Section 8.3 with respect to any Material Real Property located in the United States of America, and such Material Real Property is designated as, or to be in, a “flood hazard area”, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, flood insurance on such Material Real Property in such total amount as required under applicable law and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973. Such policies shall be obtained, maintained and dealt with as set forth in this Article 9.

9.2 Policies.

As soon as reasonably practicable but in any event not later than 60 days after the Closing Date (or such longer period of time as the Administrative Agent may agree), the Borrower shall ensure that all policies of insurance referred to in Section 9.1 shall (i) show the Collateral Agent as an additional named insured (in the case of general liability policies) and loss payee (in the case of property policies), including with respect to flood insurance and related coverage, (ii) provide that they shall not be cancelled, lapsed or materially altered without 30 days’ prior written notice to the Collateral Agent, and (iii) contain standard non-contributory “mortgagee”, “lender” or “secured party” clauses and such other endorsements and provisions as shall reasonably be requested by the Collateral Agent.

9.3 Evidence.

(1) The Borrower will provide to the Collateral Agent, on request from time to time, certified copies of all insurance policies. Neither Agent shall have any obligation to verify any information or statement contained in the certificates or documents delivered to it pursuant to this Article 9 or any duty to effect or maintain any insurance. Neither Agent shall be responsible for any loss by reason of the failure to maintain or insufficiency of any insurance or by reason of the failure of any insurer to pay the full amount of any loss against which such insurer may have insured.

(2) In the event the Borrower fails to provide the Collateral Agent with timely evidence, reasonably acceptable to the Collateral Agent and the Lenders of the maintenance of insurance coverage required pursuant to this Article 9, including flood insurance, or in the event that any MDA Party fails to maintain such insurance, the Administrative Agent or any Lender may, upon prior written notice of at least ten (10) Business Days to the Administrative Agent and at least five (5) Business Days to the Borrower, purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s or Lender’s, as applicable, part for: (a) obtaining the insurance; (b) the solvency of the insurance companies; (c) the adequacy of the coverage; or (d) the collection of claims. The insurance acquired by the Administrative Agent or any Lender, as applicable, may, but need not, protect any MDA Party’s interest in the assets charged by the Security Documents, and therefore such insurance may not pay claims which an MDA Party may have with respect to such assets or pay any claim which may be made against an MDA Party in connection with such assets. In the event the Administrative Agent or any Lender purchases, obtains or acquires insurance covering all or any portion of the assets charged by the Security Documents, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for ABR Loans), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Administrative Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s accounts maintained with it. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Administrative Agent or any Lender, as applicable may exceed the costs of insurance which the Borrower may be able to purchase on its own.

9.4 Payment of Premiums.

The Borrower will pay punctually or cause to be paid, all premiums payable for the insurance required by this Article 9.

9.5 Extension/Incremental/Refinancing Amendments.

In connection with any Extension/Incremental/Refinancing Amendment, the Administrative Agent or any Lender may request evidence of the maintenance of the insurance coverage required pursuant to this Article 9, including flood insurance. Notwithstanding anything else in this Agreement to the contrary, it shall be a condition precedent to all Extension/Incremental/Refinancing Amendments that any such evidence so requested be satisfactory to the Administrative Agent and each Lender, acting reasonably.

Article 10

COVENANTS

10.1 Affirmative Covenants.

Until the Obligations are paid and satisfied in full and this Agreement has been terminated, the Borrower covenants as follows:

(1) Corporate Existence. It will, and will cause each Designated Subsidiary and MDA Pledgor to, do all things necessary to:

(a)	except as otherwise provided in Section 10.2(3), maintain its corporate (or, in the case of non-corporate entities, similar) existence, and

(b)	register and qualify and remain duly registered and qualified as a corporation, partnership or other entity authorized to carry on business under the Laws of each jurisdiction in which the nature of any business transacted by it or the character of any Collateral owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not have an MAE.

(2) Compliance with Laws, etc. It will, and will cause each Designated Subsidiary and MDA Pledgor to, comply in all material respects with all applicable Laws (including Environmental Laws, labour Laws, ERISA and other pension Laws) and Permits and do all things necessary to obtain, renew and maintain in good standing from time to time all Permits and duly observe all valid requirements of any Official Body (including those requirements respecting Environmental Laws), except to the extent failure to do so does not, or would not reasonably be expected to, result in an MAE.

(3) Payment of Taxes and Claims. It will, and will cause each Designated Subsidiary and MDA Pledgor to, file as and when required from time to time by applicable Law all material Tax returns and will pay and discharge before the same shall become delinquent (i) all Taxes imposed upon it or upon its property, and (ii) all lawful claims (including claims for labour, materials, supplies or services) which, if unpaid, might become a Lien upon its property (or, in the case of an MDA Pledgor, on any Collateral), except in each case any such Tax or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been maintained and no Liens (except Permitted Liens) have attached or to the extent that the failure to do so would not reasonably be expected to have an MAE.

(4) Keeping of Books. It will, and will cause each of its Subsidiaries to, keep proper books of record and account in conformity with IFRS and all applicable requirements of any Official Body having legal or regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

(5) Maintain Properties. It will, and will cause each of its Designated Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower or its Designated Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business or the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have an MAE.

(6) Pay Obligations to Lenders and Perform Other Covenants. The Borrower will make full and timely payment of the Obligations, whether now existing or hereafter arising, and will, and will cause each Designated Subsidiary and MDA Pledgor to, duly comply with all the terms and covenants made by or applicable to it contained in each of the Credit Facility Documents, all at the times and places and in the manner set forth therein and, except for the filing of renewal statements and the making of other filings by or on behalf of the Collateral Agent as secured party, at all times take all action necessary to maintain the first Liens provided for under or pursuant to this Agreement and the Security as valid and perfected Liens on the property intended to be covered thereby (subject only to Permitted Liens) to the extent contemplated by this Agreement and the Security Documents.

(7) Use of Proceeds. The Borrower will use the proceeds of all Accommodations only for the purposes set forth in Section 2.1(2). No part of the proceeds of any Accommodations will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X.

(8) Financial and Other Reporting. The Borrower will deliver to the Administrative Agent:

(a)	promptly after the same are available and in any event within 90 days after the end of each Financial Year, the audited annual Financial Statements of the Borrower on a consolidated basis, for each such Financial Year, together with the notes thereto, all prepared in accordance with IFRS consistently applied, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or contain a note as to the status of the Borrower or any other MDA Party as a going concern (other than resulting from (x) the impending maturity of any Debt or (y) any actual or prospective default under any financial covenant);

(b)	promptly after the same are available and in any event within 45 days after the end of its first, second and third Financial Quarters in each Financial Year, the unaudited quarterly Financial Statements of the Borrower on a consolidated basis, for each such Financial Quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous Financial Year, all prepared in accordance with IFRS consistently applied and certified by the president, chief executive officer, chief financial officer, treasurer or vice president finance of the Borrower to present fairly, in all material respects, the consolidated financial condition of the Borrower in accordance with IFRS;

(c)	with each of the financial statements in Sections 10.1(8)(a) and 10.1(8)(b) above, a Compliance Certificate, including calculations demonstrating compliance with Section 10.1(15) and setting out any appropriate adjustments arising by virtue of IFRS;

(d)	promptly after the same are available and in any event within 90 days after the commencement of each Financial Year, a consolidated operating and capital budget for the Borrower of such Financial Year, which budget shall in each case be accompanied by a certificate of a Senior Officer of the Borrower stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget; and

(e)	such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time.

(9) Notice of Certain Events. The Borrower will:

(a)	promptly notify the Administrative Agent in writing of:

(i)	the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12.1(8) or 12.1(9);

(ii)	any occurrence in respect of the assets, businesses, operations or condition, financial or otherwise of any MDA Party or MDA Pledgor (including an ERISA Event), that has or would reasonably be expected to have an MAE; or

(iii)	any litigation, proceeding or dispute affecting the Borrower or any other MDA Party which, if adversely determined, would have a MAE, and shall from time to time furnish to the Administrative Agent all reasonable information requested by the Administrative Agent concerning the status of any such litigation, proceeding or dispute;

(b)	(i) promptly upon any Senior Officer of the Borrower obtaining actual knowledge of the occurrence of any ERISA Event which has or would reasonably be expected to have an MAE, provide to the Administrative Agent a written notice specifying the nature thereof and (ii) upon written request of the Administrative Agent, provide to the Administrative Agent copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any MDA Party or, to the extent provided to the Borrower, any respective ERISA Affiliate with the Internal Revenue Service with respect to each US Pension Plan, (B) all notices received by any MDA Party, or to the extent provided by the Borrower, any respective ERISA Affiliate from a Multiemployer Plan concerning an ERISA Event and (C) copies of such other documents or governmental reports or filings relating to any US Pension Plan as the Administrative Agent shall reasonably request;

(c)	promptly, and in any event within 30 days of receipt thereof, provide to the Administrative Agent copies of any notice to the Borrower or any Subsidiary from any Official Body relating to any order, ruling, statute or other law or regulation that has or would reasonably be expected to have an MAE;

(d)	provide to the Administrative Agent copies of all reports, statements and other material provided to shareholders or public securities holders, and material change reports provided (other than on a confidential basis) to applicable securities regulatory agencies, by the Borrower; provided that any such reports, statements and other materials shall be deemed delivered to the Administrative Agent upon public filing with the applicable securities regulatory agency;

(e)	from time to time, upon request by the Administrative Agent, provide to the Administrative Agent such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time; and

(f)	notify the Administrative Agent of any change of (i) name, (ii) place of business (including the location of any material assets) or (iii) jurisdiction of organization or domicile of any MDA Party or MDA Pledgor, in each case no less than 10 days (or such shorter period as may be agreed to by the Administrative Agent) prior to such change and promptly provide to the Administrative Agent copies of any material amendments to the constating documents of any MDA Party;

and such written notice in the case of (a)(i), (ii) or (iii) shall specify the nature and period of existence of the applicable Default, Event of Default or event or circumstance and what action the Borrower is taking or proposes to take with respect thereto.

(10) Visitation, Inspection, etc. It will, and will cause each Designated Subsidiary to, permit the Lenders and their respective representatives and consultants to visit and inspect any of its assets, to examine its books and records and to make copies and take extracts therefrom (as reasonably required, and subject to contractual confidentiality obligations of the relevant MDA Party), and to discuss its affairs, finances and accounts with its officers or its independent auditors (in the presence of the Borrower’s personnel), all at such reasonable times and as often as the Lenders may reasonably request through the Administrative Agent provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this paragraph (10) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. For the avoidance of doubt, this paragraph (10) shall in all respects be subject to Section 14.10, including the last paragraph thereof.

(11) Takings and Other Transactions. It will, and will cause each Designated Subsidiary or MDA Pledgor, give prompt notice to the Administrative Agent should the Collateral or any material part thereof be taken by reason of any Taking or should it receive any notice or other information regarding such proceedings.

(12) [Reserved]

(13) Material Contracts. It will, and will cause each Designated Subsidiary to, comply with, and diligently enforce, all material obligations under material contracts, except where failure to do so neither has, nor would reasonably be expected to have, an MAE, and without limiting the generality of the foregoing will use reasonable commercial efforts to cure any matter referred to in a notice given under Section 10.1(9).

(14) Acquisitions. The Borrower will provide prompt written notice to the Administrative Agent (the provision of which may occur following the execution of definitive documentation with respect thereto) of any proposed Acquisition or Investment in a Person (other than an MDA Party) by the Borrower or any Subsidiary for a purchase price or investment in excess of US$500 million, together with:

(a)	a summary of the material terms and conditions of such Acquisition or Investment; and

(b)	such other information as the Administrative Agent shall reasonably request.

(15) Title. Except for dispositions permitted hereby, it will, and will cause each Designated Subsidiary and MDA Pledgor to use commercially reasonable efforts to maintain and, as soon as reasonably practicable, defend and take all action necessary or advisable at any time and from time to time to use commercially reasonable efforts to maintain and defend its right, title and interest in and to all Collateral and the priority and enforceability of the Security and the Liens of the Security.

(16) MDA Party Threshold. Within 60 days after the end of any Financial Quarter (or 105 days in the case of the last Financial Quarter of any Fiscal Year) where Adjusted EBITDA (calculated only with respect to the MDA Parties), as at the end of such Financial Quarter on the basis of the four Financial Quarters then ended, comprises less than 85% of Adjusted EBITDA, then the Borrower shall designate as Designated Subsidiaries such one or more additional Subsidiaries as would have been sufficient to achieve compliance with the foregoing 85% threshold had such Subsidiaries been Designated Subsidiaries throughout the relevant period(s). In addition, the Borrower shall cause to be provided such additional Security and Guarantees from such additional Subsidiaries as shall be required by Sections 8.1 and 8.2; provided that in no event shall any Excluded Subsidiary be required to provide additional Security and MDA Obligor Guarantees unless the Borrower otherwise elects.

(17) MDA Obligor Threshold. Within 60 days after the end of any Financial Quarter (or 105 days in the case of the last Financial Quarter of any Fiscal Year) in each case after the Re-Domicile Date where (a) Secured Adjusted EBITDA (calculated only with respect to the MDA Obligors), as at the end of such Financial Quarter on the basis of the four Financial Quarters then ended, comprises less than 75% of Adjusted EBITDA or (b) Secured Consolidated Total Assets (calculated only with respect to the MDA Obligors and excluding, for certainty, their Investments in any Subsidiaries which are not MDA Obligors), as at the end of such Financial Quarter comprises less than 70% of Consolidated Total Assets, then the Borrower shall designate as U.S. Loan Parties or Cdn. Loan Parties, as applicable, such one or more additional Subsidiaries (excluding Non-Recourse Subsidiaries) as would have been sufficient to achieve compliance with the foregoing 75% and 70% thresholds had such Subsidiaries been MDA Obligors throughout the relevant period(s). In addition, the Borrower shall cause to be provided such additional Security and Guarantees from such additional Subsidiaries as shall be required by Sections 8.1 and 8.2; provided that, subject to the following sentence, in no event shall any Excluded Subsidiary be required to provide additional Security and MDA Obligor Guarantees unless the Borrower otherwise elects. For clarity, a Tax Excluded Subsidiary may be required to provide additional Security and MDA Obligor Guarantees if required to ensure compliance with this Section 10.1(17).

(18) Intellectual Property. It will, and will cause each Designated Subsidiary to, (except where failure to take any such action or step would not reasonably be expected to have an MAE) (i) make any registration and pay any fee or other amount which is necessary to keep its Intellectual Property rights used in the business of any MDA Party (including the Acquired Business) in force, (ii) record its interest in those Intellectual Property rights, (iii) take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property rights, and (iv) not enter into licence arrangements in respect of those Intellectual Property rights except on normal commercial terms in the ordinary course of business.

(19) AML Legislation and “Know Your Client” Requirements.

(a)	Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the PATRIOT Act or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), it may be required to obtain, verify and record information that identifies the Borrower and each Subsidiary of the Borrower, which information includes the name and address of each such Person and such other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Person in accordance with AML Legislation (including information regarding such Person’s directors, authorized signing officers, or other Persons in control of each such Person). The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with AML Legislation. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent (for itself and not on behalf of any Lender), or any prospective assignee of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)	Notwithstanding anything to the contrary in this Section 10.1(19), each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any Subsidiary or any authorized signatories of such Person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such Person or any such authorized signatory in doing so.

(20) Merger, etc. In the event that any MDA Party or MDA Pledgor shall merge, consolidate or amalgamate with or into, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to, any other Person, the Borrower shall:

(a)	cause the successor entity to expressly assume on terms and conditions as to legal effect reasonably satisfactory to the Administrative Agent the obligations of such MDA Party or MDA Pledgor under all Credit Facility Documents to which such MDA Party or MDA Pledgor is a party;

(b)	deliver to the Administrative Agent a certificate of a Senior Officer stating that such transaction complies herewith and that, after giving effect to such transaction on a pro forma basis, no Event of Default shall have occurred and be continuing;

(c)	deliver to the Administrative Agent an opinion of counsel stating that such transaction complies herewith; and

(d)	deliver to the Administrative Agent, as applicable and requested by the Administrative Agent, the various documents contemplated by Sections 6.1(5), (6), (7), (9), (15) and (17);

and, in the case of any such merger, consolidation, amalgamation or disposition involving the Borrower, the Person surviving, formed or continuing from such transaction is either the Borrower or a Person organized and existing under the laws of the United States of America or any State thereof or the District of Columbia or the federal laws of Canada or the laws in force in a province of Canada.

(21) Pension Matters. The Borrower shall itself, and shall cause each of its Designated Subsidiaries to, establish, maintain and operate any and all pension plans, multiemployer plans and foreign employee benefit plans (other than government sponsored plans) in compliance in all material respects with all applicable Laws and the respective material requirements of the governing documents for such plans, except as would not or would not reasonably be expected to result in an MAE.

(22) Most Favoured Lender. The Borrower covenants and agrees that if at any time any Third Party Credit Document (as defined below) shall include any financial maintenance covenant pertaining to any MDA Party and/or any MDA Pledgor (however expressed and whether stated as a covenant, event of default or otherwise) which is not included in this Agreement or which is materially more restrictive than any comparable provision included in this Agreement (each a “Most Favoured Financial Covenant”), then (i) such Most Favoured Financial Covenant shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, but only for the exclusive benefit of those Lenders which are entitled to the benefit of the Financial Covenants, (ii) the Borrower shall promptly, and in any event within five days of such Most Favoured Financial Covenant becoming effective under any Credit Document, so advise the Administrative Agent in writing, providing with such notice a copy of the applicable Third Party Credit Document(s), (iii) thereafter, such Most Favoured Financial Covenant shall automatically (without any action being taken by the Borrower, the Administrative Agent or any Lender) cease to be incorporated in this Agreement simultaneously with the termination of such Third Party Credit Document (in accordance with its terms and including in connection with a temporary waiver of rights thereunder), and (iv) such Most Favoured Financial Covenant shall automatically (without any further action being taken by the Borrower, the Administrative Agent or any Lender other than as set forth below) be further modified if such Most Favoured Financial Covenant is made more or less restrictive on any MDA Party and/or MDA Pledgor, as the case may be, by way of a permanent written amendment or modification of such Credit Document (and not by temporary waiver of rights thereunder); provided that (1) to the extent any amendment fee is paid or given to any lender or other creditor under any Third Party Credit Document in connection with any amendment or modification of any Most Favoured Financial Covenant, the Borrower shall pay or provide to the Lenders subject to the benefit of the Most Favoured Financial Covenant equivalent consideration (which fee shall be based on the amount actually paid and not based on a percentage of Loans or Commitments outstanding) on a pro rata basis, and (2) in no event shall any modification of any such Most Favoured Financial Covenant have the effect of making any change to any covenant or other provision operative under this Agreement (other than as a result of the incorporation therein pursuant to this Section 10.1(22). As used in this Section 10.1(22), the term “Third Party Credit Document” means any agreement, instrument or other document governing, creating or evidencing any Debt of any MDA Party and/or any MDA Pledgor in excess of the Threshold Amount, but excluding (A) Debt owed by an MDA Party to another MDA Party, and (B) Debt owed to an Official Body. Notwithstanding anything to the contrary set forth herein, including the provisions of Section 12.1(5), any default under any provision incorporated herein pursuant to this Section 10.1(22) shall constitute an Event of Default under those Credit Facilities entitled to the benefit of the Financial Covenants and may only be enforced by the Lenders under those Credit Facilities.

(23) Anti-Corruption Laws and Sanctions. The Borrower shall maintain in effect and enforce policies or codes of conduct intended to ensure compliance by the MDA Parties and their respective directors, officers and employees with Anti-Corruption Laws and Sanctions applicable to such Persons.

(24) Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) (a) a public corporate family and/or corporate credit debt rating in respect of the Borrower, and (b) for so long as any Initial Term B Loans are outstanding, a public debt rating in respect of the Initial Term B Loans.

(25) Further Assurances. It will at its cost and expense, upon request of any Agent, duly execute and deliver, or cause to be duly executed and delivered, to such Agent such further agreements, certificates, instruments, registrations and other documents and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Agent to carry out more effectually the provisions and purposes of this Agreement and the other Credit Facility Documents to the extent contemplated hereby or thereby.

10.2 Negative Covenants.

Until the Obligations are paid and satisfied in full and this Agreement has been terminated, and in addition to any other covenants herein set forth, the Borrower covenants and agrees that it will not take any of the actions set forth in this Section 10.2 or permit or suffer same to occur without the prior written consent of the Required Lenders (or the Required Pro Rata Lenders in the case of Section 10.2(11)).

(1) Debt. The Borrower will not, and the Borrower will not permit any Designated Subsidiary to create, incur, issue, assume, Guarantee or otherwise become liable for, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Debt, other than the following (collectively, “Permitted Debt”):

(a)	Debt under the Credit Facilities (including Incremental Facilities);

(b)	Debt owing by an MDA Party to any other MDA Party;

(c)	Purchase Money Obligations and Capital Lease Obligations and any Refinancing Debt in respect thereof in an aggregate outstanding principal amount not to exceed the greater of (x) US$150 million and (y) 2.5% of Consolidated Total Assets;

(d)	(i) provided that the Borrower is in compliance with the Financial Covenants on a pro forma basis giving effect to each such incurrence for the Test Period most recently ended, (A) additional First Lien Obligations if the First Lien Debt Leverage Ratio for the Test Period most recently ended does not exceed 3.50:1.00 on a pro forma basis after giving effect to the incurrence thereof, or (B) Second Lien Obligations if the Secured Debt Leverage Ratio for the Test Period most recently ended does not exceed 4.25:1.00 on a pro forma basis after giving effect to the incurrence thereof (such Debt in (A) and (B) incurred pursuant to this paragraph (d), collectively, “Secured Ratio Debt”); provided in each case that: (x) the aggregate principal amount of all Secured Ratio Debt, Unsecured Ratio Debt and General Basket Debt incurred or guaranteed by any Designated Subsidiaries that are not Guarantors shall not at any time exceed the greater of US$150 million and 2.5% of Consolidated Total Assets; (y) no Secured Ratio Debt that is First Lien Obligations shall be in the form of loans; and (z) Secured Ratio Debt (other than a customary bridge facility) shall not mature earlier than, or have a weighted average life shorter than, any of the Credit Facilities and (ii) any Refinancing Debt in respect thereof;

(e)	(i) provided that the Borrower is in compliance with the Financial Covenants on a pro forma basis after giving effect to each such incurrence for the Test Period most recently ended, Debt which is unsecured or subordinated in right of payment to the Obligations, provided that the Consolidated Debt Leverage Ratio for the Test Period most recently ended does not exceed 4.75:1:00 on a pro forma basis after giving effect to the incurrence thereof (such Debt incurred pursuant to this paragraph (e), “Unsecured Ratio Debt”); provided that (x) the aggregate principal amount of all Secured Ratio Debt, Unsecured Ratio Debt and General Basket Debt incurred or guaranteed by any Designated Subsidiaries that are not Guarantors shall not at any time exceed the greater of US$150 million and 2.5% of Consolidated Total Assets; and (y) Unsecured Ratio Debt (other than a customary bridge facility) shall not mature earlier than, or have a weighted average life shorter than, any of the Credit Facilities and (ii) any Refinancing Debt in respect thereof;

(f)	(i) Debt assumed in connection with Acquisitions and other Investments permitted by this Agreement so long as, giving pro forma effect to the incurrence thereof, the Borrower would be in compliance with the Financial Covenants and (ii) any Refinancing Debt in respect thereof;

(g)	Guarantees of any Permitted Debt;

(h)	Debt owed to a government that is a member of the OECD, or any agency of such government, where the obligations of the relevant Designated Subsidiary can be satisfied, at the option of the Borrower or such Designated Subsidiary, by delivering common shares of the Borrower in accordance with the agreement governing such Debt (whether such common shares are received by the holder of such Debt as payment or are sold under such agreement to provide cash for payment to the holder of such Debt); provided that the aggregate principal amount of such Debt referred to in this paragraph (h) shall not at any time exceed US$100 million or the Equivalent Amount in other currencies;

(i)	Debt incurred in connection with letters of credit Guaranteed or insured by EDC where such Debt is not yet due or owing and such letters of credit have been issued as assurance of performance or obligations (except other Debt) in the ordinary course of business;

(j)	Convertible Debt;

(k)	(x) Debt in existence of the Closing Date, (y) Debt incurred for the purpose of implementing the Re-Domicile Reorganization and (z) Debt permitted prior to the Re-Domicile Date and not incurred in contemplation of the Re-Domicile Reorganization and, in each case, any Refinancing Debt in respect thereof;

(l)	Incremental Equivalent Debt, Refinancing Facilities and Refinancing Notes and, in each case, any Refinancing Debt in respect thereof;

(m)	(i) Cash Management Obligations and (ii) Debt incurred by any MDA Party in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(n)	Ordinary Course Debt;

(o)	Debt secured by Permitted Liens;

(p)	Debt of the Borrower or any Designated Subsidiary incurred in connection with any reorganization or activity undertaken as part of a bona fide tax planning transaction or any Permitted Acquisition; provided that:

(i)	all of the steps in such transaction are completed substantially concurrently (except for any continuing Debt permitted by part (iii) below);

(ii)	after giving effect to such transaction: all of the entities involved in such transaction are solvent at the time of such transaction or have no material liabilities (other than liabilities owed to MDA Parties); and

(iii)	after giving effect to such transaction: (x) any continuing Debt resulting from such transaction qualifies as Permitted Debt under another paragraph of this definition, (y) the Security, taken as a whole, is not impaired in any material respect (as determined by the Borrower in good faith) and (z) no Default or Event of Default has occurred and is continuing;

(q)	other Debt in an aggregate principal amount at any time outstanding not to exceed the greater of US$150 million and 2.5% of Consolidated Total Assets (such Debt incurred pursuant to this paragraph (q), “General Basket Debt”); provided that the aggregate principal amount of all Secured Ratio Debt, Unsecured Ratio Debt and General Basket Debt incurred or guaranteed by any Designated Subsidiaries that are not Guarantors shall not at any time exceed the greater of US$150 million and 2.5% of Consolidated Total Assets; and

(r)	all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (q) above.

(2) Liens. Neither it nor any other MDA Party nor (with respect only to Collateral) any MDA Pledgor will create, incur or otherwise permit to exist any Lien on any of its assets, other than Permitted Liens.

(3) Merger, etc. No MDA Party will merge, consolidate or amalgamate with or into, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to, any other Person unless (a) the requirements of Section 10.1(20) are fully complied with and (b) after giving effect to such transaction, other than in connection with a merger, consolidation or amalgamation or sale, transfer, lease or other disposition solely involving MDA Parties, (i) no Event of Default shall have occurred and be continuing and (y) the Borrower shall be in in pro forma compliance with the Financial Covenants determined as at the end of the most recent Financial Quarter for which financial statements have been provided to the Administrative Agent pursuant to Section 10.1(8)(a) or 10.1(8)(b).

(4) Other Business. Neither it nor any Designated Subsidiary will change the nature of its business or operations, or conduct businesses or operations which are materially different from the businesses and operations carried on by the MDA Parties taken as a whole on the Effective Date and any other businesses or operations which are reasonably related, ancillary or incidental thereto.

(5) Financial Year. Neither it nor any Designated Subsidiary will change its Financial Year.

(6) Asset Sales. The Borrower shall not, and shall not permit any Designated Subsidiary to, consummate an Asset Sale, unless

(a)	the Borrower or such Designated Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b)	at least 75% of the consideration therefor received by the Borrower or such Designated Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)	any Debt (as reflected on the Borrower’s most recent consolidated balance sheet) of the Borrower or any other MDA Party, other than Debt which is by its terms subordinated to the Security, that is assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such other MDA Parties have been validly released by all applicable creditors in writing;

(ii)	any securities, notes or other obligations or assets received by the Borrower or such other MDA Party from such transferee that are converted by the Borrower or such other MDA Party into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)	any Designated Non-cash Consideration received by any MDA Party in connection with such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration previously received by the MDA Parties pursuant to this paragraph (iii) less the amount of Net Cash Proceeds previously realized in cash and Cash Equivalents from the disposition of prior Designated Non-cash Consideration, does not exceed 2% of Consolidated Total Assets at such time (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), will, in each case, be deemed to be cash or Cash Equivalents for this purpose.

(7) Non-Arms’ Length Transactions. No MDA Party will enter into any transactions with parties with whom it does not deal at arms’ length except on competitive terms consistent with an arm’s length transaction and current market conditions; provided that this provision shall not restrict (i) any inter-corporate transactions exclusively between or among MDA Parties, (ii) interest or other consideration payable under any inter-corporate transaction between and of the Borrower and its Subsidiaries; (iii) the indemnification of officers and directors of the MDA Parties in accordance with customary practice; (iv) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower; (v) the payment of fees and indemnities to directors, officers and employees of the Borrower and the Designated Subsidiaries in the ordinary course of business; (vi) Restricted Payments permitted by Section 10.2(9) and Permitted Investments, (vii) any employment agreements entered into by the Borrower or any of the Designated Subsidiaries in the ordinary course of business; (viii) transactions pursuant to agreements in effect on the Closing Date and any amendment to or extension of such agreement to the extent that such amendment or extension, taken as a whole, is not adverse to the Lenders in any material respect; and (ix) transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary course of business.

(8) Restrictions on Distributions. No MDA Party will enter into any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Designated Subsidiary to pay dividends on or other distributions with respect to its Equity Interests or to make or repay loans or advances to any MDA Party, except for (i) prohibitions, restrictions and conditions imposed by applicable Law or a Credit Facility Document, (ii) prohibitions, restrictions and conditions contained in an agreement providing for the disposition of a Subsidiary of an MDA Party, which prohibitions, restrictions and conditions only apply pending the completion of such disposition and only apply to such Subsidiary, (iii) prohibitions, restrictions and conditions on the distribution of assets in a joint venture or similar agreement entered into in the ordinary course of business, (iv) prohibitions, restrictions and conditions set forth in the Parent Loan and the LuxCo Loan (vi) any prohibition, restriction or condition pursuant to an agreement in effect at or entered into on the Closing Date, (vii) any prohibition, restriction or condition with respect to a Designated Subsidiary or any of its Designated Subsidiaries pursuant to an agreement relating to any Debt incurred by such Designated Subsidiary prior to the date on which it became a Designated Subsidiary (other than Debt incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Designated Subsidiary became a Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to Borrower or any other Designated Subsidiary (other than such Designated Subsidiary and its Subsidiaries) or the properties or assets of Borrower or any other Designated Subsidiary and its Subsidiaries (other than such Designated Subsidiary and its Designated Subsidiaries), (viii) any prohibition, restriction or condition arising under or in connection with any agreement or instrument relating to any Debt permitted by this Agreement if the prohibition, restriction or condition is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by Borrower), (ix) any prohibition, restriction or condition in connection with any agreement or instrument governing Equity Interests of any Person other than a Wholly-Owned Subsidiary that is acquired after the Closing Date, (x) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, and (xi) any prohibition, restriction or condition imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(9) Limitation on Restricted Payments.

(a)	The Borrower shall not, and shall not permit any other MDA Party to, directly or indirectly (x) declare or pay any Distribution (other than Distributions payable in Qualified Equity Interests); or (y) make any Restricted Investment (all of the foregoing in (x) or (y) being collectively referred to as “Restricted Payments”), unless:

(i)	at the time of such Restricted Payment, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(ii)	the aggregate amount of all Restricted Payments made by the MDA Parties pursuant to this clause (a) during any rolling four Financial Quarter period does not exceed 60% of Available Cash Flow (calculated on a pro forma basis, including to give effect to the Transactions) for such period.

(b)	The foregoing provisions of Section 10.2(9)(a) will not prohibit:

(i)	any Restricted Payments required to be made on or about the Closing Date in order to consummate, or in connection with, the Transactions;

(ii)	any Restricted Payments made from the net cash proceeds of, or in exchange for, a substantially concurrent issue of Qualified Equity Interests; provided that the amount of any such net cash proceeds that are utilized for any such payment will be excluded for the purposes of calculating the Applicable Equity Amount;

(iii)	any Restricted Payment provided that the Consolidated Net Debt Leverage Ratio for the Test Period most recently ended at the time of such Restricted Payment does not exceed 2.25:1.00, as determined on a pro forma basis giving effect to all such Restricted Payments;

(iv)	the payment, purchase, repurchase, redemption or other acquisition or retirement for value of Secured Ratio Debt, Unsecured Ratio Debt or Subordinated Debt in exchange for or with the proceeds of the substantially concurrent issuance of Refinancing Debt;

(v)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Designated Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants or (B) the conversion or exchange of Equity Interests of any such Person;

(vi)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(vii)	the repurchase, redemption or other acquisition or retirement for value of, or payments with respect to, any Equity Interests in the Borrower held by any future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year (other than any such Equity Interests repurchased, redeemed, acquired or retired in compensation for any taxes due or payable by the holder thereof) will not exceed the sum of (I) US$25 million, with unused amounts pursuant to this subclause (I) being carried over to succeeding fiscal years; plus (II) the aggregate net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower to any future, present or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (vii) will, in any event, be excluded for the purposes of calculating the Applicable Equity Amount;

(viii)	any Restricted Payments made which in the aggregate do not exceed the Applicable Equity Amount;

(ix)	the payment of any dividend within 60 days after the date of declaration thereof, if the Borrower would have been permitted to make such payment under this Section on the date of such declaration; and

(x)	any other Restricted Payments which in aggregate at any time outstanding do not exceed the greater of US$50 million and 0.875% of Consolidated Total Assets;

provided that, in the case of Restricted Payments made pursuant to paragraph (b)(iii), (viii) or (x) above, no Event of Default has occurred and is continuing.

(10) LuxCo Loan and Parent Loan.

(a)	The Borrower will not permit LuxCo to do any of the following:

(i)	incur or suffer to exist any indebtedness of any nature whatsoever to any non-Affiliated Person, except for liabilities for rent, utilities, Taxes and similar amounts incidental to the maintenance of its corporate existence and conduct of its permitted business;

(ii)	change the nature of its business from an inter-corporate finance and licensing entity and holding vehicle;

(iii)	incur or suffer to exist any Debt of any nature whatsoever to any Affiliated entity other than the incurrence of the Parent Loan and other Debt to another MDA Party as part of its business contemplated by paragraph (ii) above, and in respect of which Debt such other MDA Party shall provide such documents and other assurances as shall reasonably be required by the Collateral Agent in order that such Debt shall be effectively subject to a first-priority Lien in favour of the Collateral Agent, subject only to Permitted Liens;

(iv)	make any Investment of any nature except for the following:

(A) the advancing of the LuxCo Loan and other loans to other MDA Parties as part of its business contemplated by paragraph (ii) above and in respect of which other loans LuxCo shall provide such documents and other assurances as shall reasonably be required by the Collateral Agent in order that such other loans shall be effectively subject to a first-priority Lien in favour of the Collateral Agent, subject only to Permitted Liens;

(B) the existing advance of US$[REDACTED] to Merlin Holdings;

(C) the existing loan of US$[REDACTED] to Merlin Holdings;

(D) the existing loans of US$[REDACTED] to MDA Holdings;

(E) any advance made by LuxCo under the US$[REDACTED] facility agreement with the Parent;

(F) the acquisition of Equity Interests in private entities controlled by the Borrower as part of its business contemplated by paragraph (B) above; and

(G) the holding of cash balances in financial institutions of recognized international standing;

(v)	sell, assign, grant an interest in or otherwise dispose of all or any portion of the LuxCo Loan (other than to an MDA Party on such terms and otherwise in such manner as shall, in the opinion of the Lenders’ Counsel, preserve in all material respects the rights and remedies of the Collateral Agent and the Secured Parties under the Security);

(vi)	advance further monies to MDA Holdings or any other MDA Party after the date hereof other than on substantially the same terms and conditions as the terms and conditions of the LuxCo Loan, together with such modifications as shall not in any material respect be prejudicial to the interests of the Collateral Agent and the Secured Parties in their capacity as secured creditors; or

(vii)	agree to any modification of the LuxCo Loan or any loan to any other MDA Party that is in any material respect prejudicial to the interests of the Collateral Agent and the Secured Parties in their capacity as secured creditors.

(b)	The Borrower will not:

(i)	sell, assign, grant an interest in or otherwise dispose of all or any portion of the Parent Loan (other than to an MDA Party on such terms and otherwise in such manner as shall, in the opinion of the Lenders’ Counsel, preserve in all material respects the rights and remedies of the Collateral Agent and the other Secured Parties under the Security);

(ii)	advance further monies to LuxCo after the date hereof other than on substantially the same terms and conditions as the terms and conditions of the Parent Loan, together with such modifications as shall not in any material respect be prejudicial to the interests of the Collateral Agent and the other Secured Parties in their capacity as secured creditors; or

(iii)	agree to any modification of the Parent Loan that is in any material respect prejudicial to the interests of the Collateral Agent and the other Secured Parties in their capacity as secured creditors.

(c)	Notwithstanding any other provision in this Section 10.2(10), the MDA Parties shall be entitled to undertake all such actions and transactions as may be required in order to wind up LuxCo and/or terminate the tax planning arrangements relating thereto and, following any such winding up or termination, the provisions of this Section 10.2(10) shall no longer apply.

(11) Financial Covenants. For the exclusive benefit of the Pro Rata Lenders only, the Borrower will not permit:

(a)	the Consolidated Debt Leverage Ratio to exceed (i) 5.50:1.00 as at the end of each Financial Quarter ending up to and including March 31, 2019, (ii) 4.75:1.00 as at the end of each Financial Quarter ending on or after June 30, 2019 and up to and including March 31, 2020, (iii) 4.00:1.00 as at the end of each Financial Quarter ending on or after June 30, 2020 and up to and including September 30, 2020 and (iv) 3.50:1.00 as at the end of each Financial Quarter ending on or after December 31, 2020; or

(b)	the Interest Coverage Ratio to be less than (i) 2.50:1.00 as at the end of each Financial Quarter ending up to and including June 30, 2019 and (ii) 2.75:1.00 as at the end of each Financial Quarter ending on and after September 30, 2019, in each case calculated (i) as at the end of each Financial Quarter (commencing with the first full Financial Quarter of the Borrower ending after the Closing Date) on the basis of the four Financial Quarters then ended, and (ii) using Borrower-prepared Financial Statements for quarterly calculations and audited consolidated year-end Financial Statements for annual calculations; provided that the Consolidated Debt Leverage Ratio for each Financial Quarter ending on or after December 31, 2020 shall be permitted to be equal to or less than 4.00:1.00 for the relevant Financial Quarter and the first two full Financial Quarters immediately following such Financial Quarter (collectively the “relief period”) in which one or more Permitted Acquisitions or Investments permitted by this Agreement, as the case may be, by the Borrower or a Subsidiary (but excluding any Non-Recourse Subsidiary) take place; provided that such Permitted Acquisitions or Investments have an aggregate value in excess of 50% of Adjusted EBITDA for the period of four consecutive Financial Quarters ending immediately prior to the relief period (and, for the purpose of which determination of 50% of Adjusted EBITDA, Adjusted EBITDA shall not be adjusted on a pro forma basis as set forth in Section 1.10). For the avoidance of doubt, in the event that consummation of any such Permitted Acquisition or Investment occurring on or after December 31, 2020 requires pro forma compliance with the Consolidated Debt Leverage Ratio, for purposes of testing such compliance, such ratio shall be permitted to be equal to or less than 4.00:1.00.

(12) Acquisitions. Neither the Borrower nor any Designated Subsidiary will make an Acquisition other than an Acquisition which fulfills each of the following conditions (each such Acquisition, a “Permitted Acquisition”):

(a)	immediately after giving pro forma effect to such Acquisition and the incurrence of Debt in connection therewith, (x) there is no Event of Default that has occurred and is continuing and (y) the Borrower shall be in pro forma compliance with the Financial Covenants,

(b)	the acquired company or assets are in the same or a generally related business as the Borrower and its Subsidiaries, and

(c)	the acquired Person and its Subsidiaries will become Guarantors and pledge their Collateral to the Collateral Agent to the extent required by and following designation (if required) in accordance with Section 10.1(16) or 10.1(17).

(13) Accounts. The Borrower shall ensure that at no time shall the aggregate balance held in all bank accounts of the Designated Subsidiaries in the United States of America exceed US$10 million, excluding:

(a)	DACA Accounts;

(b)	segregated bank accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any MDA Party; and segregated bank accounts used to cash collateralize letters of credit.

(14) Hedging Instruments. Neither the Borrower nor any Designated Subsidiary will enter into Hedging Instruments for speculative purposes.

10.3 Administrative Agent May Perform Covenants.

If an MDA Party or MDA Pledgor shall fail to perform or observe any covenant on its part contained herein or in any other Credit Facility Document, the Administrative Agent may, in its sole discretion acting reasonably, and shall upon the instructions of the Required Lenders, perform any of such covenants which are capable of being performed by the Administrative Agent and, if any such covenant requires the payment or expenditure of money, the Administrative Agent may make such payment or expenditures with its own funds or with money borrowed for that purpose (but the Administrative Agent shall be under no obligation to do so); provided that the Administrative Agent shall first have provided written notice of its intention to the Borrower and a reasonable opportunity (not to exceed 20 days, or such longer period as the Lenders shall approve) to cure the failure. All amounts paid by the Administrative Agent pursuant to this Section 10.3 shall be repaid by the Borrower to the Administrative Agent on demand therefor, shall form part of the Obligations and shall be secured by the Security. No payment or performance under this Section 10.3 shall relieve the Borrower from any Event of Default.

Article 11

CHANGES IN CIRCUMSTANCES

11.1 Illegality.

If the enactment of any applicable Law in any jurisdiction or any province, state, territory or other political subdivision thereof, or any change therein or in the interpretation or application thereof by any Official Body or compliance by a Lender with any guideline, official directive, request or direction (whether or not having the force of Law) of any Official Body in any jurisdiction or any province, state, territory or other political subdivision thereof, hereafter makes it unlawful for a Lender to make, fund or maintain any type of Accommodation or to give effect to its obligations in respect of such type of Accommodation, such Lender may, by written notice thereof to the Borrower and to the Administrative Agent, declare its obligations under this Agreement in respect of such type of Accommodation to be terminated, whereupon the same shall forthwith terminate, and the Borrower shall within the time required by such Law (or at the end of such longer period as such Lender at its discretion has agreed) repay or effect a Conversion of the Principal Outstanding in respect of such type of Accommodation from such Lender, and shall pay all accrued interest and fees payable hereunder and all Increased Costs incurred in connection with the termination or Conversion of such type of Accommodation.

11.2 Circumstances Requiring Different Pricing.

If, on or before any date on which an interest rate or Discount Rate is to be determined on the basis of the CDOR Rate or US LIBOR, either:

(a)	the Administrative Agent (acting reasonably) determines that, because of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining US LIBOR with respect to, or deposits are not available in sufficient amounts in the ordinary course of business to fund, a requested US LIBOR Advance;

(b)	the Administrative Agent (acting reasonably) determines that the making or continuing of the requested US LIBOR Advance by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally;

(c)	the Administrative Agent is advised by Lenders holding at least 25% of the Commitments of all Lenders hereunder by written notice, such notice received by the Administrative Agent no later than 2:00 p.m. (Toronto time) on the third Business Day prior to the date of the requested US LIBOR Advance that such Lenders have determined (acting reasonably) that US LIBOR will not adequately reflect the cost of funds to such Lenders of US Dollar deposits in such market for the relevant Interest Period;

(d)	the Administrative Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for Bankers’ Acceptances accepted by the Lenders; or

(e)	the Administrative Agent is advised by Lenders holding at least 25% of the Commitments of all Lenders hereunder by written notice that such Lenders have determined (acting reasonably) that the Discount Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of Bankers’ Acceptances accepted by such Lenders in the market;

then the Administrative Agent shall forthwith give notice of such event to the Borrower and each Lender, whereupon the obligation of each applicable Lender to make CDOR Rate Loans, US LIBOR Advances or Drawings (as the case may be) to the Borrower shall be suspended until the Administrative Agent or the Operating Lender, as applicable, gives notice to the Borrower and the Lenders that the circumstances giving rise to such determination no longer exist.

11.3 Funding Disruption.

If the Administrative Agent receives notice from a Lender that, by reason of circumstances affecting financial markets inside or outside Canada, such Lender is unable to fund US Dollar Advances in Canada, then:

(a)	it shall so notify the Borrower and all Lenders and the right of the Borrower to select any affected type of Accommodation shall be suspended;

(b)	if any affected type of Accommodation is not yet outstanding, any applicable Notice shall be cancelled insofar as it relates to that type of Accommodation and that type of Accommodation requested therein shall not be made in that form, without affecting the right of the Borrower to request another type of Accommodation; and

(c)	if any affected type of Accommodation is already outstanding at any time when the right of the Borrower to select such type of Accommodation is suspended, it shall upon ten days’ notice to the Borrower become a Canadian Prime Rate Loan by Conversion (or on such earlier date as may be required to comply with applicable Law).

11.4 Increased Costs.

If any Change in Law shall have the effect of:

(a)	increasing the cost (other than Taxes and Statutory Reserves) to such Lender (or its direct or indirect parent entity) of performing its obligations under this Agreement or in respect of any Accommodation, including the costs of maintaining any capital, liquidity, reserve or special deposit requirements with respect to this Agreement or any Accommodation or with respect to its obligations hereunder or thereunder;

(b)	requiring such Lender to maintain or allocate any capital (including a requirement affecting such Lender’s allocation of capital to its obligations) or additional capital in respect of its obligations under this Agreement or in respect of any Accommodation or otherwise reducing the effective return to such Lender under this Agreement or in respect of any Accommodation or on its total capital as a result of entering into this Agreement or making any Accommodation;

(c)	subjecting the Administrative Agent or any Lender to any Taxes (other than any Indemnified Taxes or Excluded Taxes) on its loans, loan principal, commitments, other obligations, deposits, reserves or other liabilities; or

(d)	causing such Lender to make any payment or to forgo any return on or calculated by reference to any amount received or receivable by such Lender under this Agreement or in respect of any Accommodation;

such Lender or, in the case of clause (c) the Administrative Agent, may give notice to the Borrower (with a copy to the Administrative Agent) specifying the nature of the event giving rise to such additional cost, reduction, payment or forgone return and the Borrower shall promptly pay such amounts as such Lender or, in the case of clause (c), the Administrative Agent may specify to be necessary to compensate it for any such additional cost, reduction, payment or forgone return; provided that, to the extent any such additional cost, reduction, payment or forgone return is incurred or suffered by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III or CRD IV after the Closing Date, then such Lender shall only be compensated pursuant to this Section 11.4 if such Lender recovers such additional cost, reduction, payment or foregone return under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under. A certificate setting out, in reasonable detail, the amount of any such additional cost, reduction, payment or forgone return, and (if applicable) confirming that such Lender recovers such additional cost, reduction, payment or forgone return under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under, submitted in good faith by such Lender to the Borrower, shall be conclusive and binding for all purposes absent demonstrated error.

If such circumstances continue in effect for 60 consecutive days, on request from the Borrower, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other Persons (in this Section 11.4, the “assuming Lender”) reasonably satisfactory to the Borrower and the Administrative Agent to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the affected Lender hereunder. The assuming Lender and affected Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition. Failing such assumption and acquisition, the Borrower may effect a prepayment and cancellation of the relevant Commitments of the affected Lender (without reducing or prepaying the Commitment(s) of any other Lender(s)).

11.5 Indemnification.

(1) Matching Funds. The Borrower shall promptly pay to each Lender any amounts required to compensate such Lender or its Participants for any breakage or similar cost, loss, cost of redeploying funds or other cost or expense suffered or incurred by such Lender or Participant as a result of:

(a)	any payment being made by the Borrower in respect of a US LIBOR Loan, CDOR Rate Loan or Bankers’ Acceptance (due to acceleration hereunder or a mandatory repayment or prepayment of principal or for any other reason) on a day other than the last day of an Interest Period or the maturity date applicable thereto; provided that, where the event giving rise to such payment is a mandatory repayment or prepayment, the Borrower may at its option instead deposit the amount of the repayment or prepayment to a segregated account pending expiry of the existing Interest Period or (as the case may be) maturity of outstanding Bankers Acceptances, and the monies in such segregated account shall be applied by the Administrative Agent to the required repayment or prepayment on the expiry of such Interest Period or maturity of such Bankers’ Acceptance;

(b)	the Borrower’s failure to give notice in the manner and at the times required hereunder; or

(c)	the failure of the Borrower to fulfil or honour, before the date specified for any Accommodation, the applicable conditions set forth in Article 6 or to accept an Accommodation after delivery of a Notice in the manner and at the time specified in such Notice.

A certificate of such Lender submitted to the Borrower (copy to the Administrative Agent) as to the amount necessary to so compensate such Lender or its Participants shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to such Lender.

(2) General. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, each Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other MDA Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and each of their respective Related Parties only, the administration of this Agreement and the other Credit Facility Documents, (ii) any Loan, Bankers’ Acceptance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with such Letter of Credit), (iii) any actual or alleged presence of Hazardous Materials or a Release on or from any property owned or operated by the Borrower or any of its Subsidiaries, in violation of any Environmental Laws, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other MDA Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other MDA Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Facility Document, if the Borrower or such MDA Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.5(2) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The obligations of the Borrower under this Section 11.5(2) shall survive the payment and performance of the Obligations.

(3) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no party hereto shall assert, and hereby waives, any claim against any Indemnitee or other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that the foregoing shall not limit the Borrower’s indemnification obligations under this Agreement.

11.6 Taxes, Costs, etc.

(1) Gross-Up. Any and all payments by or on behalf of the Borrower under this Agreement or any other Credit Facility Document shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by Law to be deducted or withheld. If a Withholding Agent shall be required by Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or thereunder:

(a)	the applicable Withholding Agent shall make such deductions or withholdings;

(b)	the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law; and

(c)	if such Tax is an Indemnified Tax, the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Indemnified Taxes (including deductions or withholdings of Indemnified Taxes applicable to additional amounts paid under this Section) the Administrative Agent or the relevant Lender (as the case may be) receives an amount equal to the sum it would have received if no deduction or withholding had been made.

Within 30 days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by Section 11.6(1)(a) above to pay, the Withholding Agent shall deliver to the Administrative Agent or the Borrower, as applicable, an official receipt or other evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Official Body.

(2) Prepayment; Replacement. In the event that the Borrower shall become obligated to make additional payments to a Lender by virtue of this Section 11.6, the Borrower shall be permitted to:

(a)	effect a voluntary prepayment under Section 2.4(2) of all (but not less than all) of the Obligations owed to such Lender under each relevant Credit Facility, without the obligation to effect concurrent prepayments to any other Lenders as contemplated by Section 2.4(3) and without any premium set forth in Section 2.4(5); or

(b)	as to the entire Commitment of such Lender under each relevant Credit Facility, require a Lender to use reasonable efforts to designate a different lending office for funding or booking the Obligations or replace such Lender with one or more existing Lenders or by a new Lender, in each case where such lending office or existing or new Lender is satisfactory to the Borrower, the Administrative Agent and each Issuing Bank.

(3) Payment of Other Taxes. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(4) Borrower Indemnity. The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction or asserted on or attributable to amounts payable under this Section) payable or paid by any such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the governmental authority. A certificate as to the amount of such payment or liability submitted by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to such recipient.

(5) Treatment of Certain Refunds. If any party determines that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.6 (including by the payment of additional amounts pursuant to this Section 11.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (5) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (5) of this Section 11.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to paragraph (5) of this Section 11.6 to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(6) Lender Indemnity. Each Lender shall severally indemnify the Administrative Agent within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.8(8) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such Taxes submitted to any Lender by the Administrative Agent shall be conclusive evidence, absent manifest error, of the amount due to the Administrative Agent from such Lender. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (6) of this Section 11.6.

(7) Tax Documentation.

(a)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.6(7)(b), (c) and 11.6(9) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)	Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(c)	Any Lender that is a Non-U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one of the following:

(i)

in the case of a Lender claiming the claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Credit Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed copies of IRS Form W-8ECI;

(iii)	in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)	to the extent that a Lender that is a Non-U.S. Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(d)	any Lender that is a Non-U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(e)	On or before the Re-Domicile Date, the Administrative Agent (and on any date on or after the Re-Domicile Date on which any successor or replacement Administrative Agent becomes the Administrative Agent hereunder), it shall deliver to the Borrower two executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(f)	Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(8) Survival. Without prejudice to the survival of any other agreement or obligation of the Borrower hereunder or under any other Credit Facility Document, the obligations of the Borrower under this Section 11.6 shall survive the payment and performance of the Obligations.

(9) FATCA. If a payment made to a Lender or other recipient hereunder would be subject to United States federal withholding Taxes imposed by FATCA if such Lender or other recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or recipient (as applicable) shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or other recipient has complied with such Lender’s or recipient’s (as applicable) obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (9), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender or other recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(10) Applicable Law. For purposes of this Section 11.6, the term “applicable Law” includes FATCA.

11.7 Affected Lender.

(1) Replacement of Affected Lender. If any Lender becomes a Defaulting Lender or does not provide its consent or agreement to a request by the Borrower for a waiver, approval or amendment which requires the consent of all of the Lenders pursuant to the provisions of this Agreement or all Lenders directly and adversely affected (each such Defaulting Lender or non-consenting Lender being herein referred to as an “Affected Lender”), then the Borrower may, provided no Event of Default has occurred and is continuing, give the Administrative Agent notice of its intention to cause such Affected Lender to assign its Commitment in full to one or more financial institutions acceptable to the Administrative Agent, the Swingline Lender and each Issuing Bank, and the Borrower shall pay any fees payable thereunder in connection with such assignment; provided that, on the date of such assignment:

(a)	such Affected Lender shall execute and deliver such documents assigning its Commitment as shall be required for such purpose, as contemplated by Section 14.8;

(b)	the replacement Lender shall pay to such Affected Lender an amount equal to the principal of, and all accrued interest on, all outstanding Accommodations of such Affected Lender; and

(c)	the Borrower shall pay any amounts payable to such Affected Lender under Section 11.5 as if it were a voluntary prepayment under Section 2.4.

(2) Repayment of Affected Lender. In addition, in the circumstances set forth in Section 11.7(1) the Borrower may at its option, instead of causing such Affected Lender to assign its Commitment as aforesaid and provided no Event of Default has occurred and is continuing, elect to prepay and permanently cancel the Commitment of such Affected Lender, in which case:

(a)	the Borrower shall pay to such Affected Lender an amount equal to the principal of, and all accrued interest on, all outstanding Accommodations of such Affected Lender without any premium set forth in Section 2.4(5); and

(b)	the Borrower shall pay any amounts payable to such Affected Lender under Section 11.5 as if it were a voluntary prepayment under Section 2.4.

(3) No Obligation. Neither the Administrative Agent nor any Lender shall be obligated to take up any Affected Lender’s Commitment or to locate or provide a replacement for any Affected Lender.

(4) More Than One Affected Lender. If, in any circumstances, there is more than one Affected Lender, the Borrower shall deal with each such Affected Lender in an equivalent manner.

Article 12

EVENTS OF DEFAULT

12.1 Events of Default.

Each of the events set forth in this Section 12.1 shall constitute an “Event of Default”.

(1) Payment. The Borrower shall fail:

(a)	to pay the principal amount of any Loan or BA Equivalent Loan when the same becomes due and payable;

(b)	to reimburse any Revolving Lender in respect of any Bankers’ Acceptance or Issuing Bank in respect of any Letter of Credit, or pay the Face Amount thereof, when required hereunder;

provided that it shall not constitute an Event of Default if the Borrower gave timely instructions for payment of funds and such failure results from an administrative or technical error or omission, caused by a party other than the Borrower, in connection with the transfer of funds or the administration of the accounts from which such payments are to be made and continues for a period not greater than one Business Day; or

(c)	to pay any interest or fees hereunder when the same becomes due and payable and such failure shall remain unremedied for a period of three (3) Business Days.

(2) Representations and Warranties Incorrect. Any of the representations or warranties made or deemed to be made by an MDA Party or MDA Pledgor in any Credit Facility Document shall prove to be or have been incorrect in any material respect when made or deemed to be made.

(3) Financial Covenants. The Borrower defaults in the performance of or compliance with any term contained in Section 10.2(11); provided that such default shall only be an Event of Default under the Pro Rata Facilities.

(4) Covenants. The Borrower defaults in the performance of or compliance with any term contained in Section 10.1(1)(a), 10.1(9)(a)(i) or 10.2 (other than Section 10.2(11)).

(5) Failure to Perform Other Covenants. Any MDA Party or MDA Pledgor or Subsidiary shall fail to perform or observe any covenant contained in this Agreement or any other Credit Facility Document (and not otherwise referred to in this Section 12.1) on its part to be performed or observed or otherwise applicable to it hereunder or thereunder; provided that, if such failure is capable of being remedied, no Event of Default shall have occurred as a result thereof unless and until such failure shall have remained unremedied for 30 days after the earlier of (i) written notice thereof given to the Borrower by the Administrative Agent, and (ii) such time as such Person is aware of same.

(6) Cross-Default. Any MDA Party or MDA Pledgor shall fail to pay the principal of any Debt (excluding the obligations under the Credit Facilities or Debt owed to another MDA Party) which is outstanding in an aggregate principal amount exceeding the Threshold Amount when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any applicable grace period.

(7) Cross-Acceleration. Any other event occurs or condition exists (including a failure to pay the premium or interest on such Debt) and continues after the applicable grace period (if any) specified in any agreement or instrument relating to any Debt of any MDA Party or MDA Pledgor to any Person or Persons (excluding Debt owed to another MDA Party) which is outstanding in an aggregate principal amount exceeding the Threshold Amount without waiver of such failure by the holder of such Debt on or before the expiration of such period, as a result of which such holder accelerates such Debt.

(8) Voluntary Events of Bankruptcy. Any MDA Party or MDA Pledgor shall:

(a)	apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or any part of its assets;

(b)	generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or declare any general moratorium on its Debt;

(c)	commit an act of bankruptcy, or make a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or a similar Law of any applicable jurisdiction;

(d)	institute any proceeding, case or petition seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors or at common law or in equity (including an arrangement with creditors (“concordat préventif de faillite”), controlled management (“gestion contrôlée”) or suspension of payments (“sursis de paiement”) or any other proceedings pursuant to Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings); or

(e)	take any corporate action to authorize any of the actions described in this Section 12.1(8);

or any event occurs with respect to any MDA Party or MDA Pledgor which under the laws of any jurisdiction is analogous to any of the events described in this Section 12.1(8).

(9) Involuntary Events of Bankruptcy. Any proceeding, case or petition is commenced against an MDA Party or MDA Pledgor:

(a)	seeking to adjudicate it a bankrupt or insolvent;

(b)	seeking the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors, or at common law or in equity (including an arrangement with creditors (“concordat préventif de faillite”), controlled management (“gestion contrôlée”) or suspension of payments (“sursis de paiement”) or any other proceedings pursuant to Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings); or

(c)	seeking the appointment of a receiver, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its assets (it being acknowledged for the purposes of this Section that Equity Interests of a Designated Subsidiary constitute a material part of the assets of an MDA Party or MDA Pledgor);

or any event occurs with respect to any MDA Party or MDA Pledgor which under the laws of any jurisdiction is analogous to any of the events described in this Section 12.1(9); and, in any such case, such proceeding, case or petition shall continue undismissed; undischarged, unstayed or unbonded for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(10) Judgments. Judgment (subject to no further right of appeal) for the payment of money in an amount which, after giving effect to any available insurance), is in excess of the Threshold Amount shall be rendered by a court of competent jurisdiction against any MDA Party or MDA Pledgor and such MDA Party or MDA Pledgor shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or deposit with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the judgment, within 60 days from the date of entry thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Administrative Agent).

(11) Documents Unenforceable. (i) Any of the Credit Facility Documents shall cease for any reason to be in full force and effect in any material respect (other than as a result of any actions or inactions on the part of any Lender or Agent) or any MDA Party or MDA Pledgor shall purport in writing to disavow its obligations thereunder, shall declare in writing that it does not have any further obligation thereunder or shall contest in writing the validity or enforceability thereof, or (ii) any item of Security shall cease for any reason (other than pursuant to the terms thereof) to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

(12) Employee Benefit Plans. There shall occur one or more ERISA Events or Foreign Plan Events which individually or in the aggregate results, or could reasonably be expected to result, in an MAE.

(13) Change in Control. A Change in Control shall occur.

12.2 Effect.

(1) General. Upon the occurrence and continuance of an Event of Default, except as provided in Sections 12.2(2) and 12.2(3), the Administrative Agent:

(a)	shall, at the request of the Required Revolving Lenders, by notice to the Borrower cancel all obligations of the Pro Rata Lenders in respect of the Revolving Facility Commitments and the Operating Facility Commitment (whereupon no further Accommodations may be made and any Notice given with respect to an Accommodation occurring on or after the date of such notice or request shall cease to have effect); and

(b)	shall, at the request of the Required Lenders, by notice to the Borrower declare the Obligations to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(2) Financial Covenant Defaults. After the occurrence and during the continuance of an Event of Default specified in Section 12.1(3), the Administrative Agent:

(a)	shall, at the request of the Required Pro Rata Lenders, by notice to the Borrower cancel all obligations of the Pro Rata Lenders in respect of the Commitments under the Pro Rata Facilities (whereupon no further Accommodations may be made under the pro Rata Facilities and any Notice given with respect to an Accommodation under the Pro Rata Facilities occurring on or after the date of such notice or request shall cease to have effect); and

(b)	shall, at the request of the Required Pro Rata Lenders, by notice to the Borrower declare the Obligations under the Pro Rata Facilities to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that if such declaration is made, then an Event of Default shall be deemed to have occurred with respect to the Term B Loans.

(3) Insolvency Defaults. If any Event of Default specified in Section 12.1(8) or 12.1(9) shall occur, then all obligations of the Lenders in respect of the Commitments shall be automatically cancelled and the Obligations shall be forthwith due and payable, all as if the request and notice specified in each of Sections 12.2(1)(a) and 12.2(1)(b) had been received and given by the Administrative Agent.

(4) Enforcement. Upon the occurrence of an Event of Default and acceleration of the Obligations, the Administrative Agent may, and shall at the request of the Required Lenders, commence such legal action or proceedings as it may deem expedient, including exercising and enforcing its rights and remedies under any Security (subject to the terms of any Intercreditor Agreement), all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the property or assets of any MDA Party and Collateral held by any MDA Pledgor, or any other action, notice of all of which the Borrower hereby expressly waives. The rights and remedies of the Agents, the Lenders and the other Secured Parties hereunder and under the other Credit Facility Documents are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Law; provided that nothing herein contained shall permit any Lender to take any steps which, pursuant to this Agreement, may only be undertaken by or with the consent of all Lenders or the Required Lenders. Nothing contained herein or in any Security now or hereafter held by the Collateral Agent, with respect to the Collateral or any part thereof, nor any act or omission of any Agent, any Lender or any other Secured Party with respect to such Security, shall in any way prejudice or affect the rights, remedies and powers of any Agent, any Lender or any other Secured Party with respect to any other such Security.

12.3 Right of Set-Off.

At any time following the Acceleration Date, each Lender is hereby authorized by the Borrower at any time and from time to time to the fullest extent permitted by Law to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due and payable hereunder and unpaid, and without limitation any Agent may debit any account of the Borrower for any such Obligations, whether owed to such Agent in its capacity as Agent or Lender or owed to other Lenders. Each Lender shall promptly notify the Borrower, the Agents and each other Lender after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 12.3 are, as between themselves, subject to Section 14.1, and the rights of the Agents and the Lenders under this Section 12.3 are in addition to all other rights and remedies (including other rights of set-off) which the Agents or the Lenders may have.

12.4 Currency Conversion After Acceleration.

At any time following the Acceleration Date, each Lender shall be entitled to convert, with two Business Days’ prior notice to the Borrower, its unpaid and outstanding Canadian Dollar Loans under the Credit Facilities, or any of them, to ABR Loans. Any such conversion shall be calculated so that the resulting ABR Loans shall be the Equivalent Amount in US Dollars on the date of conversion of the amount of Canadian Dollars so converted. Any accrued and unpaid interest denominated in Canadian Dollars at the time of any such conversion shall be similarly converted to US Dollars, and such ABR Loans and accrued and unpaid interest thereon shall thereafter bear interest in accordance with Article 3.

12.5 Application and Sharing of Payments After Acceleration.

Except as otherwise agreed to by all of the Secured Parties in their sole discretion, all monies and property received by any of the Secured Parties on account of any of the Secured Obligations at any time following the Acceleration Date and all monies received by the Administrative Agent as a result of a realization upon the Security (collectively, the “Realization Proceeds”) shall be paid to the Administrative Agent and applied and distributed to the Secured Parties in the order and manner set forth below:

(a)	firstly, distributed proportionately to the Secured Parties in proportion to the aggregate amount owing to each Secured Party on account of the costs and expenses of enforcement and realization upon the Security incurred by such Secured Party; and

(b)	secondly, distributed proportionately to the Secured Parties in proportion to the aggregate amount owing to each Secured Party on account of the Secured Obligations (other than the Secured Obligations described in (a) above) which are then due and payable (including, for certainty, under Section 5.10);

and the balance of the Realization Proceeds (if any) shall be paid to the Borrower or otherwise as may be required by applicable Laws; provided that, for certainty:

(c)	the above requirement to pay all Realization Proceeds to the Administrative Agent shall not prevent or interfere with (i) the exercise of any customary rights of counterclaim, set-off or banker’s lien or similar rights within any Cash Management Obligations owing to any Lender or its Affiliate which are contemplated in the documentation governing such Cash Management Obligations and required in order to calculate the net amount of such Cash Management Obligations which will be included in Secured Obligations for the purposes of this Section 12.5 or (ii) the exercise of any customary set-off or netting rights within any Lender Hedging Obligations owing to a Lender or its Affiliate which are contemplated in the documentation governing such Lender Hedging Obligations and required in order to calculate the net amount of such Lender Hedging Obligations which will be included in Secured Obligations for the purposes of this Section 12.5; and

(d)	the Realization Proceeds will not include any payment to which a Secured Party is entitled as a result of any credit default swap, credit derivative or other form of credit protection obtained by such Secured Party.

Notwithstanding the foregoing, a Secured Party which is not a Lender shall not be entitled to receive any distributions of Realization Proceeds if it fails to provide its written confirmation that it will comply with the sharing provisions in Section 14.1(1) within ten (10) Business Days after the Administrative Agent requests any such confirmation.

Article 13

THE AGENTS AND THE LENDERS

13.1 Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the other Credit Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby appoints and authorizes the Collateral Agent to take such action as collateral agent on its behalf and to exercise such powers under this Agreement and the other Credit Facility Documents as are delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or such other Credit Facility Documents, each Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully indemnified and protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon all Lenders; provided that no Agent shall be required to take any action which exposes it to personal liability or which is contrary to this Agreement or such other Credit Facility Documents or applicable Law.

Each of the Agents is hereby authorized and directed by the Lenders to enter, in its capacity as Administrative Agent hereunder or Collateral Agent hereunder, as applicable, and on behalf of the Lenders into any Intercreditor Agreement or Reliance and Enforcement Agreement contemplated by this

Agreement. Without limiting the immediately prior sentence, each Lender hereby authorizes the Agents to enter into any Intercreditor Agreement and any Reliance and Enforcement Agreement on behalf of such Lender (each Lender hereby agreeing to be bound by the terms of such intercreditor agreement and Reliance and Enforcement Agreement, as applicable, as if it were a party thereto, with the Agents and the other Secured Parties being intended third-party beneficiaries of the authorization and agreement of this sentence).

Each of the Agents is hereby authorized by the Lenders to enter into any intercreditor agreement (other than an Intercreditor Agreement) in connection with the incurrence by the Borrower or any Designated Subsidiary of any Debt that is secured by the Collateral on a pari passu or junior basis with the Obligations, and if any such intercreditor agreement is posted to the Lenders five Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement, the Required Lenders shall be deemed to have consented to such Intercreditor Agreement and the Agents’ execution thereof.

In connection with the incurrence by the Borrower or any Designated Subsidiary of any Debt that is to be secured by the Collateral on a pari passu basis or junior basis with the Obligations, at the request of Borrower, each of the Agents agrees to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to an Intercreditor Agreement or any other intercreditor agreement contemplated by this Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Agents (each such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Debt to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Credit Facility Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the MDA Parties and MDA Pledgors shall deliver such officers’ certificates and supporting documentation as any Agent may reasonably request. The Lenders hereby authorize the Agents to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Credit Facility Document shall be effective notwithstanding the provisions of Section 14.2.

Each Lender acknowledges that Royal Bank may act as both the Administrative Agent and the Collateral Agent, and hereby consents to Royal Bank doing so and the performance by Royal Bank of its duties and obligations as Collateral Agent under any Intercreditor Agreement. Each Lender further acknowledges that, in so acting as Collateral Agent, Royal Bank will be representing the interests of and acting as collateral agent for all of the Secured Parties, and agrees that it will not claim or assert that, by entering into such Intercreditor Agreement as Collateral Agent or performing its duties and obligations thereunder, Royal Bank is subject to a conflict of interest.

13.2 Duties and Obligations.

The duties and obligations of each of the Agents hereunder shall be mechanical and administrative in nature, and no Agent shall have by reason of this Agreement or any other Credit Facility Document any fiduciary relationship or duty with or to any Lender.

No Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Credit Facility Document except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each of the Agents:

(a)	may treat any Lender as the payee of amounts attributable to such Lender’s Commitment unless and until such Agent receives written notice of the assignment thereof signed by such Lender and such Agent receives the written agreement of the assignee that such assignee is bound hereby as if it had been an original Lender party hereto, in each case in form satisfactory to such Agent and otherwise in accordance with Section 14.8;

(b)	may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts;

(c)	shall incur no liability under or in respect of this Agreement or any other Credit Facility Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, facsimile or similar means of recorded communication) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder or thereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary; and

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person.

Further, each of the Agents:

(f)	makes no warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of the documents, information or financial data made available to the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Credit Facility Document;

(g)	shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Facility Document on the part of any MDA Party or MDA Pledgor or any other Person or to inspect any assets (including books and records); or

(h)	shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Facility Document.

The Administrative Agent shall promptly distribute to the Lenders copies of all material received from the Borrower in compliance with the Borrower’s reporting obligations hereunder.

13.3 Agents and Affiliates.

With respect to its Commitment and Accommodations made and to be made by it, each of the Agents, which is also a Lender, shall have the same rights and powers under this Agreement and every other Credit Facility Document as any other Lender and may exercise the same as though it were not an agent; and the terms “Lender” and “Lenders” shall, unless otherwise expressly indicated, include such Agent in its capacity as Lender. Each Lender (including each Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its Affiliates, or any corporation or other entity owned or controlled by such Persons, and any Person which may do business with such Persons, all as if it were not a party hereto and without any duty to account therefor to any Lender; provided that nothing in this Section 13.3 shall affect in any manner whatsoever any covenant or other obligation on the part of the Borrower or any other Person to be observed or performed under this Agreement or any other Credit Facility Document.

13.4 Lender Credit Decision.

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Affiliates. Accordingly, each Lender confirms to the Agents and each other Lender that it has not relied, and will not hereafter rely, on any Agent or any other Lender:

(a)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by or on behalf of the Borrower or any Affiliate under or in connection with this Agreement or any other Credit Facility Document or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Lender by such Agent or another Lender), or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any Affiliate.

Each Lender acknowledges that a copy of this Agreement has been made available to it for its review and that it is satisfied with the form and substance hereof.

13.5 Indemnifications.

Each Lender shall indemnify the Agents, each respective Affiliate thereof, and each respective director, officer, and employee of each such Agent and of each such Affiliate (to the extent not indemnified by the Borrower), rateably with all other Lenders according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or any such Affiliate, director, officer or employee in any way relating to or arising out of this Agreement or any other Credit Facility Document or any action taken or omitted by such Agent or any such Affiliate, director, officer or employee under this Agreement or any other Credit Facility Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the indemnitee. Without limiting the generality of the foregoing, each Lender agrees to reimburse each of the Agents and each such Affiliate, director, officer or employee promptly upon demand for its share (determined rateably as aforesaid) of any out-of-pocket expenses (including counsel fees) incurred by the indemnitee in connection with the preservation of any rights of such Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Facility Document, to the extent that such Agent or such Affiliate, director, officer or employee is not reimbursed for such expenses by the Borrower.

13.6 Successor Administrative Agent.

The Administrative Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders. Upon any such resignation or removal, the Lenders, with the consent of the Borrower if no Event of Default exists, shall have the right to appoint a successor Administrative Agent, which shall be a Lender. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent shall on behalf of the Lenders forthwith designate a Lender (if such Lender shall have accepted such designation) the pro tem successor Administrative Agent, and such designated Lender shall act as Administrative Agent hereunder pending the appointment of its successor. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 13 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

13.7 Sub-Agent or Co-Agent of Administrative Agent.

At any time or times, in order to comply with any legal requirement in any province, state or other jurisdiction, or to facilitate the taking by the Administrative Agent of any action provided for in any Credit Facility Document, the Administrative Agent may appoint one or more trust companies, chartered banks or other Persons (any of whom may, but need not be, a Lender) to act either as co-agent or sub-agent, jointly with the Administrative Agent or as a separate agent or agents on behalf of the Lenders, with such powers and authorities as the Administrative Agent deems necessary for the effective operation of the provisions of any Credit Facility Document. In the discretion of the Administrative Agent, any instrument or agreement appointing any such co-agent or sub-agent may include provisions for the protection of such co-agent or sub-agent similar to but no broader than the provisions of this Article 13. Upon the appointment of any such co-agent or sub-agent by the Administrative Agent, all references in this Agreement and in all other Credit Facility Documents to the Administrative Agent shall thereafter be construed as references to such co-agent or sub-agent to the extent necessary in order to give effect to its powers, authorities and obligations.

13.8 Assignment of Documents to Successor Administrative Agent.

Upon the resignation or removal of the Administrative Agent pursuant to Section 13.6, the Administrative Agent shall assign and transfer to the successor Administrative Agent all of its right, title and interest, as administrative agent, in and to the Credit Facility Documents. The successor Administrative Agent shall ensure that all required notices, registrations and filings in connection with such assignment are given or made, as the case may be, and the Borrower shall reimburse the successor Administrative Agent for and in respect of all of its reasonable costs and expenses in connection therewith.

13.9 Successor Collateral Agent.

The Collateral Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders. Upon any such resignation or removal, the Lenders, with the consent of the Borrower if no Event of Default exists, shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Collateral Agent, then the retiring Collateral Agent shall on behalf of the Lenders forthwith designate a Lender (if such Lender shall have accepted such designation) the pro tem successor Collateral Agent, and such designated Lender shall act as Collateral Agent hereunder pending the appointment of its successor. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from any further duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Article 13 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

13.10 Sub-Agent or Co-Agent of Collateral Agent.

At any time or times, in order to comply with any legal requirement in any province, state or other jurisdiction, or to facilitate the taking by the Collateral Agent of any action provided for in any Credit Facility Document, the Collateral Agent may appoint one or more trust companies, chartered banks or other Persons (any of whom may, but need not be, a Lender) to act either as co-agent or sub-agent, jointly with the Collateral Agent or as a separate agent or agents on behalf of the Lenders, with such powers and authorities as the Collateral Agent deems necessary for the effective operation of the provisions of any Credit Facility Document. In the discretion of the Collateral Agent, any instrument or agreement appointing any such co-agent or sub-agent may include provisions for the protection of such co-agent or sub-agent similar to but no broader than the provisions of this Article 13. Upon the appointment of any such co-agent or sub-agent by the Collateral Agent, all references in this Agreement and in all other Credit Facility Documents to the Collateral Agent shall thereafter be construed as references to such co-agent or sub-agent to the extent necessary in order to give effect to its powers, authorities and obligations.

13.11 Assignment of Documents to Successor Collateral Agent.

Upon the resignation or removal of the Collateral Agent pursuant to Section 13.9, the Collateral Agent shall assign and transfer to the successor Collateral Agent all of its right, title and interest, as collateral agent, in and to the Credit Facility Documents. The successor Collateral Agent shall ensure that all required notices, registrations and filings in connection with such assignment are given or made, as the case may be, and the Borrower shall reimburse the successor Collateral Agent for and in respect of all of its reasonable costs and expenses in connection therewith.

13.12 Collective Action of the Lenders.

Each of the Lenders hereby acknowledges that to the extent permitted by applicable Law, any collateral security and the remedies provided under the Credit Facility Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the applicable Agent upon the decision of the Required Lenders (or such other number or percentage of the Lenders or other Secured Parties as shall be expressly provided for in the Credit Facility Documents). Accordingly, notwithstanding any of the provisions contained herein or in any other Credit Facility Document, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the applicable Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders or other Secured Parties as shall be expressly provided for in the Credit Facility Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with each of the Agents to the extent requested by such Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the applicable Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, such Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

13.13 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Facility Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

13.14 Hypothecary Representative.

Each Lender hereby irrevocably appoints and authorizes the Collateral Agent to act as hypothecary representative of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any security, including any hypothec or other Lien, and to exercise such powers and duties that are conferred upon the Collateral Agent, as hypothecary representative, under any Credit Facility Documents. Any Person who becomes a Secured Party shall, upon becoming a Secured Party, be deemed to have consented to and confirmed the Collateral Agent as the hypothecary representative of the Secured Parties and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of Section 13.9 also constitutes the substitution of the Collateral Agent as hypothecary representative as aforesaid.

Article 14

MISCELLANEOUS

14.1 True Up; Sharing of Payments; Records.

(1) Revolving Facilities True-Up After Acceleration. On the Acceleration Date, (A) the Revolving Facility Commitments and the Operating Facility Commitment shall automatically and without further act be terminated as provided in Section 12.2(1)(a) or 12.2(3), as applicable, and (B) the Pro Rata Lenders shall automatically and without further act (and without regard to the provisions of Section 14.8) purchase (at par and in US Dollars) interests in the Revolving Facility and the Operating Facility, as applicable, such that, in lieu of the interest of each Pro Rata Lender in each such Credit Facility in which it shall participate as of the Acceleration Date (including such Pro Rata Lender’s interest in the Obligations of each MDA Obligor in respect of each such Credit Facility), such Pro Rata Lender shall hold an interest in both the Revolving Facility and the Operating Facility (including the Obligations of each Borrower in respect of each such Credit Facility), whether or not such Pro Rata Lender shall previously have participated therein, equal to such Lender’s True-Up Percentage thereof (the “True Up”); provided that such True-Up will not affect the aggregate amount of the Obligations of the Borrower(s) to the Lenders under the Credit Facility Documents. Each Pro Rata Lender and each MDA Obligor hereby consents and agrees to the True Up, and each Pro Rata Lender agrees that the True Up shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in the Revolving Facility or the Operating Facility. Each MDA Obligor agrees from time to time to execute and deliver to the Administrative Agent all instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Pro Rata Lenders after giving effect to the True Up; provided, however, that the failure of any MDA Obligor to execute or deliver or of any Pro Rata Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the True Up.

(2) Adjustments for Letters of Credit. Upon the Acceleration Date, adjustments shall be made among the Revolving Lenders and the Operating Lender as set forth in this Section 14.1(2).

(a)	Unless the applicable Issuing Bank, the Operating Lender and the Required Revolving Lenders agree otherwise, if the Acceleration Date occurs and either:

(i)	a payment had previously been made by such Issuing Bank under a Letter of Credit without full reimbursement by the Borrower (whether or not such failure to reimburse was the basis for such Event of Default); or

(ii)	a Letter of Credit is thereafter drawn upon which results in a payment by such Issuing Bank thereunder;

(each, in this Section 14.1(2), an “LC Payment”, in the case of paragraph (i) only to the extent not previously reimbursed by the Borrower to such Issuing Bank), then such Issuing Bank will promptly request the Administrative Agent on behalf of the Borrower (and for this purpose such Issuing Bank is irrevocably authorized by the Borrower to do so) for a Borrowing by way of an Advance in the relevant currency from the Revolving Lenders and the Operating Lender pursuant to Article 3 (in proportion to their respective True Up Percentages) to reimburse such Issuing Bank for such LC Payment. The Revolving Lenders and the Operating Lender are irrevocably directed by the Borrower to make any Advance if so requested by the applicable Issuing Bank and pay the proceeds thereof directly to the Administrative Agent for the account of such Issuing Bank. Each Revolving Lender and the Operating Lender unconditionally agrees to pay to the Administrative Agent for the account of the applicable Issuing Bank such Revolving Lender’s and such Operating Lender’s Rateable Portion of each Advance requested by such Issuing Bank on behalf of the Borrower (in proportion to their respective True Up Percentages) to repay LC Payments made by such Issuing Bank.

(b)	Except as provided in Section 14.1(2)(d), the obligations of each Revolving Lender and Operating Lender under Section 14.1(2)(a) are unconditional, shall not be subject to any qualification or exception whatsoever and shall be performed in accordance with the terms and conditions of this Agreement under all circumstances including:

(i)	any lack of validity or enforceability of the Borrower’s obligations;

(ii)	the occurrence of any Default or Event of Default or the exercise of any rights by the Administrative Agent under Article 12; and

(iii)	the absence of any demand for payment being made, any proof of claim being filed, any proceeding being commenced or any judgment being obtained by the applicable Issuing Bank against the Borrower.

(c)	If a Revolving Lender or the Operating Lender becomes a Defaulting Lender by failing to make payment on the due date therefor of any amount due from it for the account of the applicable Issuing Bank pursuant to Section 14.1(2)(a) (the balance thereof for the time being unpaid being referred to in this Section 14.1(2)(c) as an “overdue amount”) then, until such Issuing Bank has received payment of that amount (plus interest as provided below) in full (and without in any way limiting the rights of the Issuing Bank in respect of such failure):

(i)	such Issuing Bank shall be entitled to receive any payment which the Defaulting Lender would otherwise have been entitled to receive in respect of the Revolving Facility or the Operating Facility or otherwise in respect of any Credit Facility Document; and

(ii)	the overdue amount shall bear interest payable by the Defaulting Lender to such Issuing Bank at the rate payable by the Borrower in respect of the Obligations which gave rise to such overdue amount.

(d)	If for any reason an Advance may not be made pursuant to Section 14.1(2)(a) to reimburse the applicable Issuing Bank as contemplated thereby, then promptly upon receipt of notification of such fact from the Administrative Agent, each Revolving Lender shall deliver to the Administrative Agent for the account of such Issuing Bank in immediately available funds the purchase price for such Revolving Lender’s participation interest in the relevant unreimbursed LC Payments (including interest then accrued thereon and unpaid by the Borrower). Without duplication, each Revolving Lender shall, upon demand by the applicable Issuing Bank made to the Administrative Agent, deliver to the Administrative Agent for the account of such Issuing Bank interest on such Revolving Lender’s Rateable Portion from the date of payment by such Issuing Bank of such unreimbursed LC Payments until the date of delivery of such funds to such Issuing Bank by such Revolving Lender at a rate per annum in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than, as the case may be, the Canadian Prime Rate or the ABR. Such payment shall only, however, be made by the Revolving Lenders in the event and to the extent the applicable Issuing Bank has not been reimbursed in full by the Borrower for interest on the amount of such unreimbursed LC Payments.

(e)

The applicable Issuing Bank shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the Borrower for any unreimbursed LC Payments in relation to which other Revolving Lenders have purchased a participation interest pursuant to Section 14.1(2)(d), or of any other amount from the Borrower or any other Person in respect of such payment, transfer to each other Revolving Lender such other Revolving Lender’s Rateable Portion of such reimbursement or other amount. In the event that any receipt by such Issuing Bank of any reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under any applicable insolvency legislation or is otherwise required to be returned, such Revolving Lender shall promptly return to such Issuing Bank any portion thereof previously transferred to it by such Issuing Bank, without interest to the extent that interest is not payable by such Issuing Bank in connection therewith.

(3) Sharing. If:

(a)	prior to the Acceleration Date, any Lender shall receive any payment or reduction (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to Section 12.3 or at law or equity, or otherwise) of the Obligations owed to it under a Credit Facility (other than Increased Costs paid to it) in excess of its Rateable Portion of such payment or reduction, except as otherwise permitted by this Agreement;

(b)	on or after the Acceleration Date, any Secured Party shall receive any payment or reduction (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to Section 12.3 or at law or equity, or otherwise) of a proportion of the Secured Obligations owed to it in excess of its rateable proportionate share of all Secured Obligations (with all determinations of rateable proportionate shares being made on the basis of the Secured Obligations owed to a Secured Party relative to the Secured Obligations owed to all Secured Parties, in each case expressed as the Equivalent Amount of US Dollars); or

(c)	(without regard to outstanding Increased Costs) any Lender shall at the time of acceleration of the Obligations have outstanding Obligations which are less than its Rateable Portion of all outstanding Obligations;

then such Secured Party shall forthwith purchase from the other Secured Parties such undivided participations in the Secured Obligations owed to such other Secured Parties and make any other adjustments as shall be necessary or appropriate to cause such purchasing Secured Party to share the excess payment or reduction, or be owed such outstanding Secured Obligations, rateably with such other Secured Parties their respective Rateable Portions or rateable proportionate shares, as the case may be, in accordance with this Section 14.1; provided that if the purchasing Secured Party is not a party to this Agreement and is an Affiliate of a Lender and fails to comply with its obligations hereunder, then (to the extent permitted by applicable Law) the Lender which is an Affiliate of such purchasing Secured Party shall be required to comply with such unperformed obligations on behalf of such purchasing Secured Party.

In the case of paragraph (a) above, if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s rateable share (according to the proportion that the amount such other Lender’s required repayment bears to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Any Lender purchasing a participation from another Lender pursuant to this Section 14.1 may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(4) Records. The Principal Outstanding and/or the US$ Equivalent Principal Outstanding under a Credit Facility, the unpaid interest accrued thereon, the interest rate or rates applicable to any unpaid principal amounts, the duration of such application, the date of acceptance or issue, Face Amount and maturity of all Bankers’ Acceptances and Letters of Credit and the Commitments shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent demonstrated error.

14.2 Amendments, Waivers and Releases.

(1) Amendments – General. Except as otherwise expressly set forth in the Credit Facility Documents, neither this Agreement nor any other Credit Facility Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.2. Other than with respect to any amendment, modification or waiver contemplated in the remaining provisions of this Section 14.2, the Required Lenders may, or with the written consent of the Required Lenders or (where expressly provided herein) the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant MDA Party or MDA Parties written amendments, supplements or modifications hereto and to the other Credit Facility Documents for the purpose of adding any provisions to this Agreement or the other Credit Facility Documents or changing in any manner the rights of the Lenders or of the MDA Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders and/or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Facility Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided further that any such amendment, supplement, modification or waiver of a provision that relates solely to a Pro Rata Facility shall only require the written consent or waiver of the Required Pro Rata Lenders and not the consent of any other Lender.

(2) Amendments – Individual Consent Rights. No waiver, amendment, supplement or modification of this Agreement or any other Credit Facility Document shall (a) (i) reduce the principal amount of any Loan or extend the final scheduled maturity date of any Loan or reduce the interest rate, premiums or fees relating thereto (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8 or amend paragraph (a) of the definition of US LIBOR to replace the existing reference rate referred to therein in anticipation of such existing reference rate ceasing to be available in 2021), or forgive any portion thereof, or extend the date for the payment, of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the Revolving Facility Maturity Date or the Operating Facility Maturity Date (as applicable), or make any Loan, interest, fee or other amount payable in any currency other than expressly provided herein, or any provision hereof that requires treatment of Lenders under any Credit Facility on a pro rata basis or according to each Lender’s Rateable Portion, or relating to the sharing of payments by Lenders, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Article 6 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Facility Document to which it is a party (except as permitted pursuant to Section 10.2(3) or 14.16), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Article 13 without the written consent of the Administrative Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision which affects the rights and duties of an Issuing Bank without the written consent of the applicable Issuing Bank to the extent such amendment, modification or waiver directly and adversely affects such Issuing Bank, or (v) except in accordance with Section 2.1(9), change any Commitment under any Credit Facility to a Commitment under any other Credit Facility, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vi) release all or substantially all of the Guarantors under the MDA

Obligor Guarantees (except as expressly permitted by the MDA Obligor Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vii) extend any Maturity Date applicable to any Credit Facility, in each case without the written consent of each Lender directly and adversely affected thereby, or (viii) decrease the Initial Term B Repayment Amount applicable to Initial Term B Loans or extend any scheduled Initial Term B Repayment Date applicable to Initial Term B Loans, in each case without the written consent of each Initial Term B Lender directly and adversely affected thereby, or (ix) reduce the percentages specified in the definitions of the terms Required Lenders, Required Pro Rata Lenders and Required Revolving Lenders or amend, modify or waive any provision of this Section 14.2 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, (x) amend, modify or waive any provisions hereof relating to Operating Facility Loans without the written consent of the Operating Lender, (xi) amend, modify or waive any provisions hereof relating to Swingline Advances without the written consent of the Swingline Lender, or (xii) (A) extend the final expiration date of any Lender’s Commitment under any Credit Facility or (B) increase the Commitment of any Lender under any Credit Facility, in each case, without the written consent of such Lender.

(3) Financial Covenants. Notwithstanding anything to the contrary herein, any Financial Covenant (or any of the definitions included in any Financial Covenant solely for the purposes of determining compliance with such Financial Covenant) may only be amended or waived with the consent of the Required Pro Rata Lenders, and such amendment or waiver (including the waiver of any Event of Default arising from the breach thereof) shall not require the consent of any other Lender.

(4) Conditions Precedent to Accommodations. Notwithstanding anything to the contrary herein, any condition precedent in Section 6.1 cannot be waived without the consent of all of the Pro Rata Lenders and the conditions precedent in Section 6.2 may only be amended or waived with the consent of all of the Revolving Lenders.

(5) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and its Commitment shall be disregarded in the determination of whether the requisite threshold of Lenders have approved any waiver, amendment, supplement or modification, except (x) that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lenders of the same Class (other than solely because of its status as a Defaulting Lender).

(6) Binding of Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Obligations. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Facility Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(7) Releases of Liens and Guarantees. The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the MDA Obligors on any Collateral shall be automatically released (i) in full, upon the termination of the Credit Facilities and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Hedging Obligations, (y) cash collateralized Letters of Credit pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, and (z) Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another MDA Obligor, to the extent such sale or other disposition is made not in violation of the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any MDA Obligor upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to an MDA Obligor, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (other than in the case of a release of all or substantially all of the Collateral in which case the consent of each Lender must be obtained as required by Section 14.2(2)), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the MDA Obligors in respect of) all interests retained by the MDA Obligors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Facility Documents. Additionally, the Lenders hereby irrevocably agree that any Guarantor shall be released from its MDA Obligor Guarantee upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Designated Subsidiary or commencing to be an Excluded Subsidiary. The Lenders hereby authorize the Agents to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

(8) Additional Titles. Notwithstanding anything herein to the contrary, the Credit Facility Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

(9) Amendments – Incremental Facilities and Extensions; Other Amendments. Notwithstanding anything in this Agreement (including this Section 14.2) or any other Credit Facility Document to the contrary, (i) this Agreement and the other Credit Facility Documents may be amended to effect an incremental facility, refinancing facility, or extension facility pursuant to Sections 2.13, 2.14, 2.15, 2.16 and 2.17 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Facility Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Debt permitted to be incurred under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of any Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole (as determined by the Borrower in good faith); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of any Agent hereunder or under any other Credit Facility Document without the prior written consent of such Agent; (iii) any provision of this Agreement or any other Credit Facility Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Issuing Banks in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by MDA Parties in connection with this Agreement may be in a form reasonably determined by the Agents and may be, together with any other Credit Facility Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable MDA Party or MDA Parties, the Agents, each in its respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Agents and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Facility Documents.

(10) Collateral Requirements. Notwithstanding anything in this Agreement or any Security Document to the contrary, the Agents may, in their respective sole discretion, grant extensions of time for the satisfaction of any of the requirements of this Agreement or any Security Documents in respect of any particular Collateral or any particular Subsidiary if each of them determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Designated Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

14.3 Notices, etc.

(1) Notices. Any and all notices or other communications required or permitted pursuant to this Agreement shall be in writing and (except as set forth in Section 14.3(7) with respect to electronic delivery) shall be personally delivered by courier or telecopied to the addressee at the address referred to below, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee thereof on the day upon which it was delivered or received by telecopy if delivered or received prior to the relevant time on such day (or on the next Business Day if received after the relevant time or if received on a day that is not a Business Day). For this purpose, the “relevant time” shall be 10:00 am (Pacific Time) in the case of a Notice, and 3:00 pm (local time) in all other cases. Notices delivered through electronic communications to the extent provided in Section 14.3(7) below, shall be effective as provided in Section 14.3(7). The addresses referred to above for the Borrower, the Administrative Agent and the Collateral Agent are as follows, and in respect of the Lenders as set forth in Schedule 1 annexed hereto:

Borrower

MacDonald, Dettwiler and Associates Ltd.

1570 – 200 Burrard Street

Vancouver, BC, V6C 3L6

Attention: Treasurer

Telecopy No.: (604) 278-1837

Copy to:

Elizabeth Harrison, Q.C.

Farris Vaughn Wills & Murphy

PO Box 10026, Pacific Centre South

#2600, 700 West Georgia Street

Vancouver, British Columbia V7Y 1B3

Telecopy No.: (604) 661-9349

David Wicklund, Esq.

Vinson & Elkins, L.L.P.

666 Fifth Avenue

New York, New York 10103

Telecopy No.: (212) 237-0100

Administrative Agent

Royal Bank of Canada

RBC Capital Markets

Agency Services Group

Royal Bank Plaza

200 Bay Street West,

South Tower, 12th Floor

Toronto, Ontario M5J 2W7

Attention: Manager, Agency

Telecopy No.: (416) 842-4023

Copy to:

Royal Bank of Canada

Suite 3900 Bankers Hall West

888 – 3rd Street S.W.

Calgary, Alberta T2P 5C5

Attention: Tim VandeGriend

Telecopy No.: (403) 292-3234

Collateral Agent

Royal Bank of Canada

RBC Capital Markets

Agency Services Group

Royal Bank Plaza

200 Bay Street West,

South Tower, 12th Floor

Toronto, Ontario M5J 2W7

Attention: Manager, Agency

Telecopy No.: (416) 842-4023

Copy to:

Royal Bank of Canada

Suite 3900 Bankers Hall West

888 – 3rd Street S.W.

Calgary, Alberta T2P 5C5

Attention: Tim VandeGriend

Telecopy No.: (403) 292-3234

(2) Change. Each party may change its address for service by written notice, given in the manner provided above, to the other parties and such change shall be effective upon the date the notice shall be deemed to be received.

(3) Deliveries. All deliveries of financial statements and other documents to be made by the Borrower to the Lenders hereunder shall, unless made by electronic delivery pursuant to Section 14.3(7), be made by making delivery of such financial statements and documents to the Administrative Agent (in sufficient copies for each Lender) to the address in Section 14.3(1) or to such other address as the Administrative Agent may from time to time notify to the Borrower. All such deliveries shall be effective only upon actual receipt.

(4) Notice Irrevocable. Each Notice shall be irrevocable and binding on the Borrower.

(5) Reliance. The Administrative Agent may act upon the basis of telephonic notice believed by it in good faith to be from the Borrower prior to receipt of a Notice. In the event of conflict between the Administrative Agent’s record of the applicable terms of any Accommodation and such Notice, the Administrative Agent’s record shall prevail, absent demonstrated error.

(6) Platform.

(a)	The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b)	The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower or any of its Subsidiaries, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Subsidiary thereof provides to the Agent pursuant to any Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section 14.3(6), including through the Platform.

(7) Electronic Delivery. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender of Accommodations to be made if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes:

(a)	notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and

(b)	notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing Section 14.3(7)(a) of notification that such notice or communication is available and identifying the website address therefor.

14.4 No Waiver; Remedies.

No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right under any Credit Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Credit Facility Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by Law.

14.5 Expenses.

The Borrower shall pay to the Administrative Agent, on its own account and on behalf of the Collateral Agent and the Lenders, all reasonable costs and expenses (including all reasonable legal fees and disbursements on a solicitor and his own client basis) incurred:

(a)	by any Agent in connection with this Agreement, the other Credit Facility Documents and the Credit Facilities, including:

(i)	the negotiation of the term sheet and the negotiation, preparation, printing, execution, delivery, syndication and interpretation, both prior and subsequent to the Closing Date, of this Agreement and any other Credit Facility Document (in this Section 14.5, collectively, the “Documents”);

(ii)	the performance by the Administrative Agent of its obligations and duties under any Document;

(iii)	advice of the Lenders’ Counsel with respect to the administration of or other matters relating to the Credit Facilities, any Document or any transaction contemplated thereunder;

(iv)	the enforcement of any Document or the enforcement or preservation of rights under and the refinancing, renegotiation or restructuring (including negotiation of any so-called “workout” or similar transaction) of the Credit Facility under this Agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Administrative Agent or the Lenders at law or in equity; and

(v)	any amendments, waivers or consents (including extensions) requested by or in respect of the Borrower or any Affiliate pursuant to the provisions hereof or any other Document;

(b)	by each of the Lenders in connection with:

(i)	the enforcement of any Document or the enforcement or preservation of rights under and the refinancing, renegotiation or restructuring (including negotiation of any so-called “workout” or similar transaction) of the Credit Facilities under this Agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Lenders at law or in equity; and

(ii)	any amendments, waivers or consents (including extensions) requested by or in respect of the Borrower or any Affiliate pursuant to the provisions hereof or any other Document.

The obligations of the Borrower under this Section 14.5 shall survive the payment and performance of the Obligations.

14.6 Judgment Currency.

(1) Exchange Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to an Agent or a Lender in one currency (in this Section 14.6, the “Original Currency”) into another currency (in this Section 14.6, the “Judgment Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2) Obligation. The obligations of the Borrower in respect of any sum due in the Original Currency from it to an Agent or a Lender under any Credit Facility Document shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by such Agent or Lender, as applicable, of any sum adjudged to be so due in such Judgment Currency, such Agent or Lender, as applicable, may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the applicable Agent or Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender, as applicable, against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent, or Lender agrees to remit such excess to the Borrower.

14.7 Governing Law.

(1) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York and the Laws of the United States of America applicable therein.

(2) Submission to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York or of the United States of America for the Southern District of New York, in each case which are located in the County of New York, Borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. When a name and address is so indicated opposite a party on the signature pages hereof, such party hereby irrevocably appoints the Person of such name (in this Section 14.7(2), its “Process Agent”) as its agent to receive on behalf of such party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the party in care of its Process Agent at such Process Agent’s address so indicated, and such party hereby irrevocably authorizes and directs its Process Agent to accept such service on its behalf. As an alternative method of service, each party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address referred to in Section 14.3 or at such other address as it may direct in accordance with Section 14.3. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Facility Document that service of process was in any way invalid or ineffective. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(3) Non-Exclusive. Nothing in this Section 14.7 shall affect the right of any party to serve legal process in any other manner permitted by Law or affect the right of a party to bring any action or proceeding against another party or its property in the courts of other jurisdictions.

(4) Trial by Jury. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, to the fullest extent permitted by Law, the other Credit Facility Documents or the transactions contemplated hereby or thereby.

14.8 Successors and Assigns.

(1) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.2(3) or 14.16, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.8. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (7) of this Section 14.8) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders and each other Person entitled to indemnification under Section 11.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2) Subject to the conditions set forth in paragraph (3) below and Sections 3.2(4), 11.6(2) and 11.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in Letters of Credit) at the time owing to it) with the prior written consent of:

(a)	the Borrower (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if the assignee would be entitled to receive any greater payment under Article 11 than the assignor would have been entitled to receive absent the assignment or if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Official Body); provided that (i) no consent of the Borrower shall be required for (x) an assignment of Term Loans, Revolving Facility Commitments or Revolving Loans to a Lender, an Affiliate of a Lender, or an Approved Fund or (y) an assignment of Loans or Commitments to any assignee if an Event of Default has occurred and is continuing and (ii) the Borrower shall be deemed to have consented to any assignment of Term Loans if the Borrower fails to either consent or decline to consent in response to any request for consent to such assignment within ten (10) Business Days after receipt of such request; and

(b)	the Administrative Agent (not to be unreasonably withheld or delayed) and, in the case of Revolving Facility Commitments or Revolving Facility Loans only, the Swingline Lender and each Issuing Bank under the Revolving Facility; provided that (i) no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (ii) the Administrative Agent shall be deemed to have consented to any assignment of Term Loans if the Administrative Agent fails to either consent or decline to consent in response to any request for consent to such assignment within ten (10) Business Days after receipt of such request.

Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, a Disqualified Lender, a Defaulting Lender, any of its Subsidiaries or a Person who, upon becoming a Lender hereunder, would be a Defaulting Lender or a Subsidiary thereof and (ii) with respect to the Revolving Facility Commitments, to the Borrower or any of its Subsidiaries or any Affiliated Lender. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time.

(3) Assignments by Lenders shall be subject to the following additional conditions:

(a)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5 million in the case of Revolving Facility Commitments, Term A-1 Loans and Term A-2 Loans and US$1 million in the case of Term B Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Affiliated Funds shall be treated as one assignment), if any;

(b)	partial assignment shall not be required to be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(c)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to such Administrative Agent, together with a processing and recordation fee in the amount of US$3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(d)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”);

(e)	any assignment to the Borrower or any of its Subsidiaries shall also be subject to the requirements of Section 14.8(12); and

(f)	any assignment by a Revolving Lender of Revolving Facility Loans must occur in connection with a corresponding assignment of a pro rata portion of such Revolving Facilities Lender’s Revolving Facility Commitment.

(4) Subject to acceptance and recording thereof pursuant to paragraph (6) of this Section 14.8, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 11). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.8 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (7) of this Section 14.8. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 14.8, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Facility Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(5) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Issuing Banks under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks, the Administrative Agent and their respective Affiliates and, with respect to its own Loans and Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(6) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (3)(c) of this Section 14.8 and any written consent to such assignment required by paragraphs (2) and (3)(a) of this Section 14.8, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (6).

(7) Any Lender may, without the consent of the Borrower or the Administrative Agent, the Swingline Lender or the Issuing Banks, sell participations to one or more banks or other entities (other than (x) a natural Person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender provided, however, that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Facility Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (vii) and (viii) of Section 14.2(2) that affects such Participant. Subject to paragraph (8) of this Section 14.8, the Borrower agrees that each Participant shall be entitled to the benefits of Article 11 to the same extent as if it were a Lender (subject to the limitations and requirements of such Article as though it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 14.8); provided that such Participant agrees to be subject to Sections 11.4, 11.6(2), 11.6(9) and 11.7, as if it were an assignee under this Section 14.8. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.7 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender; provided such Participant shall be subject to Section 14.1 as though it were a Lender.

(8) A Participant shall not be entitled to receive any greater payment under Article 11 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any sale of the participation if the Participant would be entitled to receive any greater payment under Article 11 than the assignor would have been entitled to receive absent the such sale). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Facility Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or otherwise comply with applicable Tax Law.

(9) Any Lender may, without the consent of the Borrower, the Agents, the Swingline Lender or the Issuing Banks, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 14.8 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(10) Subject to Section 14.10, each Lender may disclose to any Participant, secured creditor of such Lender or eligible assignee (each, a “Transferee”) and any prospective Transferee (so long as Transferee agrees to be bound by the provisions of Section 14.10) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and their Affiliates prior to becoming a party to this Agreement.

(11) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(12) Notwithstanding anything to the contrary contained herein, (i) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower or any of its Subsidiaries and (ii) the Borrower and any of its Subsidiaries may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) “Dutch auction” procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Auction Agent or (y) in the case of Term B Loans only, open market purchases; provided that:

(a)	no Default or Event of Default shall have occurred and be continuing at the time of such purchase or prepayment;

(b)	any Loans or Commitments acquired by the Borrower or any other Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

(c)	no proceeds from any Revolving Facility Loan may be used, directly or indirectly, to fund such purchase or prepayment;

(d)	any “Dutch auction” shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of the Borrower and its Subsidiaries; and

(e)	the Borrower, any Subsidiary thereof or any Lender Affiliated with the Borrower shall not be required to make any representation that it is not in possession of any material non-public information with respect to the Borrower or its Subsidiaries or their respective securities that has not been disclosed to the Administrative Agent and Lenders that may be material to a Lender’s decision to participate in such purchase or assignment as long as the Borrower shall, prior to such assignment or purchase, identify itself as such and make a statement that such representation cannot be made; if no such representation is made, any relevant Assignment and Acceptance or purchase agreement shall include a waiver of any potential claims arising from the Borrower, any Subsidiary thereof or any Lender Affiliated with the Borrower being in possession of undisclosed information that may be material to a Lender’s decision to participate in such assignment or purchase.

14.9 Conflict.

In the event of a conflict between the provisions of this Agreement and the provisions of any other Credit Facility Document, the provisions of this Agreement shall prevail.

14.10 Confidentiality.

Information provided by the Borrower or on its behalf hereunder will not be disclosed by the Administrative Agent or any Lender or used by the Administrative Agent or such Lender for any purpose other than evaluation, monitoring and review pursuant to this Agreement; provided that such information may be disclosed:

(a)	as contemplated by Section 14.8(10), if such Participant or Assignee is advised such information is confidential, agrees to be bound by the provisions of this Section 14.10 and the Lender advises the Borrower of the disclosure;

(b)	to any director, officer or employee of the Administrative Agent or Lender or its Affiliates (for purposes related to this Agreement); provided that same is treated in the same manner as other confidential information held by the Administrative Agent or Lender;

(c)	to legal counsel, accountants and other consultants and professional advisors determined by the Administrative Agent or Lender to require such information for the purpose of assisting in or advising upon such evaluation, monitoring and review, if such Persons are advised that such information is confidential to the Borrower;

(d)	pursuant to applicable Law (including to an Official Body having regulatory authority over the Administrative Agent or Lender);

(e)	to the extent that such information is public;

(f)	to the extent that such information was previously known to the Administrative Agent or Lender through means other than the Borrower, or was acquired from a third party not known to the Administrative Agent or Lender to be under a duty of confidentiality to the Borrower or its relevant Affiliate;

(g)	to the extent independently developed (and not based on the information provided by the Borrower or on its behalf), discovered or arrived at by the Administrative Agent or any Lender or any of their Affiliates; or

(h)	with the written consent of the Borrower.

The Finance Parties acknowledge that the Borrower and/or its Subsidiaries perform, or may from time to time perform, classified contracts funded by or for the benefit of the United States Federal Government and the Borrower and/or its Subsidiaries possess or may possess information and items controlled under United States export control Laws and regulations and other national security regulations. The Finance Parties agree that neither the Borrower nor any Subsidiary will be obliged to release, disclose or otherwise make available to any Finance Party (or any other Person) any classified information or other information or materials prohibited from release under the terms of a contract with the United States government or to release, disclose or otherwise make available to any Finance Party (or any other Person) any export-controlled information or items except upon proper authorization in accordance with United States laws and regulations, provided however that the parties acknowledge that the Finance Parties may, consistent with the Borrower’s and/or its Subsidiaries’ obligations under the Foreign Ownership, Control or Influence Requirements, receive information reflecting amounts owing, accrued and paid or other financial information relating to the Borrower and its Subsidiaries that may relate to classified contracts without affecting or accessing classified information or export-controlled information. The Finance Parties agree that, in connection with any exercise of a right or remedy under the Credit Facility Documents, the United States Federal Government may remove classified information, export-controlled information, or government-issued materials prior to the implementation of any such remedial action implicating such classified information, export-controlled information, or government-issued materials, or that the parties may take other steps to acquire authorization, licenses or other arrangements to receive such information in accordance with United States laws and regulations.

14.11 FOCI.

Upon notice from the Borrower, the Finance Parties shall take such steps in accordance with this Agreement as may reasonably be required to enable the Borrower or any Subsidiary thereof to comply with the Foreign Ownership, Control or Influence Requirements; provided, however, that nothing in this Section 14.11 shall be construed to require any Finance Party to enter into an agreement or accept any limitation on its rights to receive and review financial statements, or similar financial information concerning the Borrower or any Subsidiary thereof, or the Borrower’s compliance with the provisions of this Agreement except where the Finance Party’s access would violate the Foreign Ownership, Control or Influence Requirements. Nothing in this Agreement shall be deemed to require the Borrower or any Subsidiary to violate any obligations under the Foreign Ownership, Control or Influence Requirements.

14.12 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14.13 Prior Understandings.

This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

14.14	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication.

14.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Facility Document, to the extent such liability is unsecured, may be subject to the writedown and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Facility Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.16	Borrower Assignment to Newco.

On or prior to the Re-Domicile Date, the Company may assign to Newco all, but not less than all, of its rights and obligations under this Agreement and the other Credit Facility Documents; provided that (i) the Company and Newco shall execute and deliver to the Administrative Agent an assignment and assumption agreement and shall execute and deliver to the Administrative Agent such other document as the Administrative Agent shall deem appropriate for such purpose, acting reasonably, (ii) Newco shall pledge a security interest in all Collateral (other than Excluded Collateral) owned by Newco by delivering to the Collateral Agent a duly executed supplement to each Security Document or such other document as the Collateral Agent shall deem appropriate, acting reasonably, for such purpose and comply with the terms of each Security Document, (iii) Newco shall deliver to the Administrative Agent such documents and certificates referred to in Sections 6.1(5), 6.1(6), 6.1(7), 6.1(9), 6.1(10) and 6.1(15), (iv) the following conditions shall be satisfied and Newco shall deliver to the Administrative Agent a certificate signed by a Senior Officer certifying that (A) no Default or Event of Default has occurred and is continuing and (B) after giving effect to such assignment and the release of the Borrower pursuant to the last sentence of this Section 14.16 and the release of any Guarantees or Collateral pursuant to Section 8.7, the Borrower (or US Parent, as applicable) is in compliance on a pro forma basis with the financial covenants in Section 10.2(11) and the thresholds in Sections 10.1(16) and 10.1(17), in each case as determined for the most recently ended four Financial Quarter period for which financial statements have been most recently delivered and notwithstanding that such Financial Quarters precede the Re-Domicile Date, (v) Newco shall deliver to any Agent such other documents as may be reasonably requested by such Agent, all in form, content and scope reasonably satisfactory to such Agent, and favorable opinions of counsel to Newco (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the applicable Agent. After giving effect to such assignment, the Company shall be released from its obligations and liabilities, whether contingent or otherwise, under this Agreement and the other Credit Facility Documents and shall (subject to the next sentence) no longer be a Borrower (and shall not be a Guarantor or grant Security) for purposes of this Agreement and the other Credit Facility Documents; provided that, for certainty, such release shall not override the requirements of Sections 10.1(16) and 10.1(17). Notwithstanding the foregoing, if the Company makes the Re-Tranching Election, the Company may elect to be the Cdn. Borrower in accordance with Section 2.18 and in such case shall provide an MDA Obligor Guarantee and all other Security required to be provided by a Borrower pursuant to Article 8.

14.17	Limitation Regarding Tax Excluded Subsidiaries.

Notwithstanding anything to the contrary in this Agreement other than compliance with Section 10.1(17), (i) no Tax Excluded Subsidiary shall be the primary obligor or guarantor (pursuant to Article 8 or otherwise) or pledger of any assets or otherwise responsible for any US Secured Obligations, and (ii) no Tax Excluded Subsidiary shall be liable hereunder for any of the US Secured Obligations.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

MACDONALD, DETTWILER AND ASSOCIATES LTD.

Per:	(Signed) “Anil Wirasekara”
Name: Anil Wirasekara
Title: Executive Vice President and Chief Financial Officer

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA

Per:	(Signed) “Susan Khokher”
Name: Susan Khokher
Title: Manager, Agency

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

COLLATERAL AGENT:

ROYAL BANK OF CANADA

Per:	(Signed) “Susan Khokher”
Name: Susan Khokher
Title: Manager, Agency

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

LENDERS:

ROYAL BANK OF CANADA

Per:	(Signed) “Tim VandeGriend”
Name: Tim VandeGriend
Title: Authorized Signatory

Per:	(Signed) “Suzanne Kaicher”
Name: Suzanne Kaicher
Title: Attorney-in-Fact Royal Bank of Canada

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

BANK OF AMERICA, N.A.

Per:	(Signed) “Jonathan C. Pfeifer”
Name: Jonathan C. Pfeifer
Title: Vice President

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

BANK OF MONTREAL, CHICAGO BRANCH

Per:	(Signed) “Brian L. Banke”
Name: Brian L. Banke
Title: Managing Director

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

Per:	(Signed) “Andrew R. Campbell”
Name: Andrew R. Campbell
Title: Authorized Signatory

Per:	(Signed) “Melissa E. Brown”
Name: Melissa E. Brown
Title: Authorized Signatory

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

WELLS FARGO BANK, N.A.

Per:	(Signed) “John Cantalupo”
Name: John Cantalupo
Title: SVP

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

HSBC BANK USA, N.A.

Per:	(Signed) “Diane M. Zieske”
Name: Diane M. Zieske
Title: Senior Vice President

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

THE BANK OF NOVA SCOTIA

Per:	(Signed) “Mark Sparrow”
Name: Mark Sparrow
Title: Director

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

Per:	(Signed) “Annie Dorval”
Name: Annie Dorval
Title: Authorized Signatory

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

NATIONAL BANK OF CANADA

Per:	(Signed) “David Sellitto”
Name: David Sellitto
Title: Director

Per:	(Signed) “David Torrey”
Name: David Torrey
Title: Managing Director

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

Per:	(Signed) “George Stoecklein”
Name: George Stoecklein
Title: Managing Director

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

MIZUHO BANK, LTD.

Per:	(Signed) “Rob MacKinnon”
Name: Rob MacKinnon
Title: Managing Director

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

ING CAPITAL LLC

Per:	(Signed) “Stephen M. Nettler”
Name: Stephen M. Nettler
Title: Managing Director

Per:	(Signed) “Aimee Sunaryo”
Name: Aimee Sunaryo
Title: Vice President

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

SUMITOMO MITSUI BANKING CORPORATION

Per:	(Signed) “Katsuyuki Kubo”
Name: Katsuyuki Kubo
Title: General Manager

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]

UNITED OVERSEAS BANK LTD., LOS ANGELES AGENCY

Per:	(Signed) “Michael Liu”
Name: Michael Liu
Title: ED and General Manager

[Signature Page to the Restated Credit Agreement – MacDonald, Dettwiler & Associates Ltd.]